EXHIBIT 99.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
:
In re	:	Chapter 11 Case No.
:
MOTORS LIQUIDATION COMPANY, et al.,	:	09-50026 (REG)
f/k/a General Motors Corp., et al.	:
:
Debtors.	:	(Jointly Administered)
:

DISCLOSURE STATEMENT FOR
DEBTORS’ JOINT CHAPTER 11 PLAN

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for the Debtors and Debtors in Possession

Dated:	New York, New York August 31, 2010

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

I. INTRODUCTION

This is the disclosure statement (the “Disclosure Statement”) of Motors Liquidation Company (f/k/a General Motors Corporation) (“MLC”); MLC of Harlem, Inc. (f/k/a Chevrolet-Saturn of Harlem, Inc.); MLCS, LLC (f/k/a Saturn, LLC); MLCS Distribution Corporation (f/k/a Saturn Distribution Corporation); Remediation and Liability Management Company, Inc. (“REALM”); and Environmental Corporate Remediation Company, Inc. (“ENCORE,” and collectively with MLC, MLC of Harlem, Inc., MLCS, LLC, MLCS Distribution Corporation, and REALM, the “Debtors”), in the above-captioned chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), filed in connection with the Debtors’ Chapter 11 Plan, dated August 31, 2010 (the “Plan”), a copy of which is annexed to this Disclosure Statement as Exhibit A.

A.  Definitions and Exhibits

1.  Definitions.  Unless otherwise defined herein, capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan.

2.  Exhibit.  The exhibit to this Disclosure Statement is incorporated as if fully set forth herein and is a part of this Disclosure Statement.

B.  Notice to Creditors

1.  Scope of Plan.  Summarily, the Plan provides for (i) the distribution on the Effective Date of Cash to the holders of Allowed Administrative Expenses, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims in an amount equal to the Allowed amount of such Administrative Expenses and priority Claims, (ii) the distribution on the Effective Date to the holders of Allowed Secured Claims (if any), at the option of the Debtors, of either (a) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (b) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (c) the Collateral securing such Allowed Secured Claim, (d) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (e) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code, (iii) the distribution no earlier than the Distribution Record Date to the holders of Allowed General Unsecured Claims of their Pro Rata Share of (a) the New GM Securities, (b) the GUC Trust Units, and (c) to the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, any proceeds of the Term Loan Avoidance Action and of the Asbestos Insurance Assets, all in accordance with the terms of the GUC Trust, the GUC Trust Agreement, the Avoidance Action Trust, and the Avoidance Action Trust Agreement, as applicable; (iv) the satisfaction and treatment on the Effective Date of the holders of Allowed Property Environmental Claims in accordance with the terms of the Environmental Response Trust Agreement and the

Environmental Response Trust Consent Decree and Settlement Agreement, (v) the transfer on the Effective Date of all Asbestos Personal Injury Claims to the Asbestos Trust, with such claims to be addressed and satisfied solely in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution Procedures, and the Asbestos Trust Agreement, provided that, once Allowed, the Asbestos Trust Claim shall be entitled to the same distributions from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claim.  IT IS THE OPINION OF THE DEBTORS THAT CONFIRMATION AND IMPLEMENTATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS’ ESTATES AND CREDITORS.  THEREFORE, THE DEBTORS RECOMMEND THAT CREDITORS VOTE TO ACCEPT THE PLAN.

2.  Purpose of Disclosure Statement.  The purpose of the Disclosure Statement is to set forth information that (i) summarizes the Plan and alternatives to the Plan, (ii) advises holders of Claims and Equity Interests of their rights under the Plan, (iii) assists creditors entitled to vote in making informed decisions as to whether they should vote to accept or reject the Plan, and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

By order dated ____________  ___, 2010, the Bankruptcy Court approved this Disclosure Statement, finding that it contains “adequate information,” as that term is used in section 1125(a)(1) of the Bankruptcy Code.  However, the Bankruptcy Court has not passed on the merits of the Plan.  Creditors should carefully read the Disclosure Statement, in its entirety, before voting on the Plan.

This Disclosure Statement and the attached Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

THE LAST DAY TO VOTE TO ACCEPT OR REJECT THE PLAN IS ______________  __, 2010.

THE RECORD DATE FOR DETERMINING WHICH CREDITORS MAY VOTE ON THE PLAN IS ____________ ___, 2010.

THE CONFIRMATION HEARING WILL BE HELD BEFORE THE HONORABLE ROBERT E. GERBER, UNITED STATES BANKRUPTCY JUDGE, IN ROOM 621 OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004, ON ________, 2010 AT __:__ _.M. (EASTERN TIME), OR AS SOON THEREAFTER AS COUNSEL MAY BE HEARD.  THE BANKRUPTCY COURT HAS DIRECTED THAT OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN BE SERVED AND FILED ON OR BEFORE __________, 2010 AT __:__ _.M. (EASTERN TIME).

PLEASE READ THE DISCLOSURE STATEMENT, INCLUDING THE PLAN, IN ITS ENTIRETY.  A COPY OF THE PLAN IS ANNEXED

HERETO AS EXHIBIT A.  THE DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUCH SUMMARIES.  ACCORDINGLY, IF THERE EXISTS ANY INCONSISTENCY BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.

The Plan Supplement will be filed with the Bankruptcy Court no later than ten (10) days prior to the hearing to consider confirmation of the Plan.  The financial and other information included in this Disclosure Statement is for purposes of soliciting acceptances of the Plan.

C.  Disclosure Statement Enclosures

Accompanying the Disclosure Statement are the following enclosures:

1.  Disclosure Statement Approval Order.  A copy of the order of the Bankruptcy Court, dated _________, 2010, approving the Disclosure Statement and, among other things, establishing procedures for voting on the Plan (the “Voting Procedures”) and scheduling the hearing to consider, and the deadline for objecting to, confirmation of the Plan (the “Approval Order”).

2.  Notice of Confirmation Hearing.  A copy of the notice of the deadline for submitting ballots to accept or reject the Plan and, among other things, the date, time, and place of the Confirmation Hearing and the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”).

3.  Ballots.  One or more ballots (and return envelopes) for voting to accept or reject the Plan, unless you are not entitled to vote because you are (i) to receive no distribution under the Plan and are deemed to reject the Plan, (ii) not impaired under the Plan and are deemed to accept the Plan, or (iii) a holder of a Claim subject to an objection filed by the Debtors, which Claim is temporarily disallowed for voting purposes.  See Section VI below for an explanation of which parties in interest are entitled to vote.

The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained.  Failure to timely deliver a ballot by the voting deadline will constitute an abstention.  Any ballot that is executed and timely delivered but does not indicate an acceptance or rejection shall not be counted as either an acceptance or rejection.

D.  Inquiries

If you have any questions about the packet of materials that you have received, please contact the Debtors at 1-800-414-9603.

Additional copies of this Disclosure Statement or copies of the Plan Supplement are available upon request made to The Garden City Group, Inc., the Debtors’ voting agent (the “Voting Agent”), at the following address:

If by overnight or hand delivery: The Garden City Group, Inc. 5151 Blazer Parkway, Suite A Dulbin, OH 43017 Attn: Motors Liquidation Company Balloting Center	If by standard mailing: The Garden City Group, Inc. P.O. Box 9386 Dublin, OH 43017-4286 Attn: Motors Liquidation Company Balloting Center

Copies of the Disclosure Statement and the Plan Supplement also are available on the Voting Agent’s website, www.motorsliquidationdocket.com.

E.  Summary Table of Classification and Treatment of Claims and Equity Interests Under the Plan

The following table provides a summary of the classification and treatment of Claims and Equity Interests under the Plan and is qualified in its entirety by reference to the Plan, a copy of which is annexed hereto as Exhibit A.

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

N/A	Administrative Expenses	$_____________________
- Recovery: 100%

- On the Effective Date, or as soon thereafter as is practicable, the Debtors shall pay to holders of Allowed Administrative Expenses Cash equal to the Allowed amount of their Administrative Expenses.

N/A	Priority Tax Claims	$___________________
- Recovery: 100%

- On the Effective Date, or as soon thereafter as is practicable, the Debtors shall pay to holders of Allowed Priority Tax Claims Cash equal to the Allowed amount of their Claims.  Priority Tax Claims that New GM is liable for under the MSPA shall be the responsibility of New GM and shall receive no distribution under the Plan.

N/A	DIP Credit Agreement Claims	$_________________
- Holders of DIP Credit Agreement Claims shall have an Allowed Administrative Expense for the total amount due under the DIP Credit Agreement as of the Effective Date, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  On the Effective Date, the Debtors shall pay holders of DIP Credit Agreement Claims Cash equal to all Cash and Cash equivalents remaining after all obligations under the Plan to be paid on the Effective Date have been paid and shall

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

distribute beneficial interests in the Environmental Response Trust to the lenders under the DIP Credit Agreement.  To the extent it is determined that the lenders under the DIP Credit Agreement are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, holders of the DIP Credit Agreement Claims shall receive the proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets in accordance with Sections 4.3 and 6.5 of the Plan and the Avoidance Action Trust Agreement.

Class 1	Secured Claims	$____
- Recovery: 100%

- Unimpaired

- Except to the extent a holder of an Allowed Secured Claim agrees to a different treatment, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Secured Claim shall receive, at the option of the Debtors, (i) Cash equal to 100% of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (v) such other distribution as necessary to satisfy section 1129 of the Bankruptcy Code.

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

Class 2	Priority Non-Tax Claims	$_____________
- Recovery: 100%

- Unimpaired

- On the Effective Date, or as soon thereafter as is practicable, holders of Allowed Priority Non-Tax Claims shall receive Cash equal to the Allowed amount of their Priority Non-Tax Claim.

Class 3	General Unsecured Claims	It is estimated that the aggregate Allowed Claims in Class 3 will be approximately $_____________
- Recovery:  Depends on value of New GM Securities as of the Effective Date and the amount, if any, realized by holders of Allowed General Unsecured Claims on the settlement or resolution of the Term Loan Avoidance Action and the Asbestos Insurance Assets.  The Debtors do not believe it is necessary to estimate the value of the foregoing in view of the liquidating nature of the Plan, the costs involved in obtaining such an estimation, and the pending public offering being pursued by New GM.

- Impaired

- Holders of Allowed General Unsecured Claims shall receive from the GUC Trust their Pro Rata Share of (i) the New GM Securities and (ii) the GUC Trust Units in accordance with the GUC Trust and the GUC Trust Agreement.  To the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, (A) if any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets are received prior to the Avoidance Action Trust Transfer Date, then, holders of Allowed General Unsecured Claims shall receive from the

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

Debtors their Pro Rata Share of such proceeds, net of any expenses incurred by the Debtors on or after the Effective Date, and (B) as soon as practicable after the Avoidance Action Trust Transfer Date, holders of Allowed General Unsecured Claims shall receive from the Avoidance Action Trust their Pro Rata Share of any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets, to the extent not already distributed, in accordance with the Avoidance Action Trust and the Avoidance Action Trust Agreement.

Class 4	Property Environmental Claims	$536 million
- Recovery:  100%

- Unimpaired

-The holders of Property Environmental Claims shall be satisfied and treated in accordance with the Environmental Response Trust Agreement, the Environmental Response Trust Consent Decree and Settlement Agreement, and the Priority Order Sites Consent Decrees and Settlement Agreements.

Class 5	Asbestos Personal Injury Claims	$__________
- Recovery:  Depends on value of New GM Securities as of the Effective Date and the amount, if any, realized by holders of Allowed General Unsecured Claims on the settlement or resolution of the Term Loan Avoidance Action and the Asbestos Insurance Assets.  The Debtors do not believe it is necessary to estimate the value of the foregoing in view of the liquidating nature of the Plan, the costs involved in obtaining such an estimation, and the pending public offering being pursued by New GM.

- Impaired

- On the Effective Date, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Trust and all Asbestos Personal Injury Claims shall be satisfied in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

Procedures, and the Asbestos Trust Agreement, provided that, once Allowed, the Asbestos Trust Claim shall be entitled to the same distributions from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claim in Class 3.

Class 6	Equity Interests	N/A
- Recovery: 0%

- Impaired

- On the Effective Date, all Equity Interests issued by MLC shall be cancelled.  All Equity Interests of the other Debtors shall be cancelled when such Debtors are dissolved or merged out of existence in accordance with Section 6.10 of the Plan.  Each holder of an Equity Interest shall neither receive nor retain any property on account of such Equity Interest.

II.  OVERVIEW OF DEBTORS’ OPERATIONS AND CHAPTER 11 CASES

A.  Debtors’ Prepetition Business Operations

For over one hundred years, General Motors Corporation (“GM”), together with its approximately 463 direct and indirect wholly-owned subsidiaries (collectively, “General Motors”), had been a major component of the U.S. manufacturing and industrial base, as well as the market leader in the automotive industry.  Its brands had been the standard bearer in the development of the American automotive industry, having produced some of the most striking and memorable automotive designs, including the Corvette, Riviera, and Eldorado.  Over many years, GM supplied one in five vehicles in the United States.  It was the largest original equipment manufacturer (“OEM”) in the country and the second largest in the world.  Its highly-skilled engineering and development personnel also designed and manufactured the first lunar roving vehicle driven on the moon.

William C. Durant founded General Motors in 1908 to implement the vision of one company growing through the creation and management of multiple brands.  General Motors began as a holding company for Buick Motor Company, and by 1916, its brands included Chevrolet, Pontiac (then known as Oakland), GMC, Oldsmobile, and Cadillac.  Under Mr. Durant’s successor, Alfred P. Sloan, Jr., General Motors adopted the groundbreaking strategy of “a car for every purse and purpose,” which revolutionized the automotive market by dividing it into distinct price segments, ranging from low-priced to luxury.  Based on that strategy, General Motors proceeded to build an automotive manufacturing giant offering distinctive brands and models for each market segment.

Over the past century, General Motors grew into a worldwide leader in products and services related to the development, manufacture, and marketing of cars and trucks under various brands, including Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall, and Wuling.  General Motors produced nearly 450,000,000 vehicles globally and operated in virtually every country in the world.

General Motors’ automotive operations included four automotive segments – GM North America, GM Europe, GM Latin America/Africa/Mid-East, and GM Asia Pacific – each of which functioned as independent business units with coordinated product development and functional support.  Each geographic region had its own management team, subject to oversight by GM.  Substantially all of GM’s worldwide car and truck deliveries (totaling 8.4 million in 2008) were marketed through retail dealers in North America and through distributors and dealers outside North America, most of which were independently owned.  In addition to the products sold to dealers for consumer retail sales, GM sold cars and trucks to fleet customers, including rental car companies, commercial fleet companies, leasing companies, and governmental units.

GM heavily relied on its relationship with dealers.  As of April 30, 2009, there were 6,099 GM vehicle dealers throughout the United States.  Dealers represented the “face” of GM to its consumers as they not only sold new cars, but also provided service and parts for vehicle maintenance and a market for trade-ins of used vehicles in connection with new vehicle purchases.

As the nation’s largest automobile manufacturer, GM used the services of thousands of suppliers, resulting in approximately $50 billion in annual supplier payments.  In North America alone, GM used a network of approximately 11,500 suppliers.  In addition, there were over 600 suppliers whose sales to GM represented over 30% of their annual revenues.  These suppliers depended, in whole or in part, on GM for survival.  And General Motors heavily relied on these suppliers.  Approximately 75% to 85% of every GM automobile consisted of components made by companies other than GM.  GM operated on a “just-in-time” inventory delivery system.  Component parts from numerous suppliers typically were assembled onto vehicles within a few hours of the delivery of the parts and components to GM assembly facilities.

Prior to the Commencement Date, as of March 31, 2009, GM employed approximately 235,000 employees worldwide, of whom 163,000 (69%) were hourly employees and 72,000 (31%) were salaried employees.  Approximately 62,000 (68%) of employees in the United States were represented by unions.  The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) represented the largest portion of GM’s U.S. unionized employees, which totaled approximately 61,000 employees.

While General Motors, during the years preceding the commencement of the Chapter 11 Cases, tried to reduce the costs of healthcare benefits for its employees, such costs continued to substantially escalate.  General Motors had used trusts qualified as voluntary employee beneficiary associations under section 501(c)(9) of the Tax Code (each a “VEBA”) sponsored by General Motors as a funding vehicle to hold reserves to meet its future obligations to provide healthcare and life insurance benefits (“OPEB”) under certain benefit plans to its salaried and hourly employees upon retirement.  To restructure its OPEB liability, in the several years leading up to the Commencement Date, GM entered into several court-approved settlement agreements with the UAW and representatives of UAW retirees culminating in a February 2008 settlement agreement (the “2008 UAW Settlement Agreement”), under which the UAW would become exclusively responsible, as of January 1, 2010, for such benefits under a UAW-sponsored retiree benefits plan funded by a UAW-sponsored VEBA, to which General Motors would be required to make certain fixed and capped contributions (the “UAW VEBA.”)  The 2008 UAW Settlement Agreement provided that GM was required to contribute approximately $34 billion into the UAW VEBA.  In addition, if annual cash flow projections reflected that the UAW VEBA would become insolvent on a rolling 25-year basis, GM would have been required to contribute $165 million annually, limited to a maximum of twenty payments.  As of the Commencement Date, General Motors’ UAW VEBA-related obligations aggregated approximately $20.56 billion in principal amount, estimated as the net present value of all future General Motors contributions as of January 1, 2009, at a 9% discount rate.  Under the terms of the 2008 UAW Settlement Agreement, General Motors also was required to transfer to the UAW VEBA approximately $9.4 billion held in a VEBA sponsored by General Motors for purposes of funding General Motors’ OPEB obligations (the “General Motors VEBA”).  As described below, in the context of the 363 Transaction (as hereinafter defined), other than for the amounts held in the General Motors VEBA, New GM assumed all General Motors’ obligations under the 2008 UAW Settlement Agreement, as modified by the UAW Retiree Settlement Agreement.

As of March 31, 2009, GM had consolidated global recorded assets and liabilities of approximately $82,290,000,000 and $172,810,000,000, respectively.  Global revenues recorded for fiscal year 2008 aggregated approximately $150 billion.

B.  Significant Events Leading to the Commencement of the Chapter 11 Cases

The Chapter 11 Cases were the result of the economic collapse and liquidity crisis that began to surface during the end of 2007 and exploded in 2008, which materially and adversely affected General Motors’ business, combined with a substantial increase in international competitive forces.

Sales of GM’s products dropped as its market share in the United States (the largest single market for GM’s products) steadily declined because the automobile market was flooded with imports from foreign OEMs with far lower cost structures and dramatically lower legacy benefit obligations.  For example, GM’s United States market share fell from 45% in 1980 to 22% in 2008.  Its shares of common stock declined from

$93.62 per share as of April 28, 2000 to $1.09 per share as of May 15, 2009, resulting in a dramatic decrease in market capitalization by approximately $59.5 billion.  GM’s sales were materially affected by the overall decline in domestic automobile sales, which continued unabated given the deteriorating economy and financial markets which began in 2008.  The Seasonally Adjusted Annual Rate of automobile sales for the United States industry had declined from 15.6 million units in January 2008 to 9.8 million units in January 2009 – the lowest rate since 1982.  While this affected all domestic OEMs, it affected GM in particular.  For the fourth quarter of 2008, GM’s domestic automobile sales were down 36% compared to the corresponding period in 2007.  For the first quarter of 2009, GM’s domestic automobile sales dropped by 49% compared to the corresponding period in 2008.

By the fall of 2008, General Motors was in the midst of a severe liquidity crisis, and its ability to continue operations grew increasingly uncertain.  General Motors previously had recognized the need to transform its operations and balance sheet to create a leaner, more efficient, productive, and more profitable business, expending tremendous resources and effort on operational, strategic partnering, and financial fronts to accomplish this task.  Unfortunately, because of the continuing and deepening recession, aggravated by the collapse of Lehman Brothers Holdings Inc. on September 15, 2008, GM was not able to achieve its objective.

Prior to the commencement of the Chapter 11 Cases, these exigent economic circumstances compelled General Motors to seek financial assistance from the U.S. federal government to sustain GM’s operations and avoid a potentially fatal systemic failure throughout the domestic automotive industry and the significant harm to the overall U.S. economy from the loss of hundreds of thousands of jobs and the sequential shutdown of hundreds of ancillary businesses if GM had to cease operations.

On November 21, 2008, the Speaker of the House of Representatives, Nancy Pelosi, and the Senate Majority Leader, Harry Reid, released a letter to the chief executive officers of GM, Chrysler LLC (“Chrysler”), and Ford Motor Company outlining a framework for the domestic OEMs to request government loans, including submission of additional information for future economic viability.  In response, on December 2, 2008, GM submitted to the Senate Banking Committee and the House of Representatives Financial Services Committee a proposed viability plan (“Viability Plan I”), pursuant to which General Motors committed to using the proposed government funding exclusively to sustain and restructure its operations in the United States and aggressively retool its products.  Viability Plan I also requested an immediate loan of $4 billion to insure minimum liquidity through the end of 2008, a second $4 billion draw in January 2009, a third draw of $2 billion in February 2009, and a fourth draw of $2 billion, at an unstated date in 2009, for a total term loan of $12 billion.  In addition, General Motors sought access to an incremental $6 billion line of credit, for a total of $18 billion in projected government loans.  Notwithstanding the critical need for emergency funding by domestic OEMs, Congress did not act, and GM was compelled to seek immediate financial support from the United States Department of the Treasury (the “U.S. Treasury”) or confront suspension of operations.

The U.S. Treasury Facility and the Viability Plans.  On December 19, 2008, former President George W. Bush announced that the outgoing administration would make short-term, emergency funding available to GM and Chrysler under the Troubled Asset Relief Program (“TARP”) to prevent both companies from commencing immediate bankruptcy cases.  On December 31, 2008, GM and the U.S. Treasury entered into an agreement (the “U.S. Treasury Loan Agreement”) that provided GM with emergency financing of up to an initial $13.4 billion pursuant to a secured term loan facility (the “U.S. Treasury Facility”).  GM borrowed $4.0 billion from the U.S. Treasury on December 31, 2008 and an additional $5.4 billion on January 21, 2009.  The remaining $4.0 billion was borrowed on February 17, 2009.

A number of GM’s domestic subsidiaries guaranteed GM’s obligations under the U.S. Treasury Facility.  The U.S. Treasury Facility was secured by a lien on substantially all the unencumbered assets of GM and the guarantors, as well as a junior lien on encumbered assets, subject to certain exceptions.  The U.S. Treasury Facility was also secured by a pledge of the equity interests held by GM and the guarantors in certain foreign subsidiaries, subject to certain exceptions.

As part of the compensation for the loans provided under the U.S. Treasury Loan Agreement, GM issued to the U.S. Treasury (i) a warrant to purchase up to 122,035,597 shares of GM common stock (subject to adjustment) and (ii) a related promissory note in a principal amount of approximately $749 million, due on December 30, 2011 (together with other similar notes, the “Warrant Notes”).

The U.S. Treasury Facility required that General Motors develop a proposal to transform its business and demonstrate future viability.  However, subsequent to December 2, 2008, when GM submitted Viability Plan I, economic conditions continued to worsen globally, which, combined with public speculation about GM’s future and survival, further reduced General Motors’ sales, volume, revenue, and cash flow.

On February 17, 2009, GM submitted to the automobile industry task force appointed by President Obama (the “Presidential Task Force”)1 its business plan to achieve and sustain GM’s long-term viability, international competitiveness, and energy efficiency (“Viability Plan II”).  The revised viability plan comprehensively addressed GM’s revenues, costs, and balance sheet for its U.S. and foreign operations, as well as GM’s plan to reduce petroleum dependency and greenhouse gas emissions.

_________________________________
1 The members of the Presidential Task Force were:  the Secretary of the U.S. Department of the Treasury, Timothy F. Geithner; the Director of the National Economic Council, Lawrence H. Summers; the secretaries of Transportation, Commerce, Labor, and Energy; the Chair of the President’s Council of Economic Advisers; the Director of the Office of Management and Budget; the Environmental Protection Agency Administrator; and the Director of the White House Office of Energy and Climate Change.  The Presidential Task Force advisors included Ron Bloom, Senior Advisor to the U.S. Treasury, and Steven L. Rattner, Counselor to the U.S. Treasury.

On March 30, 2009, President Obama announced that Viability Plan II was not satisfactory and did not justify a substantial new investment of taxpayer dollars.  The President outlined a series of actions that GM needed to take to receive additional federal assistance, including reaching an agreement with the UAW and GM’s bondholders regarding debt reduction, and the submission of a revised business plan that was more aggressive in terms of scope and timing.  The President indicated that the U.S. Treasury would extend adequate working capital for a period of another sixty days to enable it to continue operations and, as the largest secured creditor, would negotiate with General Motors to develop and implement a more aggressive and comprehensive viability plan that would include a model to not only survive, but also succeed in this competitive, global market.  The President also stated that General Motors needed a fresh start to implement such plan, which could mean using the Bankruptcy Code as a mechanism to help General Motors restructure quickly and emerge stronger.

The United States Government set a deadline of June 1, 2009 for General Motors to demonstrate that its viability plan would fundamentally transform General Motors’ operations into a profitable and competitive American car company.

On April 22, 2009, the U.S. Treasury Loan Agreement was amended to increase the U.S. Treasury Facility by $2 billion to $15.4 billion.  GM borrowed the additional $2 billion of secured working capital loans on April 24, 2009.

GM’s First Quarter Results.  On May 8, 2009, GM announced its first quarter 2009 results.  Its total net revenue had decreased by $20 billion (or 47.1%) in the first three months of 2009 as compared to the corresponding period in 2008.  Operating losses increased by $5.1 billion from the prior quarter.  More importantly, during this same period, GM had negative cash usage of $9.4 billion and available liquidity deteriorated by $2.6 billion due, in large part, to lower sales volumes.  Sales by GM’s dealers in the United States fell to approximately 413,000 vehicles in the three months ended March 31, 2009, a decline of approximately 49% compared to the corresponding period in 2008.

Further Amendments to U.S. Treasury Loan Agreement/Warranty Program Advance.  On May 20, 2009, the U.S. Treasury Loan Agreement was amended to increase the U.S. Treasury Facility by $4 billion.  GM borrowed an additional $4 billion of secured working capital loans on May 22, 2009.

GM’s Bond Exchange Offer.  At the same time that General Motors was preparing Viability Plan II, it also was preparing for the launch of an out-of-court bond exchange offer.  On April 27, 2009, as part of the continued effort to achieve long-term viability and avoid bankruptcy, GM launched a public exchange offer for the approximately $27 billion of its unsecured bonds (the “Exchange Offer”).  General Motors viewed the Exchange Offer as a means to continue operations and avoid the precipitous decline in revenues that would result from a prolonged bankruptcy case.  At the time the Exchange Offer was announced, General Motors also disclosed that, if it did not receive enough tenders to consummate the Exchange Offer, GM would expect to commence a bankruptcy case to preserve the going concern value of its business.

The terms of the Exchange Offer were the subject of extensive negotiations between General Motors and the U.S. Treasury, as consummation of the Exchange Offer required the satisfaction or waiver of several conditions imposed by the U.S. Treasury as the largest secured creditor and potential contributor to the Company’s deleveraging.  Among such conditions, the results of the Exchange Offer had to be acceptable to the U.S. Treasury, including the overall level of participation by bondholders in the Exchange Offer.  Consummation of the Exchange Offer was also conditioned on, among other things, the conversion to equity of (i) at least 50% of GM’s outstanding U.S. Treasury debt at June 1, 2009 (approximately $10 billion) and (ii) at least 50% (or approximately $10 billion) of GM’s future financial obligations to the New VEBA (as hereinafter defined), for a total projected additional debt reduction of approximately $20 billion.

The Exchange Offer expired on May 26, 2009 without achieving the threshold of required tendered acceptances.

The 363 Transaction and the MSPA.  In connection with providing financing, the U.S. Treasury advised GM that, if an out-of-court restructuring was not possible, GM should consider pursuing the bankruptcy process to implement a transaction under which substantially all the assets of GM would be purchased by a U.S. Treasury-sponsored purchaser (subject to any higher or better offer) in an expedited process under section 363 of the Bankruptcy Code.  Under this scenario, the purchaser would acquire the purchased assets, create a New GM, and operate New GM free of any entanglement with the bankruptcy cases, and thereby preserve the going concern value, avoid systemic failure, provide employment, protect the many communities dependent on the continuation of the business, and restore consumer confidence.

To facilitate this process, the U.S. Treasury agreed that it would provide DIP financing through the chapter 11 process – but only if the sale occurred on an expedited basis.  Both the Government of Canada and the Government of Ontario, through EDC, Canada’s export trading agency, agreed to participate in the debtor in possession financing (discussed below) to assure the long-term viability of GM’s North American enterprise and to (i) preserve value of the business, restore consumer confidence, and mitigate the devastating damage that GM and the industry would suffer if GM’s major business operations were to remain in bankruptcy and (ii) avoid the enormous costs of financing a lengthy chapter 11 case.  The U.S. Treasury also agreed that it would provide New GM with adequate postacquisition financing that would further GM’s long-term viability.

Based upon the circumstances, it became evident that the only available option was the sale of substantially all the assets of GM and its debtor subsidiaries, and the assumption of certain executory contracts and unexpired leases of personal property and nonresidential real property, to a U.S. Treasury-sponsored purchaser pursuant to section 363 of the Bankruptcy Code (the “363 Transaction”).  The 363 Transaction was embodied in a Master Sale and Purchase Agreement among GM and its debtor subsidiaries (the “Sellers”) and Vehicle Acquisition Holdings LLC, a purchaser sponsored by the U.S. Treasury (the “Purchaser”), dated as of June 1, 2009 (the “MSPA”).

The 363 Transaction was a material element of the U.S. Treasury program to revitalize the domestic automotive industry.  It contemplated that substantially all of GM’s core operating assets, which were essential for New GM to be a profitable and competitive operating entity (including the capital stock of the majority of its subsidiaries), would be sold and transferred to the Purchaser, which could immediately begin operations.  A fundamental premise of the U.S. Treasury program was to revive consumer confidence in GM products and services for the benefit of GM’s employees, its extended supplier and dealer network, and the families and communities that depend on GM operations.  Knowing that GM’s business would exist and be supported in the form of New GM, consumers would have confidence that if they purchased a GM vehicle, there would be a dealer network and U.S. Government support to assure parts, warranty service, and a market for future used GM vehicle trade-ins.  Moreover, a viable company would help preserve and support jobs and benefits, not only for GM’s employees, but also for the employees of GM’s suppliers and dealers, all of which would help support the market for GM vehicles.

The purchase price was equal to the sum of

•
a section 363(k) credit bid in an amount equal to the amount of indebtedness owed to the Purchaser as of the closing pursuant to the UST Credit Facilities (as defined in the MSPA) and the DIP Facility (as hereinafter defined), less approximately $7.7 billion of indebtedness under the DIP Facility (estimated to be $48.7 billion at July 31, 2009);

•	the Warrant Notes previously issued by GM to the U.S. Treasury;

•	the issuance by the Purchaser to the Debtors of 10% of the common stock of the Purchaser as of the closing;

•
the issuance by the Purchaser to the Debtors of New Warrants to purchase up to 15% of the shares of common stock of the Purchaser on a fully-diluted basis, with the initial exercise prices for equal amounts of the New Warrants based on $15 billion and $30 billion equity values of the Purchaser; the warrants would be exercisable through the seventh and tenth anniversaries of issuance, respectively, and the Debtors could elect partial and cashless exercises; and

•	the assumption by the Purchaser of the Assumed Liabilities (as defined in the MSPA).

In addition, if the Bankruptcy Court determines that the estimated amount of (i) Allowed General Unsecured Claims against the Initial Debtors and (ii) Allowed Asbestos Personal Injury Claims against the Initial Debtors collectively exceeds $35 billion, then the Purchaser will issue up to an additional 2% of the outstanding common stock of the Purchaser as of the closing of the 363 Transaction.

The assets excluded from the 363 Transaction, as well as the proceeds of the sale, were to be administered in the Chapter 11 Cases to support the liquidation of assets, wind-down, or other disposition of the Chapter 11 Cases.  After the closing, the Purchaser or one or more of its subsidiaries also agreed to provide the Debtors and any retained subsidiaries with transition services as described in the MSPA to help facilitate the liquidation and wind-down or other disposition of the assets that were not sold to the Purchaser.

Finally, as part of the 363 Transaction, the Purchaser and the UAW reached a resolution addressing General Motors’ final obligations with respect to the UAW VEBA.  Under the UAW Retiree Settlement Agreement, the Purchaser agreed to provide to the UAW VEBA, among other things, (i) shares of common stock of the Purchaser representing 17.5% of the Purchaser’s total outstanding common stock, (ii) a note of the Purchaser in the principal amount of $2.5 billion, (iii) shares of cumulative perpetual preferred stock of the Purchaser in the amount of $6.5 billion, (iv) warrants to acquire 2.5% of the Purchaser’s equity, and (v) the assets held in the General Motors VEBA to be transferred to the Purchaser as part of the 363 Transaction.

In sum, as recognized by the Bankruptcy Court in its opinion approving the 363 Transaction, the 363 Transaction was the only remaining and viable alternative to save GM’s operations and prevent the immediate liquidation of GM and the catastrophic impact on the economy that would result from the loss of hundreds of thousands of jobs if the GM assets and business were not sold and transferred in accordance with the MSPA pursuant to section 363 of the Bankruptcy Code.  Not only was there no other potential purchaser of GM’s business, but also no entity other than the U.S. Government had the wherewithal to provide the billions of dollars needed for DIP financing and the financing of New GM.

C.  The Restructuring of GM

On May 5, 2009, the Board of Directors of GM wrote to Albert A. Koch of AlixPartners, LLP (“AlixPartners”) asking that Mr. Koch and AlixPartners expand their role at GM.  Since late 2008, Mr. Koch had been leading the AlixPartners team working with GM on contingency planning and assisting with GM’s restructuring efforts, which had evolved to include the sale of GM’s continuing assets to a new entity controlled by the U.S. Treasury.  The Board advised that this expanded role was expected to include Mr. Koch’s appointment as GM’s Chief Restructuring Officer.  The Board further requested that, beginning on May 5, 2009, Mr. Koch and AlixPartners undertake the evaluation of the transaction from the perspective of the entity that would be left to manage and ultimately dispose of the assets and liabilities that would not be part of New GM.  As part of this restructuring, AlixPartners was responsible for developing the wind-down budget as well as working with GM’s counsel, Weil, Gotshal & Manges LLP, to negotiate and document the MSPA and several other agreements required for the operation of New GM after the 363 Transaction, such as lease agreements and a transition services agreement.

The Purchaser’s demand for speed in the purchase of continuing assets from GM meant that a functional organization for the wind-down entity needed to be in place and ready to assume control at the date of closing of the 363 Transaction.  This included corporate governance, funding to operate, an organization structure, and the ability to transact business without disruption.

The sale of GM’s continuing business closed on July 10, 2009.  The continuing business acquired by the Purchaser included substantially all the assets of GM and its Debtor subsidiaries required for future operations, the assumption of certain liabilities, and all of GM’s employees.  On that date, the Purchaser took on the name General Motors Company and the entity formerly known as General Motors Corporation changed its name to Motors Liquidation Company.

Three new directors of MLC (Stephen Case, James Holden, and Alan Johnson), who were appointed as directors on July 8, 2009, met on July 10, 2009 and appointed two additional directors (Wendell Adair and Alan M. Jacobs), who were recommended by the Creditors’ Committee.  All of MLC’s directors are independent, and this Board governance structure has been unchanged since that date.  In addition to other business, the Board appointed officers of MLC.  The MLC officers are retained as temporary employees through AP Services, LLC (“AP Services”), an affiliate of AlixPartners.  AP Services and its compensation arrangements have been approved by the Bankruptcy Court under section 363 of the Bankruptcy Code.  The current officers of MLC are:

Albert Koch, President
Edward Stenger, Executive Vice President
James Selzer, Treasurer and Chief Financial Officer
Carrianne Basler, Vice President
Kyle Braden, Vice President
Christian Cook, Vice President
David Head, Vice President
Thomas Morrow, Vice President
James Redwine, Vice President

In addition to approximately thirty-five temporary employees currently retained by MLC through AP Services, there are also approximately twenty-one contract employees that have been retained to perform corporate as well as site management functions.  MLC also has retained four environmental consulting firms that were hired to perform or oversee site environmental remediation and assist in developing environmental-remediation estimates and obtaining agreement as to their reasonableness with federal, state, and local environmental authorities, as well as with the consulting firm hired by the U.S. Government to assist them in their diligence.

The principal assets and liabilities left in MLC after the purchase of assets and the assumption of certain liabilities by the entity now known as New GM, were as follows:

•	fifteen manufacturing plants to be closed (four assembly, five stamping, six powertrain), including select machinery and equipment not purchased by New GM.

•
10% of the common stock of New GM as of the closing of the 363 Transaction (50 million shares), plus New Warrants to purchase an additional 15% of New GM Stock.2  The New GM Stock and New Warrants are reserved for distribution to the Debtors’ general unsecured creditors in an arrangement that was agreed to by the U.S. Treasury prior to the Commencement Date.  As such, it represents one of two assets or contingent assets of MLC in which the U.S. Treasury does not have a first lien secured interest as collateral for its nonrecourse postpetition financing.  Under certain circumstances, MLC would receive up to an additional 10 million shares of New GM Stock that would be distributed to holders of Allowed General Unsecured Claims and Allowed Asbestos Personal Injury Claims.3

•	Leased office space and parts warehouses, to be rejected under chapter 11 after New GM vacates the facilities.

•	Numerous other real estate holdings, including decommissioned plants, office space, dealerships, vacant land, residences, churches, and a golf course.

•	Environmental liabilities associated with (i) properties left in MLC by New GM and (ii) non-owned properties no longer in use by New GM, such as federal Superfund sites.

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2 New Warrants to purchase an additional 15% of the shares of New GM Stock on a fully-diluted basis are as follows:  45,454,545 shares at $30 per share, expiring July 10, 2016, and 45,454,545 shares at $55 per share, expiring July 10, 2019.

3 If the Bankruptcy Court determines that the estimated amount of (i) Allowed General Unsecured Claims against the Initial Debtors and (ii) Allowed Asbestos Claims against the Initial Debtors collectively exceeds $35 billion, then MLC will receive up to an additional 2% of New GM Stock as of the closing of the 363 Transaction, which would be a maximum of 10,000,000 shares.  The shares to be received would be 10,000,000 multiplied by a fraction, the numerator of which is (i) Allowed General Unsecured Claims against the Initial Debtors plus (ii) Allowed Asbestos Claims against the Initial Debtors in excess of $35 billion (to a maximum of $7 billion) and the denominator of which is $7 billion.

•	50% equity in New United Motor Manufacturing, Inc. (“NUMMI”), a 50/50 jointly-owned company with Toyota Motor Company.

•	100% equity in General Motors Strasbourg S.A.S., a French powertrain manufacturing plant.4

•	Certain retiree healthcare obligations for retired members of unions that are not presently representing workers currently employed (e.g., IUE-CWA, United Steelworkers).

•	Dealers not accepting either “wind-down” or new dealer agreements.

•	Prepetition litigation, including prepetition product liability claims.

•	Asbestos Personal Injury Claims.

•	Other Priority Claims and General Unsecured Claims.

At the time that New GM purchased designated operating assets and assumed certain liabilities from the Debtors, the Debtors entered into a nonrecourse DIP Credit Agreement with the U.S. Treasury and EDC in the amount of $1.175 billion.  The U.S. Treasury and EDC received a lien on all of the Debtors’ assets except for the stock and warrants of New GM and avoidance actions against the lenders under the Prepetition Term Loan Agreement (as hereinafter defined).  The DIP Credit Agreement, as described more fully below, provides, among other things, that any monies not required for the administration of the Debtors’ estates will be returned to the U.S. Treasury and EDC.

MLC assumed immediate responsibility for property management of the assets acquired.  This included providing site management and security, arranging for the sale of unused equipment, and marketing properties to interested buyers.  It also included extensive and recurring communications with federal, state, and local officials, all of whom had substantial interest in the property as well as in productive re-use for as many of the properties as possible.  In most instances, substantial property sales or other transfers are complicated because of the need to deal with environmental remediation requirements.  Confirmation of the Plan will greatly expedite property sales because it provides a clear path to environmental remediation, including a formalized structure and funding for completion of the remediation.

Many of the properties that are owned by MLC are old industrial properties that have a need for substantial environmental remediation.  It is difficult to re-develop such kinds of property unless environmental remediation has been completed or the buyer otherwise can be satisfied that adequate funding and procedures are in place for

__________________________________
4 As of July 30, 2010, MLC executed an agreement to sell 100% of its shares in GM Strasbourg to General Motors Automotive Holdings, S.L., a wholly-owned subsidiary of New GM.  The closing is scheduled to occur prior to September 30, 2010.

necessary environmental remediation.  One of the key aspects of developing the Plan has been satisfactory completion of the work necessary to provide this assurance.

In preparation for assuming management of MLC, the work on assessing properties began before the 363 Transaction was finalized.  Since that time, environmental staff at MLC and three of the consultants the Debtors retained (LFR, Inc./ARCADIS US, Inc., Brownfield Partners, LLC, and The Claro Group) have worked extensively to develop the body of information that has enabled the Debtors to determine, by site, the exact remediation that the Debtors believe will be required, the methods and time required to conduct such remediation, and the amount such remediation will cost.  During this process, the Debtors worked extensively with the United States Environmental Protection Agency, its consultants, and state environmental agencies for states where the Properties are located.

MLC will continue to exist as a corporate entity after creation of the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust only until its affairs can be wound down, but will dissolve no later than December 15, 2011.  This will include providing transition support services to the GUC Trust, the Environmental Response Trust, and the Avoidance Action Trust, if requested, until such time as the GUC Trust, the Environmental Response Trust, and the Avoidance Action Trust can fully assume their own administration.  MLC also will need to complete certain required administrative actions, such as filing final tax returns.  It is expected that there will be approximately $____ million of Cash remaining in MLC after funding the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust.  Any recovery amounts after paying such expenses will be returned to the U.S. Treasury and EDC in one or more distributions, either at or subsequent to the Effective Date of the Plan.

D.  Debtors’ Prepetition Capital Structure

The prepetition consolidated capital structure of the Debtors (other than REALM and ENCORE) principally consisted of (i) the U.S. Treasury Facility, (ii) a revolving credit facility, (iii) a term loan, (iv) a loan and security agreement, (v) a loan agreement guaranteed by GM, (vi) 24 tranches of debentures, (vii) UAW VEBA obligations, (viii) two series of notes under a fiscal and paying agency agreement, (ix) one series of notes under a bond purchase and paying agency agreement, (x) two series of notes issued by GM Nova Scotia (as hereinafter defined) guaranteed by GM, (xi) a supplier receivables facility, (xii) certain other indebtedness (e.g., various third party financing arrangements, trade payables), and (xiii) a single class of common stock.

U.S. Treasury Facility.  As discussed above, as of the Commencement Date, GM and certain of its non-Debtor affiliates were parties to the U.S. Treasury Loan Agreement, dated as of December 31, 2008, by GM, as borrower, the U.S. Treasury, as lender, and Argonaut Holdings, Inc., General Motors Asia, Inc., General Motors Asia Pacific Holdings, LLC, General Motors Overseas Corporation, General Motors Overseas Distribution Corporation, General Motors Product Services, Inc., General Motors Research Corporation, GM APO Holdings, LLC, GM Eurometals, Inc., GM Finance Co.

Holdings LLC, GM GEFS L.P., GM Global Technology Operations, Inc., GM Global Tooling Company, Inc., GM LAAM Holdings, LLC, GM Preferred Finance Co. Holdings LLC, GM Technologies, LLC, GM-DI Leasing Corporation, GMOC Administrative Services Corporation, Onstar, LLC, Riverfront Holdings, Inc., Saturn Corporation, and Saturn Distribution Corporation, as guarantors.

The U.S. Treasury Facility provided for an approximately $19.4 billion secured term loan facility scheduled to mature on December 31, 2011, and accruing interest at a rate per annum equal to the three-month LIBOR rate (with a floor of 2.0%) plus 3.0%, subject to certain exceptions.  The U.S. Treasury Facility was secured by assets that were not previously encumbered, including (i) GM’s and the guarantors’ equity interests in most of their domestic subsidiaries and certain of their foreign subsidiaries (limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries), (ii) intellectual property, (iii) real estate (other than manufacturing plans or facilities), (iv) inventory that was not pledged to other lenders, and (v) cash and cash equivalents in the United States, in each case subject to certain exclusions.  The U.S. Treasury Facility also was secured by a third lien on the assets securing GM’s obligations under the Prepetition Revolving Credit Agreement (as hereinafter defined) and a second lien on the assets securing the obligations under the GELCO Agreement (as hereinafter defined).

As of the Commencement Date, the amount outstanding under the U.S. Treasury Facility was approximately $19.4 billion in principal amount, plus approximately $1.2 billion of Warrant Notes.

Revolving Credit Facility.  As of the Commencement Date, certain of the Debtors were parties to that certain Amended and Restated Credit Agreement (the “Prepetition Revolving Credit Agreement”), dated as of July 20, 2006, by and among GM and General Motors of Canada Limited (“GM Canada”), as borrowers, Saturn, LLC (“Saturn”), and GM, as guarantors, various financial institutions, and other persons from time to time as lenders thereunder (collectively, the “Prepetition Revolving Credit Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), as syndication agent, and Citicorp USA, Inc., as administrative agent.  The Prepetition Revolving Credit Agreement provided for (i) a U.S. revolving credit facility in the maximum aggregate principal amount of $2,463,200,000 and (ii) a Canadian/U.S. revolving credit facility and letters of credit in the maximum aggregate principal amount of $1,864,800,000.  It also provided for an unsecured revolving credit facility in the maximum aggregate principal amount of $152,000,000, which expired on June 16, 2008.

Obligations of GM arising under the Prepetition Revolving Credit Agreement (the “U.S. Obligations”) were direct obligations of GM, and obligations of GM Canada arising under the Prepetition Revolving Credit Agreement (the “Canadian Obligations,” and together with the U.S. Obligations, the “Revolving Credit Obligations”) were direct obligations of GM Canada.  Borrowings under the Prepetition Revolving Credit Agreement accrued annual interest at varying rates keyed to the prime rate, the federal funds effective rate, or LIBOR, as in effect at the time such loan was made.  In addition, the Revolving Credit Obligations were secured by a junior lien on the assets securing the U.S. Treasury Facility.

Under the Prepetition Revolving Credit Agreement, the U.S. Obligations were guaranteed by Saturn and the Canadian Obligations were guaranteed by GM and Saturn.  GM and Saturn also guaranteed the obligations of GM and each of its subsidiaries under (i) certain scheduled lines of credit, letters of credit (other than any letters of credit issued under the Prepetition Revolving Credit Agreement), and automated clearing house and overdraft arrangements, in each case, provided by any Prepetition Revolving Credit Lender (or any affiliate thereof) to the extent such lender was a Prepetition Revolving Credit Lender (the “Non-Loan Exposure”) and (ii) any nonspeculative hedging arrangements provided by any Prepetition Revolving Credit Lender (or an affiliate thereof), invoking certain debt instruments, interest rates, currencies, or commodities and any extensions or replacements thereof (the “Hedging Obligations”).

Pursuant to that certain U.S. Security Agreement, dated as of July 20, 2006, as security for the U.S. Obligations and the U.S.-related Non-Loan Exposure, GM and Saturn granted to the administrative agent, Citicorp USA, Inc., first priority liens against and security interests in certain inventory, receivables, 65% of the outstanding stock of Controladora General Motors, S.A. de C.V., documents, general intangibles, books and records, and proceeds of the foregoing.  As security for certain Hedging Obligations, pursuant to that certain Second Priority US Security Agreement, dated as of July 20, 2006, GM and Saturn granted to Citicorp USA, Inc., the administrative agent to the Revolving Credit Facility, second priority liens against and security interests in the collateral granted to secure the U.S. Obligations.  In addition, the Hedging Obligations were secured by a junior lien on the assets securing the U.S. Treasury Facility.

As security for the Canadian Obligations and the Canadian-related Non-Loan Exposure, pursuant to that certain General Security Agreement (Canadian Borrower), dated as of July 2006, GM Canada granted to the administrative agent, first priority liens against and security interests in certain inventory, equipment, machinery, books, accounts, notes, proceeds of the foregoing, and real property.

As of the Commencement Date, approximately $3.87 billion in principal amount (excluding approximately $600 million in Canadian Obligations) was outstanding under the Prepetition Revolving Credit Agreement.  All amounts outstanding under the Prepetition Revolving Credit Agreement were repaid in full in connection with the consummation of the 363 Transaction.

Term Loan.  Pursuant to a term loan agreement, dated as of November 29, 2006 (the “Prepetition Term Loan Agreement”), between GM, as borrower, JPMCB, as agent, various institutions as lenders and agents, and Saturn as guarantor, GM obtained a $1.5 billion seven-year term loan.  Borrowings under the Prepetition Term Loan Agreement accrued interest at the prime rate, the federal funds rate or LIBOR, plus a specified margin, and were guaranteed by Saturn.  To secure these obligations, pursuant to a collateral agreement, dated November 29, 2006, among GM, Saturn, and the agent,

GM and Saturn granted to JPMCB, as agent to the Term Loan, a first priority security interest in certain equipment, fixtures, documents, general intangibles, all books and records, and their proceeds.  As of the Commencement Date, the Debtors’ obligations under the Prepetition Term Loan Agreement aggregated approximately $1.46 billion, in principal amount.  All amounts outstanding under the Prepetition Term Loan Agreement were repaid in full in connection with the consummation of the 363 Transaction.

GELCO Loan and Security Agreement.  As of the Commencement Date, GM was party to a $150,000,000 Loan and Security Agreement, dated as of October 2, 2006, as amended, between GELCO Corporation, as lender, and GM, as borrower (the “GELCO Agreement”).  Interest on borrowings under the GELCO Agreement accrues at a rate per annum equal to the three-month LIBOR rate plus 3.0%.  To secure GM’s obligations under the GELCO Agreement, which provided financing for certain vehicles in GM’s “Company Car Program,” GM granted to the lender a security interest in the following collateral:  (i) Michigan titled program vehicles, (ii) program vehicle inventory, (iii) accounts, chattel paper, or general intangibles arising from the sale or disposition of Michigan titled program vehicles or program vehicle inventory, (iv) collection accounts, (v) books and records relating to the foregoing, and (vi) proceeds of the foregoing, including insurance proceeds.  As of the Commencement Date, the amount outstanding under the GELCO Agreement was approximately $125 million.  All amounts outstanding under the GELCO Agreement were repaid in full in connection with the consummation of the 363 Transaction.

Guarantee of EDC Loan Agreement.  As of the Commencement Date, GM, as well as certain non-Debtor subsidiaries of General Motors of Canada Limited (“GMCL”) (the “Subsidiary Guarantors”), were guarantors of a Loan Agreement among GMCL and EDC and other loan parties, dated April 29, 2009, which was amended and restated on the Commencement Date (the “EDC Loan Agreement”).  The EDC Loan Agreement provided GMCL with up to C$2,700,000,000 in term loans.  With certain exceptions, GMCL’s obligations under the EDC Loan Agreement were secured by a first lien on substantially all of its unencumbered assets, a second lien on certain of its assets previously pledged as collateral under the Prepetition Revolving Credit Agreement (as discussed above), and a first lien on its ownership interest in the Subsidiary Guarantors and in the 11% ownership interest of GMCL in General Motors Product Services Inc. (89% of which was owned by GM and was pledged to the U.S. Treasury under the U.S. Treasury Facility).  GM’s guarantee of GMCL’s obligations under the EDC Loan Agreement was secured by a lien on the equity of GMCL.  Because 65% of GM’s ownership interest in GMCL was previously pledged to the U.S. Treasury under the U.S. Treasury Loan Facility, EDC received a second lien on 65% of GM’s equity interest in GMCL and a first lien on the previously unencumbered 35%.  The Subsidiary Guarantors pledged their respective assets to secure their guarantee of the EDC Loan Agreement.  As of the Commencement Date, the amount of loans outstanding under the EDC Loan Agreement was, in U.S. dollars, approximately $400,000,000.  Immediately prior to the consummation of the 363 Transaction, the amount of loans outstanding under the EDC Loan Agreement was, in U.S. dollars, $2,413,000,000.  In connection with the 363 Transaction, $1,124,864,407 of such outstanding loans were (i) assigned by EDC to 7176384 Canada Inc. and (ii) contributed by 7176384 Canada Inc. to

New GM.  All remaining loans outstanding under the EDC Loan Agreement were repaid in full on April 19, 2010.

Debentures.  As of the Commencement Date, GM, as issuer, and Wilmington Trust Company, as successor indenture trustee, were parties to (i) a Senior Indenture, dated as of December 7, 1995, as amended, and (ii) a Senior Indenture, dated as of November 15, 1990, pursuant to which GM issued senior unsecured debt securities.  Such securities were issued in twenty-four tranches, bearing annual interest ranging from 1.5% to 9.45% and maturing from June 1, 2009 to February 15, 2052.  As of the Commencement Date, approximately $22.88 billion in principal amount of the debentures remained outstanding.

UAW VEBA Obligations.  As discussed above, the UAW Retiree Settlement Agreement provided that the Purchaser would provide to the UAW VEBA, as part of the 363 Transaction, (i) 17.5% of the total outstanding shares of its common stock, (ii) a $2.5 billion note, (iii) $6.5 billion worth of shares of cumulative perpetual preferred stock, (iv) warrants to acquire 2.5% of the Purchaser’s equity, and (v) the assets held in the General Motors VEBA.  As a result, the Debtors no longer have any obligations to the UAW VEBA.

Prepetition Fiscal and Paying Agency Agreement.  As of the Commencement Date, GM was party to a Fiscal and Paying Agency Agreement, dated as of July 3, 2003, by and between GM, as issuer, Deutsche Bank AG London, as fiscal agent, and Bank Général du Luxembourg S.A., as paying agent (the “Fiscal and Paying Agency Agreement”).  Under the Fiscal and Paying Agency Agreement, GM issued €1,000,000,000 of 7.5% unsecured notes due 2013 and €1,500,000,000 of 8.375% unsecured notes due 2033.  As of the Commencement Date, the total amount outstanding under the Fiscal and Paying Agency Agreement was, in U.S. dollars, approximately $3.30 billion.

Nova Scotia Fiscal and Paying Agency Agreement.  As of the Commencement Date, GM was party to a Fiscal and Payment Agency Agreement, dated as of July 10, 2003 (the “Nova Scotia Fiscal and Paying Agency Agreement”), by and between non-Debtor General Motors Nova Scotia Finance Company (“GM Nova Scotia”), as issuer, GM, as guarantor, Deutsche Bank Luxembourg S.A., as fiscal agent, and Bank Général du Luxembourg S.A., as paying agent.  Under the Nova Scotia Fiscal and Paying Agency Agreement, GM guaranteed the payment by GM Nova Scotia of principal and interest on the £350,000,000 of 8.375% unsecured notes due 2015 and £250,000,000 of 8.875% unsecured notes due 2023 issued by GM Nova Scotia.  As of the Commencement Date, the total amount outstanding under the Nova Scotia Fiscal and Paying Agency Agreement was, in U.S. dollars, approximately $853 million.

Supplier Receivables Facility.  In connection with a program that the U.S. Treasury created to provide financial security to GM’s suppliers (the “US Treasury Auto Supplier Support Program”), GM Supplier Receivables LLC (“GMSR LLC”), which, on the Commencement Date, was a wholly-owned subsidiary of GM, entered into a Credit Agreement with the U.S. Treasury on April 3, 2009 (the “Supplier Receivables

Credit Agreement”), pursuant to which up to $3,500,000,000 in loans were made available to finance the purchase by GMSR LLC of receivables from GM’s suppliers pursuant to the terms of the U.S. Treasury Auto Supplier Support Program.  In connection with the U.S. Treasury Supplier Support Program, GM (i) agreed to make equity contributions to GMSR LLC from time to time and (ii) pledged its equity interest in GMSR LLC to the U.S. Treasury as security for the performance of GMSR LLC’s obligations under the Supplier Receivables Credit Agreement.  As of the Commencement Date, GM had made approximately $35,000,000 in equity contributions to GMSR LLC, and the U.S. Treasury had advanced approximately $290,000,000 in loans to GMSR LLC under the Supplier Receivables Credit Agreement.  In connection with the 363 Transaction, New GM purchased all of GM’s equity interests in GMSR LLC and New GM assumed all of GM’s obligations in connection with the U.S. Treasury Auto Supplier Support Program, including the obligations under the Supplier Receivables Credit Agreement.

Other Indebtedness.  As of the Commencement Date, GM was a party to various third party financing arrangements, including leveraged leases for equipment, synthetic leases, arrangements related to the financing of central utilities complexes, and several industrial revenue bond obligations with various local governments.  As part of the 363 Transaction, certain of these financing obligations have been assumed by New GM.  Others are either the subject of stipulations fixing the remaining claim amounts or in the process of being reviewed and reconciled.

As of the Commencement Date, the Debtors had trade payables of approximately $5.40 billion.  Substantially all of these obligations were satisfied during the Chapter 11 Cases either pursuant to first day orders or through the assumption and assignment of underlying purchase orders to New GM pursuant to the 363 Transaction.

GM Common Stock.  GM common stock was publicly held and had been listed on the New York Stock Exchange.  As of May 1, 2009, 610,562,173 shares of common stock were outstanding.

E.  The REALM/ENCORE Debtors

REALM and ENCORE, wholly-owned subsidiaries of GM, were created to address GM’s environmental liabilities.  The formation of both subsidiaries involved the recapitalization of existing subsidiaries with transfers of GM cash and liabilities.

REALM was created by GM in 1998 when REALM assumed the liability to remediate forty-two GM sites and GM provided REALM with $300 million in cash.  As part of this transfer, REALM took ownership of twenty-one parcels of real estate.

ENCORE was established by GM in 2000 to serve a purpose similar to that of REALM, but with the ability to assume liabilities beyond those assumed at the time ENCORE was created.  At the time of its formation, ENCORE assumed liability to perform remediation at seventy-seven GM sites and received $123 million in cash from GM.  Since its formation, ENCORE assumed responsibility for another eight sites, such that, by the Commencement Date, ENCORE was responsible for environmental remediation at eighty-five properties.

Neither REALM nor ENCORE has or had any employees; rather, GM employees were secunded to REALM and ENCORE to carry out the subsidiaries’ responsibilities.  Nor did REALM or ENCORE engage in the physical remediation of contaminated sites.  Instead, both entities oversaw the remediation conducted by third-party environmental contractors.

F.  The Chapter 11 Cases

1.  Commencement of the Chapter 11 Cases.  On June 1, 2009, MLC; MLC of Harlem, Inc. (f/k/a Chevrolet-Saturn of Harlem, Inc.); MLCS, LLC (f/k/a Saturn, LLC); and MLCS Distribution Corporation (f/k/a Saturn Distribution Corporation), and on October 9, 2009, REALM and ENCORE, each commenced the Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York.  As of the date hereof, the Debtors continue to manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

2.  Appointment of the Creditors’ Committee.  On June 3, 2009, the Creditors’ Committee was appointed by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases.  The Creditors’ Committee currently consists of the following nine members:

1. WILMINGTON TRUST COMPANY Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Attn: David A. Vanaskey, Jr. 302-636-6019 (T) 302-636-4140 (F)	6. INTEVA PRODUCTS, LLC 1401 Crooks Road Troy, Michigan 48084 Attn: Lance Lis, General Counsel 248-655-8900 (T) 866-741-1744 (F)
2. LAW DEBENTURE TRUST COMPANY OF NEW YORK 400 Madison Avenue, 4th Floor New York, New York 10017 Attn: Michael Smith, Vice President 212-750-6474 (T) 212-750-1361 (F)	7. SERRA CHEVROLET OF BIRMINGHAM, INC. Post Office Box 59120 Birmingham, Alabama 35259 Attn: Quentin Brown, Vice President/General Counsel 205-706-5359 (T) 205-212-3901 (F)
3. THE INDUSTRIAL DIVISION OF COMMUNICATIONS WORKERS OF AMERICA, AFL-CIO 2701 Dayton Road Dayton, Ohio 45439 Attn: James Clark, President, IUE-CWA 937-298-9984 (T) 937-298-6338 (F)	8. GENOVEVA BERMUDEZ c/o Cohen & Associates 8710 E. Vista Bonita Drive Scottsdale, Arizona 85255 Attn: Larry E. Cohen, Esq. 480-515-4745 (T)

4. INTERNATIONAL UNION UAW 8000 East Jefferson Avenue Detroit, Michigan 48214 Attn: Niraj R. Ganatra, Associate General Counsel 313 926-5216 (T) 313-926-6240 (F)	9. KEVIN SCHOENL 99 Maretta Road Rochester, New York 14624 215-751-2050 (T)
5. UNITED STEELWORKERS Five Gateway Center, Room 807 Pittsburgh, Pennsylvania 15222 Attn: David R. Jury, Associate General Counsel 412-562-2545 (T) 412-562-2429 (F)

The initial Creditors’ Committee had consisted of fifteen members, which included Pension Benefit Guaranty Corporation; Interpublic Group; DENSO International America, Inc.; Paddock Chevrolet; Saturn of Hempstead, Inc.; and Mark Butitta in addition to the entities listed above.  These entities have resigned.

The Creditors’ Committee retained Kramer, Levin, Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York  10036, as its attorneys; Butzel Long, 380 Madison Avenue, 22nd Floor, New York, New York  10017, as special counsel; and FTI Consulting, Inc., Three Times Square, New York, New York  10036, as its financial advisors.  The Creditors’ Committee has actively participated in all aspects of the Chapter 11 Cases.

3.  Appointment of the Asbestos Claimants’ Committee and Future Claims Representative.  On March 2, 2010, the Asbestos Claimants’ Committee was appointed by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code to represent the interests of holders of Asbestos Personal Injury Claims in the Chapter 11 Cases.  The Asbestos Claimants’ Committee currently consists of the following three members:

1. MARK BUTITTA AS SPECIAL ADMINISTRATOR OF THE ESTATE OF SALVATOR BUTITTA 2429 South Alpine Road Rockford Illinois 61108 851-509-1172 (T)	3. CHARLES CANTRELL 18405 Clarkdale Avenue Artesia, California 90701 562-405-2143 (T)
2. SALLY MAZIARZ AS SPECIAL ADMINISTRATRIX OF THE ESTATE OF JEROME MAZIARZ 520 Hayes Road Bowling Green, Kentucky 42103 270-781-7907 (T)

The Asbestos Claimants’ Committee has retained Caplin & Drysdale, Chartered, 375 Park Avenue, 35th Floor, New York, New York 10152-3500, as its attorneys.

On April 8, 2010, the Bankruptcy Court entered an order appointing Dean M. Trafelet as the Future Claimants’ Representative.  The Future Claimants’ Representative has represented the interests of holders of future Asbestos Personal Injury Claims in connection with the formulation and negotiation of the Plan.  The Future Claimants’ Representative has retained Stutzman, Bromberg, Esserman & Plifka, A Professional Corporation, 2323 Bryan Street, Suite 2200, Dallas, Texas 75201, as his attorneys.

4.  DIP Financing.  As part of the preparation for the commencement of the Chapter 11 Cases, the Debtors negotiated the terms of the DIP Credit Agreement, with the U.S. Treasury and EDC, as lenders, to provide working capital during the Chapter 11 Cases.  The DIP Credit Agreement provided for the Debtors to obtain interim postpetition financing on a secured and superpriority basis up to a maximum aggregate interim amount of $15 billion and final postpetition financing on a secured and superpriority basis up to a maximum aggregate amount of $33.3 billion (the “DIP Facility”).  Subject to certain exceptions, the Debtors’ obligations under the DIP Credit Agreement were secured by first priority security interests in and liens on substantially all of the Debtors’ unencumbered assets and junior security interests in and liens on certain of the Debtors’ assets encumbered by nonavoidable liens.  By orders dated June 2, 2009 and June 25, 2009, the Bankruptcy Court approved the DIP Facility on an interim and final basis, respectively, and also granted the lenders under the DIP Credit Agreement an allowed superpriority Administrative Expense, with priority over all other Administrative Expenses, subject only to the Carve-Out (as defined in the DIP Credit Agreement).  The Bankruptcy Court also granted certain prepetition secured parties, including the U.S. Treasury, adequate protection in the form of (i) Administrative Expenses pursuant to section 507(b) of the Bankruptcy Code, with priority immediately junior to the Administrative Expenses of the lenders under the DIP Credit Agreement, (ii) security interests in and liens on certain property of the Debtors’ estates, with a priority immediately junior to the liens under the DIP Facility, and (iii) reimbursement by the Debtors of all reasonable fees and expenses.  In addition to funding the costs of the Chapter 11 Cases, the DIP Facility provided funding for the Debtors to repay in full the Prepetition Revolving Credit Agreement and Prepetition Term Loan Agreement

On July 10, 2009, the Debtors entered into an amended and restated superpriority debtor in possession credit agreement (as restructured, amended, and restated, the “Wind-Down Facility”) with the U.S. Treasury and EDC to finance the working capital needs and other general corporate purposes of the Debtors incurred during the Debtors’ wind-down, including the payment of Administrative Expenses and certain costs associated with the remediation of Property.  The Wind-Down Facility provided the Debtors with nonrecourse (other than to the collateral securing the obligations thereunder) loans in the principal amount of $1.175 billion, which were secured by substantially all of the Debtors’ assets (other than New GM Securities and avoidance actions against the lenders under the Prepetition Term Loan Agreement) and certain other excluded assets.  The Wind-Down Facility was approved by the Bankruptcy Court on July 5, 2009, and the entire $1.175 billion was drawn by the Debtors the day before the 363 Transaction closed on July 10, 2009.

5.    363 Transaction.  On June 1, 2009, immediately after commencing the Chapter 11 Cases, the Debtors filed a motion with the Bankruptcy Court to approve the sale of substantially of their assets to a U.S. Treasury-sponsored Purchaser, NGMCO, Inc. n/k/a General Motors, LLC (“New GM”) pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code (the “363 Motion”) in consideration of a purchase price of over $90 billion (the “Sale”).  As discussed above, the Debtors filed the 363 Motion to preserve the going concern value of GM’s assets and business.  The Purchaser, in return, would acquire the subject assets, assume certain specified liabilities, and create a New GM free of any entanglement with the Debtors’ Chapter 11 Cases.

The 363 Motion requested expedited approval of the 363 Transaction, subject to any higher or better offers.  On June 2, 2009, the Bankruptcy Court, after notice and a hearing, approved notice and other procedures as to the proposed Sale and set an objection deadline of June 19, 2009, a bid deadline of June 22, 2009, and a sale hearing on June 30, 2009.  Numerous objections to the Sale were served and considered at the sale hearing.  No other offers of any kind were received by GM.  No alternative to the Sale was proffered, nor was it argued that the Sale was not in GM’s best interests.

As set forth in the Bankruptcy Court’s opinion authorizing and approving the Sale, the undisputed evidentiary record before the Bankruptcy Court demonstrated that the 363 Transaction was the only viable means of preserving and maximizing GM’s value.  There was no other option, as the only alternative to an immediate Sale was liquidation.  Only the U.S. Treasury was prepared to finance the administration of the Chapter 11 Cases.  The DIP Facility was expressly conditioned on GM’s seeking and obtaining approval of the 363 Transaction and, even then, only if the Sale occurred on an expedited basis.  The 363 Transaction, as contemplated by the MSPA, was a material element of the U.S. Government’s program to revitalize the domestic automotive industry, as discussed above.  The Bankruptcy Court found that the MSPA was the product of intense, good-faith negotiations between the Debtors and their key stakeholders, including the U.S. Treasury and the UAW.

As stated above, the 363 Transaction provided that substantially all of GM’s core assets (i.e., those that the U.S. Treasury and the Purchaser considered essential for New GM to be a competitive, economically viable operating entity) would be sold and transferred to the Purchaser.  The consideration to GM for the purchase had a total value in excess of $90 billion, as stated in connection with the hearing to approve the 363 Transaction, equal to the sum of:

•
a section 363(k) credit bid in an amount (estimated to be $48.7 billion at July 31, 2009) equal to the amount of indebtedness owed to the Purchaser as of the closing pursuant to the UST Credit Facilities (as defined in the MSPA) and the DIP Facility, less approximately $7.7 billion of indebtedness under the DIP Facility;

•	the cancellation of the Warrant Notes previously issued by GM to the U.S. Treasury;

•	the issuance by the Purchaser to the Debtors of 10% of the common stock of the Purchaser as of the closing (worth an estimated $3.8 to $4.8 billion at the closing);

•	the issuance by the Purchaser to the Debtors of New Warrants to purchase up to an additional 15% of the shares of common stock of the Purchaser on a fully-diluted basis; and

•	the assumption by the Purchaser of the Assumed Liabilities (as defined in the MSPA).

Moreover, if the Bankruptcy Court determines that the estimated amount of (i) Allowed General Unsecured Claims against the Initial Debtors and (ii) Allowed Asbestos Personal Injury Claims against the Initial Debtors collectively exceeds $35 billion, then the Purchaser will issue up to an additional 2% of the Purchaser’s outstanding stock as of the closing of the 363 Transaction.

Certain assets were excluded from the Sale and are retained by MLC to be administered in the Chapter 11 Cases and dealt with under the Plan.

In connection with certain objections to the 363 Motion, the parties in interest engaged in ten days of expedited discovery.  GM produced several hundred thousand pages of documents and responded to dozens of interrogatories.  Objectors deposed three witnesses.  An evidentiary hearing was held before the Bankruptcy Court on June 30, July 1, and July 2, 2009, during which five witnesses testified and affidavits and declarations were submitted and considered.  As determined by the Bankruptcy Court, the evidentiary record established that the 363 Transaction was a sound exercise of GM’s business judgment and was the only viable alternative to a liquidation that would also avoid cataclysmic ramifications for the national economy.  The Bankruptcy Court also made findings of fact that were central to its approval of the 363 Transaction and its conclusion that the Sale was a proper, prudent exercise of business judgment by GM.

On July 5, 2009, the Bankruptcy Court entered an order approving the 363 Motion (the “Sale Order”) and issued an 87-page written decision, In re General Motors Corp., 407 B.R. 463 (Bankr. S.D.N.Y. 2009).  The Bankruptcy Court denied GM’s request to waive the ten-day stay period under Bankruptcy Rules 6004(h) and 6006(d), but provided for a four-day stay of the Sale Order, until 12:00 noon on July 9, 2009, so as to permit any objectors to seek and obtain appellate review or a stay.

Seven appeals of the Sale Order were filed.  The appellants were:  (i) certain product liability contingent claimants (collectively “Campbell”), (ii) an Ad Hoc Committee of Asbestos Tort Claimants (the “Ad Hoc Committee”), (iii) Oliver Addison Parker (“Parker”), a bondholder, (iv) Radha R.M. Narumanchi (“Narumanchi”), (v) the IUE-CWA, (vi) Albert I. Burdick (“Burdick”), a retiree, and (vii) Jin Ah Lee, by her estate representatives, Jungil Lee, Sang Chul Lee, and Dukson Lee (“Lee”), rollover class action plaintiffs.

On July 6, 2009, Campbell and the Ad Hoc Committee requested that the Bankruptcy Court certify their respective appeals from the Sale Order directly to the United States Court of Appeals for the Second Circuit.  The Ad Hoc Committee also requested that the Bankruptcy Court stay the Sale Order pending appeal; but Campbell did not seek a stay of the Sale Order.  The Bankruptcy Court declined to certify the appeals, holding that Campbell and the Ad Hoc Committee failed to satisfy any of the factors required by 28 U.S.C. § 158(d)(2).  The Bankruptcy Court also denied the Ad Hoc Committee’s application for a stay.

On July 8, 2009, the Ad Hoc Committee filed an emergency motion in the United States District Court for the Southern District of New York (the “District Court”) to stay the Sale Order and for an emergency expedited appeal.  On July 9, 2009, after hearing argument, Judge Lewis A. Kaplan denied the Ad Hoc Committee’s request for a stay and granted an expedited appeal.  The Ad Hoc Committee subsequently moved to withdraw its appeal from the Sale Order.

The 363 Transaction closed on July 10, 2009 and has been fully consummated.  Since then, thousands of transactions have occurred, including incurring new and substantial obligations by New GM.  Billions of dollars in postpetition and exit financing have already been funded and expended.  Supplier and dealer networks have been completely overhauled, including the rejection of thousands of executory and dealership contracts.

On April 13, 2010, the District Court rendered a decision holding that Campbell’s appeal is moot and affirming the Sale Order, Campbell v. Motors Liquidation Co. (In re Motors Liquidation Co.), No. 09 Civ. 6818, 2010 WL 1524763 (S.D.N.Y. Apr. 13, 2010) (Buchwald, J.), and entered an order on April 15, 2010.  On May 24, 2010, Campbell filed a notice of appeal with the United States Court of Appeals for the Second Circuit.  On August 17, 2010, the Debtors and Campbell filed a stipulation in the Second Circuit to dismiss the appeal.

On April 27, 2010, the District Court rendered a decision holding that Parker’s appeal is moot and affirming the Sale Order, Parker v. Motors Liquidation Co. (In re Motors Liquidation Co.), Case No. 09-Civ. 7794, 2010 WL 1730802 (S.D.N.Y. Apr. 27, 2010) (Sweet, J.), and entered an order on April 29, 2010.  On May 10, 2010, Parker filed a motion with the District Court for rehearing and/or for entry of a vacatur.  This motion is currently pending.

The Ad Hoc Committee, the IUE-CWA, Burdick, and Lee have withdrawn their respective appeals.  The appeal by Narumanchi remains outstanding in the District Court.

6.  Avoidance Action.  On July 31, 2009, the Creditors’ Committee commenced the Term Loan Avoidance Action, seeking to avoid as unperfected the lien asserted by the lenders under the Prepetition Term Loan Agreement and to recover more than $1.5 billion in payments made to the lenders under the Prepetition Term Loan Agreement from the DIP Facility.  On July 1, 2010, the lenders filed a motion for summary judgment and the Creditors’ Committee filed a motion for partial summary judgment.  On August 5, 2010, the Creditors’ Committee filed a memorandum of law in opposition to the lenders’ summary judgment motion, and the lenders filed a memorandum of law in opposition to the Creditors’ Committee’s summary judgment motion.

7.  The Wind-Down Process.  After the commencement of the Chapter 11 Cases and the consummation of the 363 Transaction, the Debtors began the process of an orderly liquidation and wind-down of the Debtors’ remaining assets and properties.  In connection therewith, the Debtors retained a number of professionals to assist in the administration of their estates, including the professionals at AP Services, who have taken the lead in compiling information related to the Debtors’ remaining assets and administering the Debtors’ estates, local and foreign counsel, as well as accounting professionals and environmental consultants.  The wind-down activities have included, among other things, analyzing the physical assets of the Debtors; analyzing the assets and obligations of MLC’s numerous remaining subsidiaries to determine the most appropriate means of liquidating each subsidiary; filing motions to reject hundreds of executory contracts and unexpired leases; establishing global procedures for asset sales; establishing bar dates for the filing of claims; analyzing the over 70,000 proofs of claim that have been filed in an aggregate amount of approximately $270 billion, of which over 29,000 were unliquidated, approximately 28,500 are asbestos-related, and 470 are environmental-related; and negotiating settlements with certain equipment lessors resulting in modifications to lease agreements and the assumption and assignment to New GM of such modified leases, which reduced or eliminated hundreds of millions of dollars in rejection damage claims.  Certain of these activities are described more fully below.

8.  Executory Contracts and Unexpired Leases/Dealerships.  As of the Commencement Date, the Debtors were parties to over 700,000 executory contracts and unexpired leases of nonresidential real property and personal property.

In connection with the 363 Transaction and the continued operation of New GM’s businesses, the Debtors participated in an assumption and assignment process that was critical to the continuation of the GM enterprise and wind-down of the Debtors’ remaining operations.  Under this procedure, the Debtors maintained a database of executory contracts and unexpired leases of nonresidential real property that were designated by New GM to be assumed by the Debtors and assigned to New GM (each an “Assumable Executory Contract”).  New GM, at its option, can elect to designate a contract as an Assumable Executory Contract until August 31, 2010, the current expiration of the contract designation period, which may be further extended upon agreement between the Debtors and New GM.  In connection with this process, New GM has assumed approximately 671,000 executory contracts and unexpired leases of the Debtors and is responsible for paying all cure amounts in connection therewith, as required by the MSPA.

The Debtors have evaluated those contracts not designated as Assumable Executory Contracts to determine their appropriate disposition in the context of the Debtors’ wind-down efforts.  The Debtors have sought to reject certain contracts and leases that are not required for the Debtors’ continuing operations and which were not assumed and assigned to New GM.  Specifically, the Debtors have filed twelve omnibus motions as well as other motions to reject approximately 1,100 executory contracts and unexpired leases of nonresidential real property.

Finally, the Debtors had approximately 6,000 dealerships in their network as of the Commencement Date.  The Debtors implemented a comprehensive dealer rationalization program, which included entering into thousands of participation and wind-down agreements enabling successful dealerships to continue with New GM while providing underperforming dealerships with significant economic support to wind down their businesses.  The Debtors also filed a motion to reject approximately eighty dealership agreements and negotiated voluntary termination agreements with several others.

9.  Claims Process.  By order dated September 16, 2009 (the “Initial Debtors’ Bar Date Order”), the Bankruptcy Court established November 30, 2009 as the deadline for each person or entity, including governmental units, to file a proof of Claim against the Initial Debtors in the Chapter 11 Cases (the “Initial Debtors’ Bar Date”).  By order dated December 18, 2009 (the “Property Bar Date Order”), the Bankruptcy Court established February 10, 2010 as the deadline for entities residing adjacent to or in the proximity of certain Initial Debtors’ properties to file a proof of Claim with respect to their person or real property arising from being located adjacent to or in the proximity of such properties (the “Property Bar Date”).  By order dated December 2, 2009 (the “REALM/ENCORE Bar Date Order,” and together with the Initial Debtors’ Bar Date Order and the Property Bar Date Order, the “Bar Date Orders”), the Bankruptcy Court established February 1, 2010 as the deadline for each person or entity to file a proof of Claim against REALM and ENCORE and April 16, 2010 as the deadline for governmental units to file a proof of Claim against REALM and ENCORE (the “REALM/ENCORE Bar Dates,” and together with the Initial Debtors’ Bar Date and the Property Bar Date, the “Bar Dates”).  Notice of the Bar Dates was given as required.  The time within which to file claims against the Debtors has expired.  To date, over 70,000 proofs of claim have been filed against the Debtors.

On October 6, 2009, the Bankruptcy Court entered an order (the “Omnibus Claims Objection and Settlement Procedures Order”) authorizing the Debtors to file omnibus objections to claims (the “Omnibus Claims Objections”) and settle claims in accordance with certain procedures (the “Claim Settlement Procedures”).  Pursuant to the Omnibus Claims Objection and Settlement Procedures Order, the Debtors are authorized to file Omnibus Claims Objections to Claims seeking the reduction, reclassification, and/or disallowance of Claims on grounds in addition to those set forth in Bankruptcy Rule 3007(d).

To date, the Debtors have filed eighty-four Omnibus Claims Objections with respect to 21,342 Claims.  The Debtors’ actions have resulted in the expungement of over $24.787 billion of Claims against the Debtors’ estates and the reclassification of over 438 Claims that improperly asserted either secured, administrative, and/or priority Claims to date.  Most recently, the Debtors have filed thirty-seven Omnibus Claims

Objections affecting approximately 18,097 Claims filed by certain Wilmington Trust beneficial bondholders.  If successful, this effort will result in the additional expungement of over $753,905,738 of Claims against the Debtors’ estates.

Pursuant to the Claim Settlement Procedures, the Debtors are authorized to settle any and all Claims asserted against them (i) without the approval of the Bankruptcy Court or any other party in interest whenever the aggregate amount allowed for an individual claim (the “Settlement Amount”) is (x) less than or equal to $1 million or (y) within ten percent (10%) of the noncontingent, liquidated amount listed on the Schedules, so long as the difference in amount does not exceed $1 million (any Settlement Amount within (x) or (y) being a “De Minimis Settlement Amount”), or (ii) if the Settlement Amount for a Claim is not a De Minimis Settlement Amount but is less than or equal to $50 million, the Debtors may settle such Claim without Bankruptcy Court approval if they comply with certain notice provisions and gain the consent of the Creditors’ Committee, as set forth in the Omnibus Claims Objection and Settlement Procedures Order.  The Debtors have filed quarterly reports of all settlements of Claims into which the Debtors entered during the prior quarter pursuant to the Claim Settlement Procedures, unless such settlements were the subject of a separate motion pursuant to Bankruptcy Rule 9019.

On February 23, 2010, the Bankruptcy Court entered an order (the “ADR Procedures Order”) authorizing the implementation of the ADR Procedures with respect to the following types of unliquidated and/or litigation Claims:  (i) personal injury Claims, (ii) wrongful death Claims, (iii) tort Claims, (iv) products liability Claims, (v) Claims for damages arising from the rejection of executory contracts or unexpired leases of nonresidential real property (excluding Claims for damages arising from the rejection of executory contracts as they related primarily to environmental matters), (vi) indemnity Claims (excluding tax indemnity Claims relating to leveraged fixed equipment lease transactions and excluding indemnity Claims relating to asbestos liability), (vii) lemon law Claims, to the extent applicable under section 6.15 of the MSPA, (viii) warranty Claims, to the extent applicable under section 6.15 of the MSPA, and (ix) class action Claims (collectively, the “Subject Claims”).

Pursuant to the ADR Procedures, any holder of a Subject Claim may request the Debtors to initiate the ADR Procedures for such Subject Claim by a willingness to cap its Claim at a reduced amount (the “Claim Amount Cap”).  If and only if the Claim Amount Cap is accepted by the Debtors, the Debtors will initiate the ADR Procedures and the Claim Amount Cap becomes binding on the respective holder of the Subject Claim and the ultimate value of such Subject Claim will not exceed the Claim Amount Cap.  However, to the extent that the Debtors accept the Claim Amount Cap, the Debtors are responsible for all fees and costs associated with subsequent mediation.  If the Claim Amount Cap is not accepted by the Debtors, it will not bind any party.  The Debtors evaluated all Claim Amount Cap requests received and ultimately accepted Claim Amount Caps resulting in a reduction in filed Claims of over $2.5 billion.

10.  Reclamation Claims and 503(b)(9) Claims.  During the initial stages of these Chapter 11 Cases, the Debtors received demands from 72 parties (the

“Reclamation Claimants”) asserting rights of reclamation pursuant to section 546(c) of the Bankruptcy Code (the “Reclamation Claims”) in the aggregate amount of approximately $120.5 million.  The Reclamation Claims requested that the Debtors return certain goods, e.g., raw materials, parts, supplies, and other goods, purportedly delivered to them prior to the Commencement Date.

In an effort to avoid costly litigation relating to the Reclamation Claims, the Debtors formulated reclamation procedures (the “Reclamation Procedures”) to process and treat the Reclamation Claims.  The Reclamation Procedures established guidelines pursuant to which the Reclamation Claimants could substantiate their Reclamation Claims and the Debtors could identify valid Reclamation Claims.  On the Commencement Date, the Bankruptcy Court entered an order approving the Reclamation Procedures, which required that (i) Reclamation Claimants file a written demand asserting their Reclamation Claims within the time periods prescribed in section 546(c) of the Bankruptcy Code and (ii) the Debtors file a notice with the Bankruptcy Court, stating the number of Reclamation Claims filed and the amounts asserted thereby, by September 29, 2009.  Interested parties were provided with an opportunity to object to the notice.

Of the 72 Reclamation Claims received by the Debtors totaling approximately $120.5 million, the Debtors believe that none of the Reclamation Claims are valid.

The Debtors also have received claims from approximately 60 parties (the “503(b)(9) Claimants”), pursuant to section 503(b)(9) of the Bankruptcy Code, requesting the allowance, as an administrative expense, of the value of any goods sold to the Debtors in the ordinary course of the Debtors’ businesses and received by the Debtors within twenty (20) days before the Commencement Date (the “503(b)(9) Claims”) in the aggregate amount of approximately $11.5 million.

In order to avoid piecemeal litigation, the Debtors formulated procedures for handling the 503(b)(9) Claims (the “503(b)(9) Procedures”).  The 503(b)(9) Procedures established guidelines for which 503(b)(9) Claimants could file proofs of claim substantiating their claims.  On the Commencement Date, the Bankruptcy Court entered an order approving the 503(b)(9) Procedures, which required that the 503(b)(9) Claimants file their respective proofs of claim by August 30, 2009 and provided the Debtors with a sixty (60) day objection period following that date.  By order dated September 16, 2009, the Bankruptcy Court extended the deadline by which the 503(b)(9) Claimants could file their respective proofs of claim through and until November 30, 2009.  The Debtors are working to reconcile and resolve a number of the 503(b)(9) Claims and believe that the valid 503(b)(9) Claims will not exceed $500,000.

11.  Assessment of Environmental Liabilities.  From the time leading up to the commencement of the Chapter 11 Cases, the Debtors engaged in an intense and involved process to assess the costs to remediate environmental contamination at the Property.  This was done, in concert with federal and state governmental authorities, to ensure that the Debtors would have funds throughout the duration of the Chapter 11 Cases and after the Confirmation Date to conduct appropriate remediation at the

Property.  This process provided the body of knowledge for federal and state governmental authorities and the Debtors to reach agreement relating to the scope of the Debtors’ environmental remedial obligations with respect to the Property and settle the Debtors’ administrative expense liability to the governments for cleanup of the Property in the Chapter 11 Cases, the single largest issue facing the Debtors’ estates.

The assessment of the Debtors’ remediation obligations and related costs at the Property occurred in three phases:  (i) rapidly developing an initial approximation in order to budget adequate funds for the Wind-Down Facility, (ii) undertaking a thorough review, with guidance and agreement from federal and state governmental authorities, of the environmental conditions and regulatory obligations present at each of the Debtors’ 136 owned Property sites; and (iii) hundreds of meetings, conference calls, and site visits with federal, state, and local governmental authorities to develop site specific plans and cost projections for addressing environmental contamination at each of the Properties.  In order to undertake this process, the Debtors retained experienced environmental consultants to assess and manage the Debtors’ environmental liabilities going forward.  This approach was necessary because, immediately following the 363 Transaction, GM’s entire environmental management department, made up of over 200 individuals, including lawyers, project managers, and support staff, resigned from GM to work for New GM.  The consultants retained by the Debtors, and approved by the Bankruptcy Court, to assist with this process included ARCADIS, a global environmental remediation engineering firm that had experience with many of the GM sites; Brownfield Partners and D McMurtry & Associates LLC, skilled in the redevelopment of industrial sites and environmental cost estimation; and the Claro Group, which has experience in economic modeling and assessing the adequacy of proposed environmental remedies to meet regulatory standards.  The Debtors also hired previous independent project managers familiar with GM sites to expedite the analysis of the Debtors’ environmental liabilities.  With the assistance of these contractors, the Debtors were able to assess environmental conditions at the 136 sites and develop appropriate remediation plans in a relatively limited amount of time.

The first phase of the review focused on assessing available information to formulate an approximation of environmental obligations at the Property for purposes of ensuring that sufficient funds would remain with the Debtors after the 363 Transaction.  As such, this first phase had to be completed prior to the Debtors’ entering into the Wind-Down Facility on July 10, 2009, which would fund the Debtors’ Administrative Expenses, including those related to environmental remediation at Property sites.  To formulate the cost projections in less than twenty days, the Debtors’ consultants conducted a review of thousands of documents, including regulatory orders, environmental data, and GM-prepared site summaries, relating to environmental conditions at a sampling of 29 Property sites that had the highest remediation costs accrued by GM or had the most potential for cost growth from prepetition estimates.  The Debtors’ environmental consultants then used this information to extrapolate estimates of environmental liabilities at 34 additional Property sites, where GM had identified remediation liabilities.  Based on this first phase of the review, the Debtors projected it would cost $536 million, on a net present value basis, to remediate environmental contamination at the Property.  This initial review also helped identify areas where further information would be needed to refine the cost projections.

Shortly after the 363 Transaction, the Debtors began the second phase of their environmental review that would cover each of the 90 industrial Property sites, which occupy over 7,000 acres and comprise over 48,000,000 square feet of property under roof.  The purpose of this second phase of the review was to develop site specific assessments of the cost to remediate and obtain regulatory closure of known or suspected environmental issues and to help state and federal environmental regulators better understand the Debtors’ environmental remediation obligations and facilitate discussions regarding settlement of state and federal government claims.  The Debtors had to assess their sites in a manner not previously undertaken by GM, which, appropriately, limited its oversight and site assessment activities to environmental compliance typically required for operating facilities and responding to permit and enforcement requirements.  In other words, at no time in its history had GM conducted a review of each of its sites to determine what might be required to remediate existing environmental contamination; however, the Debtors and the federal and state governments needed to do exactly that to ensure that adequate funding was available to conduct any appropriate remediation.  During the fall of 2009, the Debtors and representatives of the U.S. Treasury and Justice Departments, as well as the United States Environmental Protection Agency met to review the Debtors’ plans and strategy for creating a body of information that would form the basis for a global settlement of administrative expense liability for the environmental claims of the governments relating to the Property, including their redevelopment to bring them back into productive use as soon as practicable.

The Debtors’ environmental consultants spent more than 20,000 hours evaluating site conditions and applicable regulatory requirements at each of the Debtors’ 136 Property sites.  The Debtors’ consultants conducted site visits, reviewed information contained in the files of GM and the state and federal environmental regulators, and interviewed GM project managers and government regulators to develop a comprehensive understanding of the actual and potential environmental issues present at each Property site.  After gathering and reviewing all available information on environmental conditions at the Property, the Debtors’ environmental consultants developed remediation plans to investigate and remediate known and potential contamination with a goal of obtaining regulatory closure of known or suspected environmental issues, which was the focus of the federal and state governmental entities.  The Debtors’ environmental consultants prepared, in a matter of months, remedial investigation and remediation plans for 60 sites that in some cases included long-term stewardship of up to one hundred years.

Working off the proposed investigation and remediation plans, the Debtors developed cost models, including decision tree analyses consistent with ASTM Standard E2137-06 (Standard Guide for Estimating Monetary Costs and Liabilities for Environmental Matters) for the largest sites, to project future environmental liabilities at each of the Property sites with known or likely environmental impacts.  The cost modeling allowed the Debtors to assess a variety of potential scenarios to determine a reasonable range of costs.  The Debtors then conducted a statistical analysis of the entire portfolio of properties to assess the likely upper bound of total potential environmental remediation costs.

Recognizing that the ultimate beneficiaries of this information were the federal and state governments, which needed to make decisions regarding the scope of remediation on a state-by-state and property-by-property basis, the Debtors created an active website known as IDEA to facilitate an open information exchange between the Debtors and state and federal governmental authorities.  The Debtors uploaded more than 1,800 documents, including 491 site assessments and investigation reports and 436 corrective action and remediation reports, along with site maps, key legal documents, correspondence, and other relevant information for each of the Properties.  The Debtors also shared with the governmental authorities the cost projections and investigation and remediation plans that the Debtors’ consultants were developing so as to eliminate any information imbalance, maintain good relations, and advance the settlement negotiations.  In all, information provided on the IDEA website was shared with more than 200 government personnel who collectively downloaded more than 5,800 documents from the site.

The Debtors’ act of assessing, generating, and sharing information regarding remediation liabilities at the Property was critical to facilitating the settlement discussions that began in July 2009 between the Debtors, the U.S. Treasury, the United States Department of Justice, the United States Environmental Protection Agency, the Presidential Task Force, and the relevant state governmental authorities.  Had the Debtors not conducted such a detailed investigation of environmental conditions, the governmental authorities either would have had to conduct their own investigations and data analysis, which could have taken years to complete, or negotiate a potential settlement without the benefit of detailed site-by-site information, a situation that would have delayed and undermined any settlement discussions.  Instead, the governmental authorities were able to rely on the Debtors’ assessments to reach their own conclusions regarding the magnitude of the Debtors’ environmental liabilities and promptly commence settlement talks.

The third phase of the environmental cost projection process, which focused on advancing settlement discussions, began in November 2009 and continues to this day.  During this phase, the Debtors and their environmental consultants met with state and federal regulators to explain, discuss, and refine the Debtors’ environmental cost projections.  This process included more than 75 in-person meetings and hundreds of conference calls with state and federal elected officials, legal representatives, and technical personnel, including the Brattle Group, an environmental consultancy firm hired by the United States Department of Justice to support the federal government in settlement negotiations.  During this phase, the Debtors also undertook, at the urging of the state and federal governments, additional environmental investigations at sites where the potential for environmental liability was great, but where information regarding site conditions was scarce, including at sites in Willow Run and Saginaw, Michigan, and Massena, New York.  Throughout this process, the Debtors have remained in constant contact with state and federal government officials to exchange information and respond to hundreds of technical and legal questions.  These discussions allowed the Debtors and the Brattle Group to refine their cost projections such that, by April 2010, the Debtors’ and the Brattle Group’s respective projections of the Debtors’ total remediation liabilities were materially aligned for the owned Property.  Further discussions resulted in the announcement, made by the President of the United States just one month later, that a “landmark agreement” had been reached, subject to the drafting of a definitive settlement agreement and approval by those with authority, to establish a trust fund to pay for the cleanup of 90 of the Property sites located in 14 states.  Since that time, the Debtors have been working with the governments to structure the trust and allocate funds to clean up the Property.  See Section III.G.4 below for an explanation of the Environmental Response Trust.

The Debtors and their environmental consultants were able to achieve consensus among various governmental parties regarding the cost to remediate the Property in an unprecedented time span.  Similar negotiations in other bankruptcies have taken much longer.  The swift resolution of the environmental cost projection efforts in these Chapter 11 Cases saved the Debtors’ estates millions of dollars by avoiding costly litigation and estimation hearings.  In addition, reaching amicable agreement among the governmental authorities regarding the Debtors’ remediation obligations maintains positive regulatory relationships that will benefit the Debtors and the Environmental Response Trust as the remediation work moves forward.  The Environmental Response Trust will be positioned to undertake the environmental remediation of the Property with the cooperation of the federal and state governments and with a better understanding of the work required to achieve regulatory closure.  This benefits not only the Debtors’ estates, which can fully resolve their obligations in this regard, but also the federal and state governments, which have certainty regarding future remediation activities and a willing and cooperative partner going forward, and also the municipalities and neighborhoods where the Property will be cleaned up and put back into productive use.

12.  De Minimis Asset Sales.  On August 18, 2009, the Bankruptcy Court approved procedures for the sale of certain de minimis assets (the “De Minimis Asset Sale Procedures Order”).  The De Minimis Asset Sale Procedures Order authorizes the Debtors to sell assets outside the ordinary course of business (i) without further order of the Bankruptcy Court or any other party in interest, if the purchase price is less than or equal to $1 million (the “Non-Noticed De Minimis Sales”) or (ii) without further order of the Bankruptcy Court but with the approval of the Creditors’ Committee and in accordance with certain notice procedures, if the purchase price is greater than $1 million but less than $15 million (the “Noticed De Minimis Sales”).  The Debtors have filed quarterly reports with the Bankruptcy Court setting forth all Noticed De Minimis Sales and any Non-Noticed De Minimis Sales  in which the consideration for any asset is greater than $250,000 that were consummated during the preceding quarter.  As of the date hereof, net proceeds of approximately $8.8 million have been generated pursuant to sales effected pursuant to the De Minimis Asset Sale Procedures Order.

13.  Non-De Minimis Sales.  On June 8, 2010, the Debtors filed a motion for an order authorizing the sale of real and personal property, including a motor vehicle assembly plant, located at 801 Boxwood Road, Wilmington, Delaware, to Fisker Automotive, Inc., free and clear of liens, claims, encumbrances, and other interests, for a purchase price of $20 million; the assumption and assignment of certain executory contracts and unexpired leases in connection with the sale; and the entry of MLC into a settlement agreement with the Delaware Department of Natural Resources and Environmental Control regarding the responsibility for ongoing environmental remediation of the real property that is the subject of the sale.  The motion was approved on June 29, 2010, and the sale closed on July 19, 2010.

On August 13, 2010, the Debtors filed a motion for an order authorizing (i) the sale of 100% of the issued and outstanding shares of common stock of General Motors Strasbourg S.A.S. (“GMS”) General Motors, a French societe par actions simplifiée, having its registered office at 81, rue de la Rochelle, Strasbourg 67026 cedex, France, and (ii) the assumption and assignment of certain executory contracts in connection with the sale.  GMS is a wholly-owned subsidiary of MLC and is primarily engaged in the business of developing and manufacturing automatic transmissions for luxury and performance light automotive vehicles.  The motion is scheduled to be heard on September 7, 2010.

III.  OVERVIEW OF THE PLAN

A.  General

This Section of the Disclosure Statement summarizes the Plan, which is set forth in its entirety as Exhibit A hereto.  This summary is qualified in its entirety by reference to the Plan.  YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

In general, a chapter 11 plan (i) divides claims and equity interests into separate classes, (ii) specifies the consideration that each class is to receive under the plan, and (iii) contains other provisions necessary to implement the Plan.  Under the Bankruptcy Code, “claims” and “equity interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and equity interests in more than one class.  Under section 1124 of the Bankruptcy Code, a class of claims is “impaired” under a plan unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class or (ii) provides, among other things, for the cure of existing defaults and reinstatement of the maturity of claims in such class.  Classes 3 and 5 are impaired under the Plan, and holders of Claims in such Classes are entitled to vote to accept or reject the Plan unless the Claims are subject to an objection filed by the Debtors.  Ballots are being furnished herewith to all holders of Claims in Classes 3 and 5 that are entitled to vote to facilitate their voting to accept or reject the Plan.

A chapter 11 plan may also specify that certain classes of claims or equity interests are to have their claims or equity interests remain unaltered by the plan.  Such classes are referred to as “not impaired,” and, because of the treatment accorded to such classes, they are conclusively deemed to have accepted the plan and, therefore, need not be solicited to vote to accept or reject the plan.

A chapter 11 plan may also specify that certain classes will not receive any distribution under the plan.  Under section 1126(g) of the Bankruptcy Code, such classes are conclusively deemed to have rejected the plan and, therefore, need not be solicited to accept or reject the plan.  Holders of Equity Interests in Class 7 are impaired and will not receive any recovery under the Plan on account of such Equity Interests, and such Class, therefore, is conclusively deemed to reject the Plan.  No ballot is enclosed for holders of Class 7 Equity Interests.

The “Effective Date” of the Plan means the date on which the conditions precedent to the occurrence of the Effective Date of the Plan specified in Section 9.2 of the Plan have been satisfied and the Plan is implemented.

B.  Assets for Distribution Under the Plan

The Plan provides for (i) the distribution to holders of Allowed General Unsecured Claims against the Debtors from the GUC Trust their Pro Rata Share of (a) the New GM Securities and (b) the GUC Trust Units in accordance with the GUC Trust and the GUC Trust Agreement; if any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets are received prior to the Avoidance Action Trust Transfer Date, then, to the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, either by (I) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (II) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (III) Final Order, holders of Allowed General Unsecured Claims shall receive from the Debtors their Pro Rata Share of such proceeds, net of any expenses incurred by the Debtors on or after the Effective Date; as soon as practicable after the Avoidance Action Trust Transfer Date, and shall receive from the Avoidance Action Trust their Pro Rata Share of any proceeds of the Term Loan Avoidance Acton and/or the Asbestos Insurance Assets, to the extent not already distributed, in accordance with the Avoidance Action Trust and the Avoidance Action Trust Agreement; (ii) the resolution and satisfaction of Allowed Property Environmental Claims against the Debtors in accordance with the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement; and (iii) the transfer on the Effective Date of all Asbestos Personal Injury Claims to the Asbestos Trust, with such claims to be addressed and satisfied solely in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution Procedures, and the Asbestos Trust Agreement, provided that, once Allowed, the Asbestos Trust Claim shall be entitled to the same distributions from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claims.

The Plan further provides that the lenders under the DIP Credit Agreement shall have an Allowed Administrative Expense for the total amount due under the DIP Credit Agreement as of the Effective Date, ratably in accordance with their respective interests in the DIP Credit Agreement Claims, subject to any applicable provisions of paragraph 5 of the Final Order approving the DIP Credit Agreement.  The Debtors shall pay on account of the amounts outstanding under the DIP Credit Agreement an amount equal to all Cash and Cash equivalents, if any, remaining after funding all obligations and amounts to be funded under the Plan (including the GUC Trust Administrative Fund, the Asbestos Trust, the Environmental Response Trust Administrative Account, the Avoidance Action Trust Administrative Cash, and the Indenture Trustee Reserve Cash, and such amounts necessary to satisfy payment of and funding to reconcile Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims) and shall distribute beneficial interests in the Environmental Response Trust to the lenders under the DIP Credit Agreement.  To the extent it is determined that the lenders under the DIP Credit Agreement are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, the lenders under the DIP Credit Agreement shall receive the proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets in accordance with Sections 4.3 and 6.5 of the Plan and the Avoidance Action Trust Agreement.  Notwithstanding anything to the contrary in the Plan, if any Collateral provided under the DIP Credit Agreement (including the DIP Lenders’ Avoidance Assets) is not distributed pursuant to the Plan, such Collateral shall be distributed to lenders under the DIP Credit Agreement ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  Notwithstanding anything in the Plan to the contrary, the lenders under the DIP Credit Agreement shall have the sole right to collect on, prosecute, designate another party to prosecute, assign, or waive the DIP Lenders’ Avoidance Actions and the sole right to recover from or assign the DIP Lenders’ Avoidance Assets.

C.  Description and Summary Table of Classification and Treatment of Claims and Equity Interests Under the Plan

Claims and Equity Interests are divided into six Classes under the Plan, and the proposed treatment of Claims and Equity Interests in each Class is described in the Plan and briefly summarized in the chart set forth below.  Such classification takes into account the different nature and priority of the Claims and Equity Interests.  The Plan contains one Class of Secured Claims (Class 1) that is unimpaired, one Class of unimpaired Priority Non-Tax Claims (Class 2), one Class of impaired General Unsecured Claims (Class 3), one Class of unimpaired Property Environmental Claims (Class 4), one Class of impaired Asbestos Personal Injury Claims (Class 5), and one Class of impaired Equity Interests (Class 6).  The meaning of “impairment,” and the consequences thereof in connection with voting on the Plan, are set forth in Section III.A above.

Unless otherwise indicated, the characteristics and estimated amount of the Claims or Equity Interests in the following Classes are based on the books and records of the Debtors.  Each subclass is treated as a separate class for purposes of the Plan and the Bankruptcy Code.  However, the following discussion may refer to a group of subclasses as a single class for ease of reference.

Secured Claims (Class 1).  (Estimated Amount of Allowed Secured Claims is $______).  Class 1 constitutes a group of subclasses.  The Debtors believe that all of the Secured Claims have already been paid.  Except to the extent that a holder of an Allowed Secured Claim against any of the Debtors agrees to a different treatment of such Claim, on the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Secured Claim shall receive, at the option of the Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.  In the event a Secured Claim is treated under clause (i) or (ii) above, the liens securing such Secured Claim shall be deemed released.

Priority Non-Tax Claims (Class 2).  (Estimated Amount of Allowed Priority Non-Tax Claims is $_____).  The Claims in Class 2 are the types of Claims identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expenses and Priority Tax Claims).  For the Debtors, these Claims relate primarily to any prepetition wages and employee benefit plan contributions that have not yet been paid.  The Debtors believe that all of these Claims have already been paid pursuant to an order entered by the Bankruptcy Court on the Commencement Date.  Claims in Class 2 that have not already been paid will be paid in full, in Cash, on the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent the holders of such Claims agree to a different treatment.

General Unsecured Claims (Class 3).  (Estimated Amount of Allowed General Unsecured Claims is $_____.)  The aggregate amount of General Unsecured Claims filed against the Debtors on or before the Bar Dates, as well as the General Unsecured Claims listed in the Debtors’ Schedules, is approximately $270 billion.  However, the Debtors estimate that the aggregate amount of Allowed Claims in Class 3 will be approximately $___ billion, after deducting duplicate Claims, amended and superseded Claims, previously paid Claims, Claims not supported by the Debtors’ books and records, Claims that are covered by insurance, and Claims that are subject to other objections.  The Claims in Class 3 consist of the Claims of unions, suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, employment, personal injury, and other litigation claimants to the extent not covered by insurance, Asbestos Property Damage Claims, environmental claims subject to discharge under Environmental Laws to pay money to private and governmental entities for cleanup or remediation of property not owned by the Debtors, including Superfund liabilities, parties to contracts with the Debtors that are being rejected, the principal and interest accrued and unpaid through the Commencement Date under the notes that are subject to the Indentures, and other general unsecured claims.  Class 3 does not include any Property Environmental Claims or Asbestos Personal Injury Claims.

Holders of Allowed Claims in Class 3 will, as soon as is reasonably practicable after the Effective Date (but no earlier than the first Business Day following the Distribution Record Date), receive from the GUC Trust their Pro Rata Share of (i) the

New GM Securities and (ii) the GUC Trust Units, in accordance with the terms of the GUC Trust and the GUC Trust Agreement.  The GUC Trust shall make subsequent distributions of New GM Securities and GUC Trust Units to holders of Disputed General Unsecured Claims as of the Distribution Record Date whose Claims are subsequently Allowed.  The GUC Trust shall make additional distributions of New GM Securities to holders of GUC Trust Units in accordance with the terms of the GUC Trust and the GUC Trust Agreement.

If any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets are received prior to the Avoidance Action Trust Transfer Date, then, to the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, (A) each holder of an Allowed General Unsecured Claim as of the Distribution Record Date shall receive its Pro Rata Share of such proceeds, net of any expenses incurred by the Debtors on or after the Effective Date, and (B) the Debtors shall make subsequent distributions of the net proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets to holders of Disputed General Unsecured Claims and Disputed Asbestos Personal Injury Claims as of the Distribution Record Date whose Claims are subsequently Allowed.  Holders of Disputed General Unsecured Claims and Disputed Asbestos Personal Injury Claims on the Distribution Record Date whose Claims are subsequently Allowed prior to the initial distribution of proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets shall be deemed to be holders of Allowed General Unsecured Claims as of the Distribution Record Date for the purpose of Section 4.3(b) of the Plan.

As soon as is reasonably practicable after the Avoidance Action Trust Transfer Date, to the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, (A) each holder of an Allowed General Unsecured Claim as of the Distribution Record Date shall receive from the Avoidance Action Trust, to the extent not already distributed, its Pro Rata Share of such proceeds in accordance with the terms of the Avoidance Action Trust and the Avoidance Action Trust Agreement and (B) the Avoidance Action Trust shall make subsequent distributions of any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets to holders of Disputed General Unsecured Claims and Disputed Asbestos Personal Injury Claims as of the Distribution Record Date whose Claims are subsequently Allowed.  The Avoidance Action Trust shall make additional distributions of any proceeds of the Term Loan Avoidance Action and of the Asbestos Insurance Assets to the Avoidance Action Trust Beneficiaries in accordance with the terms of the Avoidance Action Trust and the Avoidance Action Trust Agreement.  Holders of Disputed General Unsecured Claims and Disputed Asbestos Personal Injury Claims on the Distribution Record Date whose Claims are subsequently Allowed prior to the Avoidance Action Trust Transfer Date shall be deemed to be holders of Allowed General Unsecured Claims as of the Distribution Record Date for the purpose of Section 4.3(c) of the Plan.

Holders of Unliquidated Litigation Claims, at the option of the Debtors or the GUC Trust Administrator, as applicable, shall be subject to the ADR Procedures in order to determine the Allowed amount of their respective General Unsecured Claims.

The Note Claims shall be Allowed in the respective amounts listed next to each Indenture set forth in Exhibit “B” to the Plan (the “Fixed Allowed Note Claims”).  The Fixed Allowed Note Claims shall override and supersede any individual Claims filed by record or by beneficial holders of debt securities arising out of or relating to the Note Claims.

The Eurobond Claims under (i) that certain Fiscal and Paying Agency Agreement, dated as of July 3, 2003, among MLC, Deutsche Bank AG London, and Banque Générale du Luxembourg S.A. shall be Allowed in the amount of $_____ , (ii) that certain Fiscal and Paying Agency Agreement, dated as of July 10, 2003, among General Motors Nova Scotia Finance Company, MLC, Deutsche Bank Luxembourg S.A., and Banque Générale du Luxembourg S.A. shall be Allowed in the amount of $______, and (iii) that certain Bond Purchase and Paying Agency Agreement, dated May 28, 1986, between General Motors Corporation and Credit Suisse, shall be Allowed in the amount of $______ (together, the “Fixed Allowed Eurobond Claims”).  The Fixed Allowed Eurobond Claims shall override and supersede any individual Claims filed by record or by beneficial holders of debt securities arising out of or relating to the Eurobond Claims.

Notwithstanding anything to the contrary in Section 4.3 of the Plan, all proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets shall be applied first to pay the U.S. Treasury (i) all amounts expended on and after the Effective Date to fund the costs and expenses associated with realizing such proceeds and (ii) without duplication, the amount of the Avoidance Action Trust Administrative Cash.

The estimated percentage recovery to holders of Allowed General Unsecured Claims in Class 3 of ___% is dependent on, among other things, the total amount of General Unsecured Claims that become Allowed Claims and the value of the GUC Trust Assets (and excludes the amounts, if any, that may be realized on the settlement or resolution of the Term Loan Avoidance Action), and assumes that the aggregate amount of Allowed General Unsecured Claims in Class 3 ultimately will be approximately $[__] billion.  There can be no assurance that the estimated claims amount is accurate.

Property Environmental Claims (Class 4).  (Estimated Amount of Allowed Property Environmental Claims is $536 million).  The Claims in Class 4 are civil Claims or Causes of Action by the Governmental Authorities against the Debtors under Environmental Laws with respect to the Properties except for any General Unsecured Claims reserved in the Environmental Response Trust Consent Decree and Settlement Agreement or the Priority Order Sites Consent Decrees and Settlement Agreements.

These Claims do not include environmental claims for any sites other than the Properties or General Unsecured Claims in Class 3.  All Property Environmental Claims in Class 4 are fully satisfied in accordance with the Environmental Response Trust Consent Decree and Settlement Agreement and the Priority Order Sites Consent Decrees and Settlement Agreements.  Pursuant to the Environmental Response Trust Consent Decree and Settlement Agreement, the Environmental Response Trust Assets will be transferred to the Environmental Response Trust on the Effective Date.

Asbestos Personal Injury Claims (Class 5).  (Estimated Amount of Allowed Asbestos Personal Injury Claims is $_______).  The Claims in Class 5 are any Claims, remedies, liabilities, or Demands against the Debtors, now existing or hereafter arising, whether or not such Claims, remedies, liabilities, or Demands are reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty, or otherwise, for death, bodily injury, sickness, disease, medical monitoring, or other personal injuries (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by the presence of or exposure (whether prior to or after the Commencement Date) to asbestos or asbestos-containing products or things that are or were installed, engineered, designed, manufactured, fabricated, constructed, sold, supplied, produced, specified, selected, distributed, released, marketed, serviced, maintained, repaired, purchased, owned, occupied, used, removed, replaced, or disposed by the Debtors or an Entity for whose products or operations the Debtors allegedly have liability or for which the Debtors are otherwise allegedly liable, including, without express or implied limitation, any Claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, medical monitoring, survivorship, proximate, consequential, general, and special damages) and punitive damages, and any Claims, remedies, liabilities, or Demands for reimbursement, indemnification, subrogation, and contribution (including, without limitation, any Indirect Asbestos Trust Claim), and any claim under any settlement entered into by or on behalf of the Debtors prior to the Commencement Date relating to an Asbestos Personal Injury Claim.  The aggregate amount of Asbestos Personal Injury Claims filed against the Debtors on or before the Bar Dates was approximately $2.89 billion.

All Claims in Class 5 will be channeled to the Asbestos Trust.  All holders of Claims in Class 5 will be satisfied in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution Procedures, and the Asbestos Trust Agreement.  The sole recourse of the holders of Asbestos Personal Injury Claims will be from the Asbestos Trust, and such holders will have no right whatsoever at any time to assert their respective Asbestos Personal Injury Claims against any Protected Party, provided that, once Allowed, the Asbestos Trust Claim shall be entitled to the same distribution from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claim in Class 3.  Without limiting the foregoing, on the Effective Date, all Entities shall be permanently stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claim (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the

Plan, the Plan Supplement, or any other agreement or instrument between the Debtors and the Asbestos Trust, which actions shall be in conformity and compliance with the provisions of the Plan and other than the right of the Allowed Asbestos Trust Claim to receive distributions from the GUC Trust and the Avoidance Action Trust, as applicable):  (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party, (ii) enforcing, levying, attaching (including without limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party, (iv) setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party, and (v) proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Trust Agreement, except in conformity and compliance therewith.

Equity Interests (Class 6).  This Class consists of (i) the Equity Interests issued by MLC represented by MLC’s outstanding 610,562,173 shares of common stock (as of May 1, 2009), $1 2/3 par value and (ii) Claims arising from the rescission of a purchase or sale of the Equity Interests for damages arising from such purchase or sale, or for reimbursement or contribution on account of such Claims, pursuant to section 510 of the Bankruptcy Code, if any.  The Class includes all shares owned by affiliates or present or former members of the management of the Debtors and any outstanding options, warrants, or rights to purchase such stock.  On the Effective Date, all Equity Interests issued by MLC shall be canceled and one new share of MLC’s common stock will be issued to a custodian to be designated by MLC, who will hold such share for the benefit of the holders of such former Equity Interests consistent with their former economic entitlements.  All Equity Interests of the other Debtors will be cancelled when such Debtors are dissolved or merged out of existence in accordance with Section 6.10 of the Plan.  Each holder of an Equity Interest shall neither receive nor retain any property or interest in property on account of such Equity Interest; provided, however, that in the event all Allowed Claims have been satisfied in full, holders of Equity Interests may receive a pro rata distribution of any remaining assets of the Debtors.  It is not expected that any such assets will exist.  On or promptly after the Effective Date, but in no event later than December 15, 2011, MLC will file with the Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of any of its publicly traded securities.  All Equity Interests in MLC outstanding after the Effective Date will be cancelled on the date MLC is dissolved in accordance with Section 6.10 of the Plan.  The rights of a holder of an Equity Interest or former Equity Interest issued by MLC pursuant to Section 4.6 of the Plan shall be nontransferable.

The following table is qualified in its entirety by reference to the Plan, a copy of which is annexed hereto as Exhibit A.  In no case will any creditor receive more than 100% of its Allowed Claim.

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan
N/A	Administrative Expenses	$___________
- Recovery:  100%

- On the Effective Date, or as soon thereafter as is practicable, the Debtors shall pay to holders of Allowed Administrative Expenses Cash equal to the Allowed amount of their Administrative Expenses.

N/A	Priority Tax Claims	$
- Recovery:  100%

- On the Effective Date, or as soon thereafter as is practicable, the Debtors shall pay to holders of Allowed Priority Tax Claims Cash equal to the Allowed amount of their Claims.  Priority Tax Claims that New GM is liable for under the MSPA shall be the responsibility of New GM and shall receive no distribution under the Plan.

N/A	DIP Credit Agreement Claims	$____
- Holders of DIP Credit Agreement Claims shall have an Allowed Administrative Expense for the total amount due under the DIP Credit Agreement as of the Effective Date, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  On the Effective Date, the Debtors shall pay holders of DIP Credit Agreement Claims Cash equal to all Cash and Cash equivalents remaining after all obligations under the Plan to be paid on the Effective Date have been paid and shall distribute beneficial interests in the Environmental Response Trust to the lenders under the DIP Credit Agreement.  To the extent it is determined that the lenders under the DIP Credit Agreement are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

Trust Administrator on or after the Effective Date, or (iii) Final Order, holders of the DIP Credit Agreement Claims shall receive the proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets in accordance with Sections 4.3 and 6.5 of the Plan and the Avoidance Action Trust Agreement.

Class 1	Secured Claims	$___
- Recovery:  100%

- Unimpaired

- Except to the extent a holder of an Allowed Secured Claim agrees to a different treatment, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Secured Claim shall receive, at the option of the Debtors, (i) Cash equal to 100% of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (v) such other distribution as necessary to satisfy section 1129 of the Bankruptcy Code.

Class 2	Priority Non-Tax Claims	$___	- Recovery: 100% - Impaired - On the Effective Date, or as soon thereafter as is practicable, holders of Allowed Priority Non-Tax Claims shall receive Cash equal to the Allowed amount of their Claim.

Class 3	General Unsecured Claims	It is estimated that the aggregate Allowed Claims in Class 3 will be approximately $___________
- Recovery:  Depends on value of New GM Securities as of the Effective Date and the amount, if any, realized by holders of Allowed General Unsecured Claims on the settlement or resolution of the Term Loan Avoidance Action and the Asbestos Insurance Assets.  The Debtors do not believe it is necessary to

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

estimate the value of the foregoing in view of the liquidating nature of the Plan, the costs involved in obtaining such an estimation, and the pending public offering being pursued by New GM.

- Impaired

- Holders of Allowed General Unsecured Claims shall receive from the GUC Trust their Pro Rata Share of (i) the New GM Securities and (ii) the GUC Trust Units in accordance with the GUC Trust and the GUC Trust Agreement.  To the extent it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (ii) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (iii) Final Order, (A) if any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets are received prior to the Avoidance Action Trust Transfer Date, then, holders of Allowed General Unsecured Claims shall receive from the Debtors their Pro Rata Share of such proceeds, net of any expenses incurred by the Debtors on or after the Effective Date, and (B) as soon as practicable after the Avoidance Action Trust Transfer Date, holders of Allowed General Unsecured Claims shall receive from the Avoidance Action Trust their Pro Rata Share of any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets, to the extent not already distributed, in accordance with the Avoidance Action Trust and the Avoidance Action Trust Agreement.

Class 4	Property Environmental Claims	$536 million	- Recovery: 100% - Unimpaired

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan

- The holders of Property Environmental Claims  shall be satisfied and treated in accordance with the Environmental Trust Agreement, the Environmental Response Trust Consent Decree and Settlement Agreement, and the Priority Order Sites Consent Decrees and Settlement Agreements.

Class 5	Asbestos Personal Injury Claims	$___
- Recovery:  Depends on value of New GM Securities as of the Effective Date and the amount, if any, realized by holders of Allowed General Unsecured Claims on the settlement or resolution of the Term Loan Avoidance Action and the Asbestos Insurance Assets.  The Debtors do not believe it is necessary to estimate the value of the foregoing in view of the liquidating nature of the Plan, the costs incurred in obtaining such an estimation, and the pending public offering being pursued by New GM.

- Impaired

_ On the Effective Date, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Trust and all Asbestos Personal Injury Claims shall be satisfied in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution Procedures, and the Asbestos Trust Agreement, provided that, once Allowed, the Asbestos Trust Claim shall be entitled to the same distributions from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claim in Class 3.

Class 6	Equity Interests	N/A
- Recovery:  0%

- Impaired

- On the Effective Date, all Equity Interests issued by MLC shall be cancelled.  All Equity Interests of the other Debtors shall be cancelled when such Debtors are dissolved or merged out of existence in accordance with Section 6.10 of the Plan.  Each

Class Number	Description of Class	Estimated Amount of Allowed Claims in Class	Treatment Under the Plan/ Estimated % Recovery Under Plan
holder of an Equity Interest shall neither receive nor retain any property on account of such Equity Interest.

D.  Reservation of “Cram Down” Rights

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met.  This power to confirm a plan over dissenting classes – often referred to as “cram down” – is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

The Debtors reserve the right to seek confirmation of the Plan notwithstanding the rejection of the Plan by any Class entitled to vote.  In the event a Class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such Class.  The Debtors will also seek such a ruling with respect to Class 6, which is deemed to reject the Plan.

E.  Administrative Expenses for the Debtors

In order to confirm the Plan, Allowed Administrative Expenses and Allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims.  Administrative expenses are the actual and necessary costs and expenses of the Chapter 11 Cases.  Those expenses include, but are not limited to, compensation for individuals working on behalf of the Debtors, postpetition rent, amounts owed to vendors providing goods and services during the Chapter 11 Cases, tax obligations incurred after the commencement of the Chapter 11 Cases, 502(b)(9) Claims, management costs, and certain statutory fees and expenses.  Other administrative expenses include the actual, reasonable, necessary, and unpaid fees and expenses of the professionals retained by the Debtors, the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative.

The Debtors estimate that the amount of Allowed Administrative Expenses as of the Effective Date will aggregate approximately $_______.  Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for Allowed Administrative Expenses to be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.  Administrative Expenses relating to compensation of the professionals retained by the Debtors, the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, or for the reimbursement of expenses for certain members of the Creditors’ Committee, certain members of the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, will, unless otherwise agreed by the claimant, be paid following entry of an order allowing such Administrative Expenses.

Allowed Priority Tax Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.  The Debtors do not believe there will be any material unpaid Allowed Priority Tax Claims.

F.  Provisions Governing Distributions Under the Plan

1.  Distribution Record Date.  As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests.  The Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date.  The Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.  Notwithstanding the foregoing, if the GUC Trust Units are transferable as set forth in Section 6.2(h) of the Plan, then the GUC Trust Administrator may set additional record dates for subsequent distributions to holders of GUC Trust Units, in accordance with the GUC Trust Agreement.

2.  Payments and Transfers on the Effective Date.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall remit to holders of Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Secured Claims an amount in Cash equal to the Allowed amount of such Claims, (ii) transfer the GUC Trust Assets to the GUC Trust free and clear of all liens, claims, and encumbrances, but subject to any obligations imposed by the Plan, on behalf of holders of General Unsecured Claims, (iii) transfer the Asbestos Trust Assets to the Asbestos Trust free and clear of all liens, claims, and encumbrances, but subject to any obligations imposed by the Plan, on behalf of holders of Asbestos Personal Injury Claims, (iv) transfer the Environmental Response Trust Assets to the Environmental Response Trust free and clear of all liens, claims, and encumbrances (except for any statutory liens for property and ad valorem taxes not yet due and payable), but subject to any obligations imposed by the Plan, on behalf of holders of Property Environmental Claims, (v) reserve Cash for the Indenture Trustee Reserve Cash, which Cash shall be distributed to the Indenture Trustees upon submission of documented invoices to the Debtors or the GUC Trust Administrator in accordance with Section 6.2(f) of the Plan without the necessity of making application to the Bankruptcy Court, and (vi) remit and transfer to the holders of Allowed DIP Credit Agreement Claims the payments and distributions provided for in Section 2.4 of the Plan.

3.  Repayment of Excess Cash to the U.S. Treasury and EDC.   If the Debtors have any Cash remaining after (i) transferring the GUC Trust Assets to the GUC Trust, including the funding of the GUC Trust Administrative Fund and the transfer of the Indenture Trustee Reserve Cash in accordance with Section 6.2(f) of the Plan, (ii) transferring the Asbestos Trust Assets to the Asbestos Trust, (iii) transferring the

Environmental Response Trust Assets to the Environmental Response Trust, including the funding of the Environmental Response Trust Administrative Funding Account, (iv) transferring the Avoidance Action Trust Assets to the Avoidance Action Trust, (v) the resolution (and the payment, to the extent Allowed) of all Disputed Administrative Expenses (including compensation and reimbursement of expenses under sections 330 or 503 of the Bankruptcy Code), Disputed Priority Tax Claims, Disputed DIP Credit Agreement Claims, Disputed Priority Non-Tax Claims, and Disputed Secured Claims, (vi) the payment in full of all Allowed Administrative Expenses (including any compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code), Allowed Priority Tax Claims, Allowed DIP Credit Agreement Claims, Allowed Priority Non-Tax Claims, and Allowed Secured Claims, and (vii) completing the acts described in Section 6.10 of the Plan, the Debtors shall pay such Cash to the U.S. Treasury and EDC by wire transfer of immediately available funds to an account designated by the U.S. Treasury and by EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  In the event any Cash remains in the GUC Trust Administrative Fund, the Environmental Response Trust Administrative Funding Account, the Avoidance Action Trust Administrative Cash, or the Indenture Trustee Reserve Cash after all the obligations imposed on the GUC Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, or the Indenture Trustees, respectively, and the GUC Trust, the Environmental Response Trust, and the Avoidance Action Trust, respectively, pursuant to the Plan, the GUC Trust Agreement, the Environmental Response Trust Agreement, the Environmental Response Trust Consent Decree and Settlement Agreement, and the Avoidance Action Trust Agreement, respectively, have been satisfied, the GUC Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator, respectively, shall pay such Cash to the U.S. Treasury and EDC by wire transfer of immediately available funds to an account designated by the U.S Treasury and by EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  If the GUC Trust Administrator determines to close the Chapter 11 Cases in accordance with Section 6.2(q) of the Plan, the GUC Trust Administrator shall repay the Cash from the balance of the GUC Trust Administrative Fund after reserving any amounts necessary to close the Chapter 11 Cases to the U.S. Treasury and EDC by wire transfer of immediately available funds to an account designated by the U.S. Treasury and by EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.

4.  Payment of Cash or Certain Assets to Charitable Organizations.  In the event any Cash or property remains in the Asbestos Trust after all the obligations imposed on the Asbestos Trust Administrator(s) and the Asbestos Trust pursuant to the Plan and the Asbestos Trust Agreement have been satisfied, the Asbestos Trust Administrator(s) shall pay such Cash amounts to a charitable organization exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Asbestos Trust Administrator(s).  In the event any Asbestos Trust Assets remain in the Asbestos Trust after all Allowed Asbestos Personal Injury Claims have been satisfied pursuant to the Plan and the Asbestos Trust Agreement, the Asbestos Trust Administrator(s) shall transfer such Asbestos Trust Assets to a charitable organization exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Asbestos Trust Administrator(s).

5.  Distributions of Cash.  At the option of the Debtors or the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, or the Avoidance Action Trust Administrator, as applicable, any Cash payment to be made under the Plan, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, as applicable, may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

6.  Sale of New Warrants About to Expire.  During the sixty (60) days preceding the expiration of the New Warrants, the GUC Trust Administrator shall have the authority to sell any New Warrants remaining in the GUC Trust, whether held in a reserve for Disputed General Unsecured Claims or otherwise, and distribute the proceeds thereof to holders of Allowed General Unsecured Claims and/or GUC Trust Units, as applicable, consistent with, and as provided in, the Plan.  For the avoidance of doubt, any holder of an Allowed General Unsecured Claim and/or GUC Trust Unit, as applicable, that is entitled to receive such New Warrants shall receive only the net cash proceeds, if any, of the sold New Warrants that the GUC Trust Administrator received upon such sale.  To the extent holders of Allowed Claims and/or GUC Trust Units, as applicable, have received a portion of the New Warrants to which they are entitled pursuant to the Plan, the GUC Trust Administrator shall have the authority to sell the remaining portion of New Warrants pursuant to Section 5.2(e) of the Plan.

7.  Delivery of Distributions and Undeliverable Distributions.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors or the GUC Trust Administrator, the Asbestos Trust Administrator(s), or the Avoidance Action Trust Administrator, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder.  Any distribution to be made to a holder of an Allowed General Unsecured Claim under any of the Indentures shall be made to the respective Indenture Trustee, subject to the Indenture Trustee’s right to assert its charging lien against such distributions.  The distribution from the Debtors, the GUC Trust, or the Avoidance Action Trust, as applicable, to any of the Indenture Trustees shall be deemed a distribution to the Registered Holders under the respective Indentures.  In the event that any distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors or the GUC Trust Administrator or the Asbestos Trust Administrator(s), as applicable, are notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder, without interest.  All demands for undeliverable distributions shall be made on or before ninety (90) days after the date such undeliverable distribution was initially made.  Thereafter, the amount represented by such undeliverable distribution shall irrevocably revert to the Debtors or the GUC Trust, the Asbestos Trust, or the Avoidance Action

Trust, as applicable, and any Claim in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Debtors, the GUC Trust, the Asbestos Trust, the Avoidance Action Trust, and their respective property.

Any distribution from the Debtors, the GUC Trust, or the Avoidance Action Trust to any of the Indenture Trustees in accordance with the Plan shall be deemed a distribution to the respective Registered Holders thereunder and shall be subject to the applicable Indenture Trustee’s right to assert its charging lien against such distributions.  Distributions shall be made to the Registered Holders as follows:

(a)           Each Indenture Trustee shall distribute, as soon as is reasonably practicable after receipt thereof and pursuant to the terms of the applicable Indenture, the New GM Securities and the GUC Trust Units it receives from the GUC Trust in accordance with Section 4.3(a) of the Plan to the Registered Holders as of the Distribution Record Date.  The GUC Trust shall make additional distributions of New GM Securities to holders of GUC Trust Units in accordance with the GUC Trust Agreement and Section 4.3(a) of the Plan.

(b)           To the extent that it is determined that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (ii) Final Order, then each Indenture Trustee shall distribute, as soon as reasonably practicable after receipt thereof and pursuant to the terms of the applicable Indenture, the net proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets it receives from either (i) the Debtors in accordance with Section 4.3(b) of the Plan or (ii) the Avoidance Action Trust in accordance with Section 4.3(c) of the Plan, to the Registered Holders as of the Distribution Record Date.

8.  Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan and all related agreements shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Notwithstanding the foregoing, each holder of an Allowed Claim or Equity Interest (other than the Indenture Trustees) that receives a distribution under the Plan shall have responsibility for any taxes imposed by any governmental unit, including income, withholding, and other taxes, on account of such distribution.

9.  Time Bar to Cash Payments.  Checks issued by the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), or the Avoidance Action Trust Administrator, as applicable, in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance thereof.

Requests for re-issuance of any check shall be made to the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), or the Avoidance Action Trust Administrator, as applicable, by the holder of the Allowed Claim to whom such check originally was issued.  Any Claim in respect of such a voided check shall be made on or before thirty (30) days after the expiration of the one hundred eighty (180) day period following the date of issuance of such check.  Thereafter, the amount represented by such voided check shall irrevocably revert to the Debtors, the GUC Trust, the Asbestos Trust, or the Avoidance Action Trust, as applicable, and any Claim in respect of such voided check shall be discharged and forever barred.

10.  Minimum Distributions and Fractional Shares.  No payment of Cash less than $25 shall be made by the Debtors, the GUC Trust Administrator, or the Avoidance Action Trust Administrator, as applicable, to any holder of an Allowed Claim.  No fractional shares of New GM Securities shall be distributed.  For purposes of distribution, fractional shares of New GM Securities shall be rounded down to the next whole number or zero, as applicable; provided, however, that if an Entity’s fractional shares are rounded down to zero, such Entity shall receive one share of New GM Securities.   If an Entity holds more than one Allowed Claim, such Entity’s Allowed Claims shall be aggregated for purposes of rounding down pursuant to Section 5.6 of the Plan.  After all distributions under the Plan have been made, any New GM Securities that are undistributable as a result of the foregoing shall be sold by the GUC Trust Administrator, and the GUC Trust Administrator shall distribute the Cash proceeds to holders of Allowed General Unsecured Claims and/or GUC Trust Units, as applicable; provided, however, that if the Cash proceeds from the sale of the New GM Securities is less than $150,000, such Cash shall be distributed to a charitable organization exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the GUC Trust Administrator.

11.  Setoffs.  The Debtors and/or the GUC Trust Administrator, the Asbestos Trust Administrator(s), and the Avoidance Action Trust Administrator, as applicable, may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors and/or the GUC Trust Administrator, the Asbestos Trust Administrator(s), or the Avoidance Action Trust Administrator, as applicable, of any such claim the Debtors may have against the holder of such Claim.  Nothing in the Plan shall limit or affect any right of the United States to offset (subject to obtaining Bankruptcy Court approval to the extent required) any obligation owed by the United States to the Debtors against any obligation owed by the Debtors to the United States.

12.  Transactions on Business Days.  If the Effective Date or any other date on which a transaction may occur under the Plan shall occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

13.  Allocation of Plan Distributions Between Principal and Interest.  All distributions in respect of any Allowed Claim shall be allocated first to the principal amount of such Allowed Claim, as determined for U.S. federal income tax purposes, and thereafter, to the remaining portion of such Claim, if any.

G.  Means for Implementation and Execution of the Plan

1.  Substantive Consolidation.  Substantive consolidation is an equitable remedy that a Bankruptcy Court may be asked to apply in chapter 11 cases of affiliated debtors, among other circumstances.  Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors.  All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity.  Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

Substantive consolidation of two or more debtors’ estates generally results in (i) the consolidation of the assets and liabilities of the debtors, (ii) the elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims, and guarantees, and (iii) the payment of allowed claims from a common fund.

The Plan provides that entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of MLC of Harlem, Inc.; MLCS, LLC; MLCS Distribution Corporation; Remediation and Liability Management Company, Inc.; and Environmental Corporate Remediation Company, Inc., and their respective estates, into MLC for voting, confirmation, and distribution purposes under the Plan.  Solely for such purposes, on and after the Effective Date, (i) all assets and all liabilities of the Debtors shall be deemed merged into MLC, (ii) all guaranties of any Debtor of the payment, performance, or collection of obligations of another Debtor shall be eliminated and cancelled, (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors, (v) all Claims between or among the Debtors shall be cancelled, and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.  The substantive consolidation and deemed merger effected pursuant to Section 6.1(a) of the Plan shall not affect (other than for purposes related to funding distributions under the Plan and as set forth in Section 6.1(a) of the Plan) (i) the legal and organizational structure of the Debtors, (ii) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (iii) distributions out of any insurance policies or proceeds of such policies.

Given the number of separate Debtor entities in these Chapter 11 Cases, the Debtors believe that it would be inefficient to propose, vote on, and make distributions in respect of entity-specific Claims.  The Debtors do not believe that the substantive consolidation of the Debtors as described above will have a material impact on the holder of any Allowed Claim.  The Debtors believe that no creditor will receive a recovery inferior to that which it would receive if they proposed a plan that was completely separate as to each Debtor.

2.  The GUC Trust.

a.  Execution of GUC Trust Agreement.  On or before the Effective Date, the GUC Trust Agreement, in a form acceptable to the Debtors, the Creditors’ Committee, the U.S. Treasury, as lender under the DIP Credit Agreement, and the GUC Trust Administrator, shall be executed, and all other necessary steps shall be taken to establish the GUC Trust and the beneficial interests therein, which shall be for the benefit of the holders of Allowed General Unsecured Claims.  In the event of any conflict between the terms of Section 6.2 of the Plan and the terms of the GUC Trust Agreement, the terms of the GUC Trust Agreement shall govern.

b.  Purpose of GUC Trust.  The GUC Trust shall be established to administer certain post-Effective Date responsibilities under the Plan, including, but not limited to, distributing New GM Securities and resolving outstanding Disputed General Unsecured Claims to determine the amount of Allowed General Unsecured Claims that will be eligible for distribution of their Pro Rata Share of New GM Securities under the Plan.  If the Residual Wind-Down Assets are transferred to the GUC Trust upon dissolution of MLC, then the GUC Trust shall administer the resolution of all Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, and Disputed Secured Claims.  The GUC Trust has no objective to continue or engage in the conduct of a trade or business.

c.  GUC Trust Assets.  The GUC Trust shall consist of the GUC Trust Assets (i.e., the GUC Trust Administrative Fund and the Debtors’ other assets transferred to the GUC Trust in accordance with the Plan and the GUC Trust Agreement).  On the GUC Trust Transfer Date, the Debtors shall transfer all the GUC Trust Assets to the GUC Trust free and clear of all liens, claims, and encumbrances, except to the extent otherwise provided herein.

d.  Governance of GUC Trust.  The GUC Trust shall be governed by the GUC Trust Administrator and the GUC Trust Monitor.

e.  The GUC Trust Administrator and the GUC Trust Monitor.  The GUC Trust Administrator and the GUC Trust Monitor shall be designated by the Creditors’ Committee with the consent of the Debtors and the U.S. Treasury, as lender under the DIP Credit Agreement, and the identities of the GUC Trust Administrator and the GUC Trust Monitor shall be disclosed in the Plan Supplement.

f.  Role of the GUC Trust Administrator.  In furtherance of and consistent with the purpose of the GUC Trust and the Plan, the GUC Trust Administrator shall (i) have the power and authority to hold, manage, sell, invest, and distribute to the holders of Allowed General Unsecured Claims the GUC Trust Assets, (ii) hold the GUC Trust Assets for the benefit of the holders of Allowed General Unsecured Claims, (iii) have the power and authority to hold, manage, sell, invest, and distribute the GUC Trust Assets obtained through the exercise of its power and authority, (iv) have the power and authority to prosecute and resolve objections to Disputed General Unsecured Claims, (v) have the power and authority to perform such other functions as are provided in the Plan and the GUC Trust Agreement, (vi) have the power and authority to administer the closure of the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules, and (vii) if the Residual Wind-Down Assets are transferred to the GUC Trust upon the dissolution of MLC, then the GUC Trust Administrator shall have the authority to prosecute, resolve objections, and satisfy the Disputed Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims.  The GUC Trust Administrator shall be responsible for all decisions and duties with respect to the GUC Trust and the GUC Trust Assets and shall file periodic public reports on the status of claims reconciliation and distributions.  In all circumstances, the GUC Trust Administrator shall act in the best interests of all beneficiaries of the GUC Trust and in furtherance of the purpose of the GUC Trust, and in accordance with the GUC Trust Agreement.  Upon the dissolution of MLC, the Indenture Trustee Reserve Cash shall be transferred to the GUC Trust and the GUC Trust Administrator shall distribute funds to the Indenture Trustees from the Indenture Trustee Reserve Cash as required.

g.  Role of the GUC Trust Monitor.  In furtherance of and consistent with the purpose of the GUC Trust and the Plan, the GUC Trust Monitor shall oversee the activities of the GUC Trust Administrator as set forth in the GUC Trust Agreement.  The GUC Trust Administrator shall report material matters to, and seek approval for material decisions from, the GUC Trust Monitor, as and to the extent set forth in the GUC Trust Agreement.  Without limiting the foregoing, the GUC Trust Administrator shall obtain the approval of the GUC Trust Monitor with respect to settlements of Disputed General Unsecured Claims above a certain threshold and present periodic reports to the GUC Trust Monitor on the GUC Trust distributions and budget.  In all circumstances, the GUC Trust Monitor shall act in the best interests of all beneficiaries of the GUC Trust, in furtherance of the purpose of the GUC Trust, and in accordance with the GUC Trust Agreement.

h.  Transferability of GUC Trust Interests.  Beneficial interests in the GUC Trust shall be transferable to the extent that the transferability thereof would not require the GUC Trust to register the beneficial interests under Section 12(g) of the Securities Exchange Act of 1934, as amended, and otherwise shall not be transferable except as provided in the GUC Trust Agreement.  It is currently contemplated that a request for no action will be made to the Division of Corporate Finance of the Securities and Exchange Commission that, among other matters, it would not recommend enforcement action if such beneficial interests are not registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, notwithstanding their transferability.

i.  Cash.  The GUC Trust Administrator may invest Cash (including any earnings thereon or proceeds therefrom) as would be permitted by section 345 of the Bankruptcy Code were the GUC Trust a debtor under the Bankruptcy Code, or as otherwise permitted by an order of the Bankruptcy Court, which may include the Confirmation Order.

j.  Costs and Expenses of the GUC Trust Administrator.  The costs and expenses of the GUC Trust, including the fees and expenses of the GUC Trust Administrator and its retained professionals, shall be paid out of the GUC Trust Administrative Fund, subject to the provisions of the Budget and the terms of the GUC Trust Agreement.

k.  Compensation of the GUC Trust Administrator.  The GUC Trust Administrator shall be entitled to reasonable compensation, subject to the provisions of the Budget and the terms of the GUC Trust Agreement, in an amount consistent with that of similar functionaries in similar types of bankruptcy cases.  Such compensation shall be payable solely from the GUC Trust Administrative Fund.

l.  Distribution of GUC Trust Assets.  The GUC Trust Administrator shall distribute at least quarterly and in accordance with the GUC Trust Agreement, beginning on the first Business Day following the Distribution Record Date, or as soon thereafter as is practicable, (i) the appropriate amount of New GM Securities (and other distributions of Cash, if any) to holders of Allowed General Unsecured Claims and/or GUC Trust Units, as applicable, and (ii) Cash from the GUC Trust Administrative Fund (a) in amounts as reasonably necessary to meet contingent liabilities and otherwise address the expenses of the GUC Trust, (b) to pay reasonable expenses (including, but not limited to, any taxes imposed on the GUC Trust or in respect of the GUC Trust Assets), and (c) to satisfy other liabilities incurred by the GUC Trust in accordance with the Plan or the GUC Trust Agreement.

m.  Retention of Professionals by the GUC Trust Administrator and the GUC Trust Monitor.  The GUC Trust Administrator and the GUC Trust Monitor may retain and reasonably compensate counsel and other professionals to assist in their duties as GUC Trust Administrator and GUC Trust Monitor on such terms as the GUC Trust Administrator and the GUC Trust Monitor deem appropriate without Bankruptcy Court approval, but subject to the consent of the U.S. Treasury, as lender under the DIP Credit Agreement, and to the provisions of the GUC Trust Agreement.  The GUC Trust Administrator and the GUC Trust Monitor may retain any professional who represented parties in interest, including the Debtors or the Creditors’ Committee, in the Chapter 11 Cases.  All fees and expenses incurred in connection with the foregoing shall be payable solely from the GUC Trust Administrative Fund and shall be subject to the provisions of the Budget and the terms of the GUC Trust Agreement.

n.  U.S. Federal Income Tax Treatment of GUC Trust.

(i)  Tax Status of GUC Trust.  For all U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation,

the Debtors, the GUC Trust Administrator, and the holders of General Unsecured Claims) shall treat the GUC Trust as a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9.

(ii)  Delivery of Statement of Transfers.  Following the funding of the GUC Trust (and in no event later than February 15th of the calendar year following the funding of the GUC Trust), MLC shall provide a “§ 1.468B-9 Statement” to the GUC Trust Administrator in accordance with Treasury Regulation section 1.468B-9(g).

(iii)  Tax Reporting. The GUC Trust shall file (or cause to be filed) any other statements, returns, or disclosures relating to the GUC Trust that are required by any governmental unit.  The GUC Trust Administrator shall be responsible for payment, out of the GUC Trust Assets, of any taxes imposed on the GUC Trust or the GUC Trust Assets.  The GUC Trust Administrator may request an expedited determination of taxes of the GUC Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the GUC Trust for all taxable periods through the dissolution of the GUC Trust.

o.  Dissolution.  The GUC Trust Administrator and the GUC Trust shall be discharged or dissolved, as applicable, at such time as (i) all Disputed General Unsecured Claims have been resolved, (ii) all GUC Trust Assets have been liquidated, (iii) all distributions required to be made by the GUC Trust Administrator under the Plan and the GUC Trust Agreement have been made, and (iv) if the Residual Wind-Down Assets are transferred to the GUC Trust upon dissolution of MLC, all Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, and Disputed Secured Claims have been resolved, but in no event shall the GUC Trust be dissolved later than five (5) years from the Effective Date or such shorter or longer period authorized by the Bankruptcy Court in order to resolve all Disputed General Unsecured Claims.

p.  Indemnification of the GUC Trust Administrator and the GUC Trust Monitor.  The GUC Trust Administrator and the GUC Trust Monitor (and their agents and professionals) shall not be liable for actions taken or omitted in its or their capacity as, or on behalf of, the GUC Trust Administrator, the GUC Trust Monitor, or the GUC Trust, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its or their capacity as, or on behalf of, the GUC Trust Administrator, the GUC Trust Monitor,  or the GUC Trust, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, or ultra vires acts.  Any indemnification claim of the GUC Trust Administrator, the GUC Trust Monitor, and the other parties entitled to indemnification under this subsection shall be satisfied first from the GUC Trust Administrative Fund and then from the GUC Trust Assets.  The GUC Trust Administrator and the GUC Trust Monitor shall be entitled to rely, in good faith, on the advice of its retained professionals.

q.  Closing of Chapter 11 Cases.  When all Disputed Claims (other than Asbestos Personal Injury Claims) filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all of the GUC Trust Assets and all Avoidance Action Trust Assets, if applicable, have been distributed in accordance with the Plan, the GUC Trust Administrator shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.  If at any time the GUC Trust Administrator determines that the expense of administering the GUC Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the GUC Trust Assets remaining in the GUC Trust, the GUC Trust Administrator shall apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to close the Chapter 11 Cases, (ii) repay any Cash balance from the GUC Trust Administrative Fund to the U.S. Treasury and EDC in accordance with Section 5.2(b) of the Plan, and (iii) unless the Chapter 11 Cases have been closed, close the Chapter 11 Cases in accordance with the Bankruptcy Code and Bankruptcy Rules.  Notice of such application shall be given electronically, to the extent practicable, to those parties who have filed requests for notices and whose electronic addresses remain current and operating.

3.  The Asbestos Trust.

a.  Execution of Asbestos Trust Agreement.  On the Effective Date, the Asbestos Trust Agreement, in a form reasonably acceptable to the Debtors, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and the U.S. Treasury, as lender under the DIP Credit Agreement, shall be executed, and all other necessary steps shall be taken to establish the Asbestos Trust and the beneficial interests therein, which shall be for the benefit of the holders of Allowed Asbestos Personal Injury Claims.  In the event of any conflict between the terms of Section 6.3 of the Plan and the terms of the Asbestos Trust Agreement, the terms of the Asbestos Trust Agreement shall govern.

b.  Purpose of Asbestos Trust.  The Asbestos Trust shall be established to, among other things, (i) direct the processing, liquidation, and payment of all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Trust Distribution Procedures, and the Confirmation Order and (ii) preserve, hold, manage, and maximize the assets of the Asbestos Trust for use in paying and satisfying Asbestos Personal Injury Claims.

c.  Assumption of Certain Liabilities by Asbestos Trust.  In consideration of the Asbestos Trust Assets transferred to the Asbestos Trust under the Plan and in furtherance of the purposes of the Asbestos Trust and the Plan, the Asbestos Trust shall assume all liability and responsibility for all Asbestos Personal Injury Claims and the Debtors shall have no further financial or other responsibility or liability therefor.  The Asbestos Trust also shall assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees, or expenses (if any) that become due to any insurer in connection with the Asbestos Insurance Assets with respect to Asbestos Personal Injury Claims, asbestos-related claims against Entities insured under policies included in the Asbestos Insurance Assets by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that the Debtors made with various insurers prior to the Commencement Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Debtors shall have no further financial or other responsibility for any of the foregoing.

d.  Asbestos Trust Assets.  The Asbestos Trust shall consist of the Asbestos Trust Assets.  On the Asbestos Trust Transfer Date, the Debtors shall transfer all the Asbestos Trust Assets to the Asbestos Trust free and clear of all liens, claims, and encumbrances, except to the extent otherwise provided herein.

e.  Governance of Asbestos Trust.  The Asbestos Trust shall be governed by the Asbestos Trust Administrator(s).

f.  The Asbestos Trust Administrator(s).  The Asbestos Trust Administrator(s) shall be designated on or before the Effective Date by the Debtors, with the consent of the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and the U.S. Treasury, as lender under the DIP Credit Agreement, and such designation shall be confirmed by the Bankruptcy Court.

g.  Role of the Asbestos Trust Administrator(s).  In furtherance of and consistent with the purpose of the Asbestos Trust and the Plan, the Asbestos Trust Administrator(s) shall (i) have the power and authority to hold, manage, sell, invest, and distribute the Asbestos Trust Assets to the holders of Allowed Asbestos Personal Injury Claims, (ii) hold the Asbestos Trust Assets for the benefit of the holders of Allowed Asbestos Personal Injury Claims, (iii) have the power and authority to hold, manage, sell, and distribute the Asbestos Trust Assets obtained through the exercise of its power and authority, (iv) have the power and authority to prosecute and resolve objections to Asbestos Personal Injury Claims, and (v) have the power and authority to perform such other functions as are provided in the Plan and the Asbestos Trust Agreement.  The Asbestos Trust Administrator(s) shall be responsible for all decisions and duties with respect to the Asbestos Trust and the Asbestos Trust Assets.  In all circumstances, the Asbestos Trust Administrator(s) shall act in the best interests of all beneficiaries of the Asbestos Trust and in furtherance of the purpose of the Asbestos Trust.

h.   Nontransferability of Asbestos Trust Interests.  The beneficial interests in the Asbestos Trust shall not be certificated and are not transferable (except as otherwise provided in the Asbestos Trust Agreement).

i.  Cash.  The Asbestos Trust Administrator(s) may invest Cash (including any earnings thereon or proceeds therefrom).

j.  Costs and Expenses of the Asbestos Trust Administrator(s).  The costs and expenses of the Asbestos Trust, including the fees and expenses of the Asbestos Trust Administrator(s) and its retained professionals, shall, subject to the provisions of the Budget and the terms of the Asbestos Trust Agreement, be paid first out of the $___ million in Cash in the Asbestos Trust Assets and then out of the other Asbestos Trust Assets.

k.  Allowance of Asbestos Personal Injury Claims.  With respect to any Asbestos Personal Injury Claim that is Allowed by the Asbestos Trust in accordance with the Asbestos Trust Agreement and the Asbestos Trust Distribution Procedures, such allowance shall establish the amount of legal liability against the Asbestos Trust in the amount of the liquidated value of such Asbestos Personal Injury Claim, as determined in accordance with the Asbestos Trust Distribution Procedures.

l.  Distribution of Asbestos Trust Assets.  In accordance with the Asbestos Trust Agreement and the Asbestos Trust Distribution Procedures, the Asbestos Trust shall operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims and Demands, or other comparable mechanisms, that provide reasonable assurance that the Asbestos Trust shall value, and be in a financial position to pay, Asbestos Personal Injury Claims and Demands that involve similar Claims in substantially the same manner.

m.  Retention of Professionals by the Asbestos Trust Administrator(s).  The Asbestos Trust Administrator(s) may retain and reasonably compensate counsel and other professionals to assist in its or their duties as Asbestos Trust Administrator(s) on such terms as the Asbestos Trust Administrator(s) deem(s) appropriate without Bankruptcy Court approval, but subject to the provisions of the Budget and the terms of the Asbestos Trust Agreement.  The Asbestos Trust Administrator(s) may retain any professional who represented parties in interest in the Chapter 11 Cases.

n.  U.S. Federal Income Tax Treatment of Asbestos Trust.  For all U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation, the Debtors, the Asbestos Trust Administrator(s), and the holders of Asbestos Personal Injury Claims) shall treat the Asbestos Trust as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1.  Following the funding of the Asbestos Trust (and in no event later than February 15th of the calendar year following the funding of the Asbestos Trust), MLC shall provide a “§ 1.468B-3 Statement” to the Asbestos Trust Administrator(s) in accordance with Treasury Regulation section 1.468B-3(e).  The Asbestos Trust shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Asbestos Trust that are required by any governmental unit.  The Asbestos Trust Administrator(s) shall be responsible for payment, out of the Asbestos Trust Assets, of any taxes imposed on the Asbestos Trust or the Asbestos Trust Assets.  The Asbestos Trust Administrator(s) may request an expedited determination of taxes of the Asbestos Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Asbestos Trust for all taxable periods through the dissolution of the Asbestos Trust.

o.  Dissolution.  The Asbestos Trust Administrator(s) and the Asbestos Trust shall be discharged or dissolved, as applicable, at such time as (i) all

Asbestos Personal Injury Claims have been resolved, (ii) all Asbestos Trust Assets have been liquidated, and (iii) all distributions required to be made by the Asbestos Trust Administrator(s) under the Plan and the Asbestos Trust Agreement have been made.

p.  Indemnification of the Asbestos Trust Administrator(s).  The Asbestos Trust Administrator(s) and its or their agents and professionals shall not be liable for actions taken or omitted in its or their capacity as, or on behalf of, the Asbestos Trust Administrator(s) or the Asbestos Trust, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its or their capacity as, or on behalf of, the Asbestos Trust Administrator(s) or the Asbestos Trust, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts.  Any indemnification claim of the Asbestos Trust Administrator(s) (and the other parties entitled to indemnification under this subsection (p)) shall be satisfied first from the $___ million in Cash in the Asbestos Trust Assets and then from the Asbestos Trust Assets.  The Asbestos Trust Administrator(s) shall be entitled to rely, in good faith, on the advice of its retained professionals.

4.  The Environmental Response Trust.

a.  Environmental Response Trust Agreement and Environmental Response Trust Consent Decree and Settlement Agreement.  On the Effective Date, the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement shall become effective and the Environmental Response Trust shall be established and funded.  Entry of the Confirmation Order shall constitute approval of the Environmental Response Trust Consent Decree and Settlement Agreement pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019.  The establishment and funding of the Environmental Response Trust and the transfer of Environmental Response Trust Assets to the Environmental Response Trust shall be in full settlement and satisfaction of all present and future civil environmental liabilities or obligations of the Debtors to the Governmental Authorities, other than the General Unsecured Claims reserved in the Environmental Response Trust Consent Decree and Settlement Agreement and the Priority Order Sites Consent Decrees and Settlement Agreements, with respect to any of the Properties listed on Attachment A to the Environmental Response Trust Consent Decree and Settlement Agreement, whether prepetition or postpetition, in accordance with Section 6.4 of the Plan and the Environmental Response Trust Consent Decree and Settlement Agreement; provided, however, that nothing in this sentence shall preclude additional payments to the Environmental Response Trust in the event that any of the Priority Order Sites Consent Decrees and Settlement Agreements are not approved as provided in the Priority Order Sites Consent Decrees and Settlement Agreements.  In the event of any conflict between the terms of the Plan and the terms of the Environmental Response Trust Consent Decree and Settlement Agreement, the terms of the Environmental Response Trust Consent Decree and Settlement Agreement shall govern.

b.  Purpose of Environmental Response Trust.  The purpose of the Environmental Response Trust shall be to conduct, manage, and/or fund Environmental Actions with respect to certain of the Properties, including the migration of hazardous substances emanating from certain of the Properties, in accordance with the provisions of the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement; to reimburse the lead agency for Environmental Actions it conducts or has agreed to pay for with respect to the Properties; to own certain of the Properties, carry out administrative and property management functions related to the Properties, and pay associated administrative costs; and to try to sell or transfer the Properties owned by the Environmental Response Trust with the objective that the Properties be put to productive or beneficial use.  After the establishment and funding of, and the conveyance of the Properties owned by the Debtors to, the Environmental Response Trust as provided in the Environmental Response Trust Consent Decree and Settlement Agreement, the Debtors shall have no further liability, role, or residual interest with respect to the Environmental Response Trust or the Properties..

c.  Environmental Response Trust Assets.  The Environmental Response Trust shall consist of the Environmental Response Trust Assets, as described in the Environmental Response Trust Consent Decree and Settlement Agreement.  On the Effective Date, the Debtors shall transfer all the Environmental Response Trust Assets to the Environmental Response Trust, as provided in and subject to the provisions of the Environmental Response Trust Consent Decree and Settlement Agreement.  Such transfer shall include the transfer of Environmental Response Trust Cash in the amount of $____ million, which represents the aggregate amounts approved by the Bankruptcy Court to pay the costs that will be incurred by the Environmental Response Trust with respect to Environmental Actions and the costs of administering the Environmental Response Trust.  In settlement and full satisfaction of the Property Environmental Claims, on or before the Effective Date, the Environmental Response Trust Administrative Trustee shall create, and the Debtors shall make payments to, accounts held by or within the Environmental Response Trust as specified and in the amounts provided in the Environmental Response Trust Consent Decree and Settlement Agreement, and the Debtors shall make the payments required under the Priority Order Sites Consent Decrees and Settlement Agreements.  The Environmental Response Trust Administrative Trustee shall deposit, maintain, and use the funding in accordance with the terms of the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement for the purposes described therein.  Any Property may be sold or transferred by the Environmental Response Trust Administrative Trustee in the circumstances and in light of the considerations described in the Environmental Response Trust Consent Decree and Settlement Agreement.

d.  Governance of Environmental Response Trust.  The Environmental Response Trust shall be governed by the Environmental Response Trust Administrative Trustee according to the terms set forth in the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.

e.  Role of Environmental Response Trust Administrative Trustee.  The Environmental Response Trust Administrative Trustee shall be responsible for implementing the purpose of the Environmental Response Trust, including overseeing the development of budgets, retaining and overseeing professionals to conduct Environmental Actions, entering into and overseeing the implementation of all contracts binding the Environmental Response Trust, executing agreements, preparing and filing all required plans and reports with the applicable Governmental Authorities, handling accounting and legal matters for the Environmental Response Trust, establishing funding objectives, monitoring the performance of the staff, and other administrative tasks, and shall carry out and implement the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.  The Environmental Response Trust Administrative Trustee shall not be authorized to engage in any trade or business with respect to the Environmental Response Trust Assets.

f.  Nontransferability of Environmental Response Trust Interests.  The beneficial interests in and powers under the Environmental Response Trust shall not be certificated and are not transferable (except as otherwise provided in the Environmental Response Trust Agreement or the Environmental Response Trust Consent Decree and Settlement Agreement).

g.  Cash.  The Environmental Response Trust Administrative Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as would be permitted by (i) section 345 of the Bankruptcy Code were the Environmental Response Trust a debtor under the Bankruptcy Code and (ii) the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.

h.  Indemnification of Environmental Response Trust Administrative Trustee.  The potential liability of each Environmental Response Trust Party shall be limited as set forth in the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.  Each Environmental Response Trust Party shall be indemnified and protected from litigation-related expenses as set forth in the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.

i.  U.S. Federal Income Tax Treatment of Environmental Response Trust.

(i)  Tax Status of Environmental Response Trust.  Except as provided in the following sentence, for all  U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation, the Debtors, the Environmental Response Trust Administrative Trustee, the lenders under the DIP Credit Agreement, and the holders of Property Environmental Claims) shall treat the Environmental Response Trust as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1.  This provision shall not be binding on the Internal Revenue Service as to the application of Treasury Regulation section 1.468B-1 or any other tax issue with respect to the Environmental Response Trust.

(ii)  Delivery of Statement of Transfers.  Following the funding of the Environmental Response Trust (and in no event later than February 15th of the calendar year following the funding of the Environmental Response Trust), MLC shall provide a “§ 1.468B-3 Statement” to the Environmental Response Trust Administrative Trustee in accordance with Treasury Regulation section 1.468B-3(e).

(iii)  Other Statements.  The Environmental Response Trust shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Environmental Response Trust that are required by any governmental unit.

(iv)  Tax Payments.  The Environmental Response Trust Administrative Trustee shall be responsible for payment, out of the Environmental Response Trust Assets, of any taxes imposed on the Environmental Response Trust or the Environmental Response Trust Assets.

(v)  Expedited Determination.  The Environmental Response Trust Administrative Trustee may request an expedited determination of taxes of the Environmental Response Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Environmental Response Trust for all taxable periods through the dissolution of the Environmental Response Trust.

5.  The Avoidance Action Trust.

a.  Execution of Avoidance Action Trust Agreement.  On or before the Effective Date, the Avoidance Action Trust Agreement, in a form acceptable to the Debtors, the U.S. Treasury, and the Creditors’ Committee, and the Avoidance Action Trust Administrator, shall be executed, and all other necessary steps shall be taken to establish the Avoidance Action Trust and the beneficial interests therein, which shall be for the benefit of the Avoidance Action Trust Beneficiaries; provided, however, that the Avoidance Action Trust Assets shall not be transferred to the Avoidance Action Trust until the Avoidance Action Trust Transfer Date; and further provided, that if it is determined that the U.S. Treasury or the holders of General Unsecured Claims are not entitled to any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (ii) Final Order, then the Avoidance Action Trust Agreement need not be in a form acceptable to the U.S. Treasury or the Creditors’ Committee, as applicable.  In the event of any conflict between the terms of Section 6.5 of the Plan and the terms of the Avoidance Action Trust Agreement, the terms of the Avoidance Action Trust Agreement shall govern.  The Avoidance Action Trust Agreement may provide powers, duties, and authorities in addition to those explicitly stated in the Plan, but only to the extent that such powers, duties, and authorities do not adversely affect the status of the Avoidance Action Trust (or any applicable portion thereof) as a liquidating trust for federal income tax purposes, subject only to the federal income tax treatment of amounts held by the Avoidance Action Trust in respect of Disputed Claims (which amounts may comprise all or part of the assets of the Avoidance Action Trust, depending on the nature of the dispute).

b.  Purpose of Avoidance Action Trust.  The Avoidance Action Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

c.  Avoidance Action Trust Assets.  The Avoidance Action Trust shall consist of the Avoidance Action Trust Assets.  On the Avoidance Action Trust Transfer Date, if the Term Loan Avoidance Action is still pending or if there is any remaining balance in the Asbestos Insurance Assets, the Debtors shall transfer all of the Avoidance Action Trust Assets to the Avoidance Action Trust.  Upon delivery of the Avoidance Action Trust Assets to the Avoidance Action Trust, the Debtors and their successors and assigns shall be released from all liability with respect to the delivery of such assets.  In connection with the administration of the Avoidance Action Trust, any and all proceeds realized from the Term Loan Avoidance Action shall at all times be segregated from any and all proceeds realized from the Asbestos Insurance Assets.

d.  Governance of Avoidance Action Trust.  The Avoidance Action Trust shall be governed by the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor.

e.  The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor.  The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor shall be designated by the Debtors with the consent of the U.S. Treasury and the Creditors’ Committee, and the identities of the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor shall be disclosed in the Plan Supplement, provided, however, that if it is determined that the U.S. Treasury or the holders of General Unsecured Claims are not entitled to any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (ii) Final Order, then the Debtors shall neither seek nor obtain the consent of the U.S. Treasury or the Creditors’ Committee, as applicable.

f.  Role of the Avoidance Action Trust Administrator.  In furtherance of and consistent with the purpose of the Avoidance Action Trust and the Plan, the Avoidance Action Trust Administrator shall (i) have the power and authority to hold and manage the Avoidance Action Trust Assets, (ii) hold the Avoidance Action Trust Assets for the benefit of the Avoidance Acton Trust Beneficiaries, (iii) have the power and authority to prosecute and resolve, in the name of the Debtors and/or the names of the Avoidance Action Trust Administrator, the Term Loan Avoidance Action, and the Asbestos Insurance Assets, (iv) have the power and authority to invest and distribute to the Avoidance Action Trust Beneficiaries any proceeds of the Term Loan Avoidance Action and the Asbestos Insurance Assets, and (v) have the power and authority to perform such other functions as are provided in the Plan and the Avoidance Action Trust Agreement.  The Avoidance Action Trust Administrator shall be responsible for all decisions and duties with respect to the Avoidance Action Trust and the Avoidance Action Trust Assets.  In all circumstances, the Avoidance Action Trust Administrator shall act in the best interests of the Avoidance Action Trust Beneficiaries and in furtherance of the purpose of the Avoidance Action Trust.  Prior to the Avoidance Action Trust Transfer Date, the Term Loan Avoidance Action shall be prosecuted, resolved, and administered by the GUC Trust Administrator.  All expenses incurred in connection with the prosecution of the Term Loan Avoidance Action (whether prior to or after the Avoidance Action Trust Transfer Date) shall be funded by the Avoidance Action Trust Administrative Cash, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.

g.  Role of the Avoidance Action Trust Monitor.  In furtherance of and consistent with the purpose of the Avoidance Action Trust and the Plan, the Avoidance Action Trust Monitor shall oversee the activities of the Avoidance Action Trust Administrator as set forth in the Avoidance Action Trust Agreement.  The Avoidance Action Trust Administrator shall report material matters to, and seek approval for material decisions from, the Avoidance Action Trust Monitor, as and to the extent set forth in the Avoidance Action Trust Agreement.  Without limiting the foregoing, the Avoidance Action Trust Administrator shall obtain the approval of the Avoidance Action Trust Monitor with respect to settlements of the Avoidance Action Trust Assets and present periodic reports to the Avoidance Action Trust Monitor on the Avoidance Action Trust distributions and budget.  In all circumstances, the Avoidance Action Trust Monitor shall act in the best interests of the Avoidance Action Trust Beneficiaries, in furtherance of the purpose of the Avoidance Action Trust, and in accordance with the Avoidance Action Trust Agreement.

h.  Nontransferability of Avoidance Action Trust Interests.  The beneficial interests in the Avoidance Action Trust shall not be certificated and shall not be transferable (except as otherwise provided in the Avoidance Action Trust Agreement).

i.  Cash.  The Avoidance Action Trust Administrator may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

j.  Distribution of Avoidance Action Trust Assets.  The Avoidance Action Trust shall distribute at least annually and in accordance with the Avoidance Action Trust Agreement any amount of Cash proceeds from the Term Loan Avoidance Action to the Avoidance Action Trust Beneficiaries (treating as Cash for purposes of Section 6.5(j) of the Plan any permitted investments under Section 6.5(i) of the Plan) except such amounts, if any, as would be distributable to a holder of a Disputed General Unsecured Claim or Disputed Asbestos Personal Injury Claim if such Disputed General Unsecured Claim or Disputed Asbestos Personal Injury Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved).  The Avoidance Action Trust shall distribute in accordance with the Avoidance Action Trust Agreement funds (i) as are reasonably necessary to meet contingent liabilities and maintain the value of the Avoidance Action Trust Assets during liquidation, (ii)

necessary to pay reasonable incurred and anticipated expenses (including, but not limited to, any taxes imposed on the Avoidance Action Trust or in respect of the Avoidance Action Trust Assets), and (iii) necessary to satisfy other liabilities incurred and anticipated by the Avoidance Action Trust in accordance with the Plan or the Avoidance Action Trust Agreement.

k.  Costs and Expenses of Avoidance Action Trust.  The costs and expenses of the Avoidance Action Trust, including the fees and expenses of the Avoidance Action Trust Administrator and its retained professionals, shall be paid out of the Avoidance Action Trust Assets, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.  Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Avoidance Action Trust, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.

l.  Compensation of the Avoidance Action Trust Administrator.  The Entities serving as or comprising the Avoidance Action Trust Administrator shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar roles, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.

m.  Retention of Professionals by the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor.  The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor may retain and compensate attorneys and other professionals to assist in their duties as Avoidance Action Trust Administrator and Avoidance Action Trust Monitor on such terms as the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor deem appropriate without Bankruptcy Court approval, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.  Without limiting the foregoing, the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor may retain any professional that represented parties in interest in the Chapter 11 Cases.

n.  U.S. Federal Income Tax Treatment of Avoidance Action Trust.

(i)  Treatment of Avoidance Action Trust Assets.  For all U.S. federal and applicable state and local income tax purposes, all parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) shall treat the transfer of the Avoidance Action Trust Assets to the Avoidance Action Trust in a manner consistent with the remainder of Section 6.5(n)(i) of the Plan.

(a)  If the Avoidance Action Trust Beneficiaries have not been identified on or prior to the Avoidance Action Trust Transfer Date either by (x) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (y) Final Order, then the Avoidance Action Trust Administrator shall treat the Avoidance Action Trust as either (A) a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (including, if required, timely so electing) or (B) if permitted under applicable law and at the option of the Avoidance Action Trust Administrator, a “complex trust” for U.S. federal income tax purposes.

(b)  If the Avoidance Action Trust Beneficiaries have been identified on or prior to the Avoidance Action Trust Transfer Date, or upon identification of the Avoidance Action Trust Beneficiaries after the Avoidance Action Trust Transfer Date, the Avoidance Action Trust Assets shall be treated as being transferred (A) directly to the Avoidance Action Trust Beneficiaries and, to the extent Avoidance Action Trust Assets are allocable to Disputed Claims, to the Avoidance Action Trust Claims Reserve, followed by (B) the transfer by such Avoidance Action Trust Beneficiaries of the Avoidance Action Trust Assets (other than the Avoidance Action Trust Assets allocable to the Avoidance Action Trust Claims Reserve) in exchange for beneficial interests in the Avoidance Action Trust.  Accordingly, the Avoidance Action Trust Beneficiaries receiving beneficial interests in the Avoidance Action Trust shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Avoidance Action Trust Assets (other than any Avoidance Action Trust Assets allocable to the Avoidance Action Trust Claims Reserve).  Any determination made pursuant to Section 6.5(n)(i) of the Plan shall be conclusive and binding on all parties (including the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) for U.S. federal, state, and local income tax purposes.  Accordingly, to the extent permitted by applicable law, all parties shall report consistently with the federal treatment of the Avoidance Action Trust by the Avoidance Action Trust Administrator for state and local income tax purposes.  For the avoidance of doubt, the Avoidance Action Trust Administrator shall, to the fullest extent permitted by law, be indemnified from all liability for any and all consequences resulting from its determination under Section 6.5(n)(i) of the Plan.

(ii)  Tax Reporting.

(a)  If the Avoidance Action Trust Administrator elects to treat the Avoidance Action Trust in its entirety or, if otherwise applicable, the Avoidance Action Trust Claims Reserve as a disputed ownership fund within the meaning of Treasury Regulation section 1.468B-9, then following the Avoidance Action Trust Transfer Date (but in no event later than February 15th of the calendar year following the funding of the Avoidance Action Trust), MLC shall provide a “§ 1.468B-9 Statement” to the Avoidance Action Trust Administrator in accordance with Treasury Regulation section 1.468B-9(g).

(b)  From and after the date at which Section 6.5(n)(i)(2) of the Plan applies, the Avoidance Action Trust Administrator shall file returns for the Avoidance Action Trust treating the Avoidance Action Trust (except the Avoidance Action Trust Claims Reserve) as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with the applicable provisions of Section 6.5(n) of the Plan.  The Avoidance Action Trust Administrator also shall annually send to each Avoidance Action Trust Beneficiary a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and shall instruct all such Avoidance Action Trust Beneficiaries to report such items on their respective U.S. federal income tax returns or to forward the appropriate information to their respective beneficial holders with instructions to report such items on their U.S. federal income tax returns.  The Avoidance Action Trust Administrator also shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Avoidance Action Trust that are required by any governmental unit.

(A)           Allocations of the Avoidance Action Trust’s taxable income among the Avoidance Action Trust Beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Avoidance Action Trust had distributed all of its other assets (valued at their tax book value and other than assets attributable to the Avoidance Action Trust Claims Reserve) to the Avoidance Action Trust Beneficiaries, in each case up to the tax book value of the assets treated as contributed by such Avoidance Action Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Avoidance Action Trust.  Similarly, taxable loss of the Avoidance Action Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Avoidance Action Trust Assets.  The tax book value of the Avoidance Action Trust Assets for this purpose shall equal their fair market value on the date at which Section 6.5(n)(i)(2) of the Plan applies, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury regulations, and other applicable administrative and judicial authorities and pronouncements.

(B)           If the Avoidance Action Trust previously was treated as a disputed ownership fund within the meaning of Treasury Regulation section 1.468B-9 or a complex trust for U.S. federal income tax purposes pursuant to Section 6.5(n)(i) of the Plan, the Avoidance Action Trust Administrator shall continue to treat the Avoidance Action Trust Claims Reserve in the same manner.  If Section 6.5(n)(i)(2) of the Plan is applicable as of the Avoidance Action Trust Transfer Date, the Avoidance Action Trust Administrator shall (x) treat the Avoidance Action Trust Claims Reserve as either (i) a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 by timely making an election or (ii) a “complex trust” for U.S. federal income tax purposes and (y) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  Any determination made pursuant to Section 6.5(n)(ii)(2)(B) of the Plan shall be conclusive and binding on all parties (including the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) for U.S. federal, state, and local income tax purposes.  For the avoidance of doubt, the Avoidance Action Trust Administrator shall, to the fullest extent permitted by law, be indemnified from all liability for any and all consequences resulting from its making such election.

(C)           As soon as practicable after the Avoidance Action Trust Transfer Date, and, if applicable, at any later date at which Section 6.5(n)(i)(2) of the Plan applies, the Avoidance Action Trust Administrator shall make a good-faith valuation of the Avoidance Action Trust Assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) for all U.S. federal and applicable state and local income tax purposes.

(c)  The Avoidance Action Trust Administrator shall be responsible for payment, out of the Avoidance Action Trust Assets, of any taxes imposed on the Avoidance Action Trust or the Avoidance Action Trust Assets, including the Avoidance Action Trust Claims Reserve.  In the event, and to the extent, any Cash retained on account of Disputed Claims in the Avoidance Action Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims or (ii) to the extent such Disputed Claims subsequently have been resolved, deducted from any amounts otherwise distributable by the Avoidance Action Trust Administrator as a result of the resolution of such Disputed Claims.

(d)  The Avoidance Action Trust Administrator may request an expedited determination of taxes of the Avoidance Action Trust, including the Avoidance Action Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Avoidance Action Trust for all taxable periods through the dissolution of the Avoidance Action Trust.

o.  Dissolution.  The Avoidance Action Trust Administrator and the Avoidance Action Trust shall be discharged or dissolved, as applicable, at such time as (i) all of the Avoidance Action Trust Assets have been distributed pursuant to the Plan and the Avoidance Action Trust Agreement, (ii) the Avoidance Action Trust Administrator determines, in its sole discretion, that the administration of the Avoidance Action Trust Assets is not likely to yield sufficient additional Avoidance Action Trust Assets to justify further pursuit, and (iii) all distributions required to be made by the Avoidance Action Trust Administrator under the Plan and the Avoidance Action Trust Agreement have been made, but in no event shall the Avoidance Action Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to the third (3rd) anniversary (or at least six (6) months prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Avoidance Action Trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Avoidance Action Trust Assets.  If at any time the Avoidance Action Trust Administrator determines, in reliance upon such professionals as the Avoidance Action Trust Administrator may retain, that the expense of administering the Avoidance Action Trust so as to make a final distribution to the Avoidance Action Trust Beneficiaries is likely to exceed the value of the Avoidance Action Trust Assets remaining in the Avoidance Action Trust, the Avoidance Action Trust Administrator may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve the Avoidance Action Trust, (ii) transfer the balance to the U.S. Treasury and EDC and/or the GUC Trust as determined either by (A) mutual agreement between the U.S. Treasury and the Creditors’ Committee prior to the Effective Date, (B) mutual agreement between the U.S. Treasury and the GUC Trust Administrator on or after the Effective Date, or (C) Final Order, or donate any balance to a charitable organization described in section 501(c)(3) of the Tax Code and exempt from U.S. federal income tax under section 501(a) of the Tax Code that is unrelated to the Debtors, the Avoidance Action Trust, and any insider of the Avoidance Action Trust Administrator, and (iii) dissolve the Avoidance Action Trust.

p.  Indemnification of the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor.  The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor (and their agents and professionals) shall not be liable for actions taken or omitted in its or their capacity as, or on behalf of, the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, or the Avoidance Action Trust, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for reasonable fees and expenses in defending any and all of its actions or inactions in its or their capacity as, or on behalf of, the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, or the Avoidance Action Trust, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, or ultra vires acts.  Any indemnification claim of the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor (and the other parties entitled to indemnification under this subsection) shall be satisfied first from the Avoidance Action Trust Administrative Cash and then from the Avoidance Action Trust Assets.  The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor shall be entitled to rely, in good faith, on the advice of their retained professionals.

q.  Cooperation Regarding Insurance Matters.  The Debtors shall cooperate with the Avoidance Action Trust and the Avoidance Action Trust Administrator and use commercially reasonable efforts to take or cause to be taken all appropriate actions and do or cause to be done all things necessary or appropriate to effectuate the transfer of the Asbestos Insurance Assets to the Avoidance Action Trust.  By way of enumeration and not of limitation, the Debtors shall be obligated, to the extent practicable, to (i) provide the Avoidance Action Trust with copies of insurance policies and settlement agreements included within or relating to the Asbestos Insurance Assets and (ii) execute further assignments or allow the Avoidance Action Trust to pursue claims relating to the Asbestos Insurance Assets in its name (subject to appropriate disclosure of the fact that the Avoidance Action Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings, or litigation, to the extent necessary or helpful to the efforts of the Avoidance Action Trust to obtain insurance coverage under the Asbestos Insurance Assets.

6.  Securities Law Matters.  In reliance upon section 1145(a) of the Bankruptcy Code, the offer and/or issuance of the New GM Securities by either MLC or the GUC Trust, as a successor of MLC under the Plan, is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any equivalent securities law provisions under state law.  The exemption from Securities Act registration provided by section 1145(a) of the Bankruptcy Code (as well as any equivalent securities law provisions under state law) also is available for the offer and/or issuance by the GUC Trust of (i) beneficial interests in the GUC Trust and (ii) New GM Securities in exchange for such beneficial interests as outstanding Disputed General Unsecured Claims are resolved in accordance with the Plan.  The offer and/or issuance of beneficial interests by any of the following successors of the Debtors – the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust – is exempt from Securities Act registration (along with any equivalent securities law provisions under state law) in reliance upon section 1145(a) of the Bankruptcy Code.

Notwithstanding the foregoing, the exemption from registration that is provided by section 1145(a) of the Bankruptcy Code will not apply if the holder of the applicable securities is an “underwriter,” as that term is defined in section 1145(b) of the Bankruptcy Code.  Section 1145(b) of the Bankruptcy Code defines an “underwriter” for the purposes of the Securities Act as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a “Control Person” of the issuer of the securities as defined in Section 2(a)(11) of the Securities Act.

For persons deemed to be “underwriters” who receive New GM Securities or beneficial interests in the GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust pursuant to the Plan, including control person underwriters (collectively, the “Restricted Holders”), resales of New GM Securities, or beneficial interests in the applicable trust will not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Restricted Holders, however, may be able, at a future time, and under certain conditions described below, to sell New GM Securities or beneficial interests in the applicable trust without registration pursuant to the resale provisions of Rule 144 or other applicable exemptions under the Securities Act.

Under certain circumstances, holders of New GM Securities or beneficial interests in the GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws.  Generally, Rule 144 of the Securities Act provides that persons who hold securities received in a transaction not involving a public offering or who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met.  These conditions vary depending on whether the seller is a holder of restricted securities or a control person of the issuer and whether the security to be sold is an equity security or a debt security.  The conditions include required holding periods in certain cases, the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in certain cases, the requirement in certain cases that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker,” and that, in certain cases, notice of the resale be filed with the Securities and Exchange Commission.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF NEW GM SECURITIES OR BENEFICIAL INTERESTS IN THE GUC TRUST, THE ASBESTOS TRUST, THE ENVIRONMENTAL RESPONSE TRUST, OR THE AVOIDANCE ACTION TRUST MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW GM SECURITIES OR BENEFICIAL INTERESTS TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW GM SECURITIES OR BENEFICIAL INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES OR BENEFICIAL INTERESTS.

7.  Cancellation of Existing Securities and Agreements.  Except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all Indentures and bonds, debentures, and notes issued thereunder evidencing such Claims, all Note Claims, and any options or warrants to purchase Equity Interests, or obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled and discharged; provided, however, that the Indentures shall continue in effect solely for the purposes of (i) allowing the Indenture Trustees to make any distributions on account of Allowed General Unsecured Claims in Class 3 pursuant to the Plan and perform such other necessary administrative functions with respect thereto, (ii) permitting the Indenture Trustees to receive payment from the Indenture Trustee Reserve Cash, and (iii) permitting the Indenture Trustees to maintain any rights or liens they may have for fees, costs, expenses, and indemnities under the Indentures, against or recoverable from the Registered Holders.

8.  Equity Interests in MLC Subsidiaries Held by the Debtors.  On the Effective Date, at the option of the Debtors, each respective Equity Interest in a direct or indirect subsidiary of MLC shall be unaffected by the Plan, in which case the Debtor holding such Equity Interests shall continue to hold such Equity Interests and shall cause any such subsidiaries to be dissolved prior to December 15, 2011.  An amount equal to any net proceeds realized from such dissolutions shall be distributed to the lenders under the DIP Credit Agreement on account of amounts outstanding.

9.  Administration of Taxes.  Subject to the MSPA and the GUC Trust Agreement, MLC shall be responsible for all tax matters of the Debtors until a certificate of cancellation or dissolution for MLC shall have been filed in accordance with Section 6.10 of the Plan.

10.  Dissolution of the Debtors.  Within thirty (30) days after its completion of the acts required by the Plan, or as soon thereafter as is practicable, but no later than December 15, 2011, each Debtor shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each Debtor; provided, however, that each Debtor shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution.

11.  Determination of Tax Filings and Taxes.

a.  Following the filing of a certificate of cancellation or dissolution for MLC, subject to Section 6.16(a) of the MSPA and the GUC Trust Agreement, the GUC Trust Administrator shall prepare and file (or cause to be prepared and filed) on behalf of the Debtors, all tax returns, reports, certificates, forms, or similar statements or documents (collectively, “Tax Returns”) required to be filed or that the GUC Trust Administrator otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds, for all taxable periods ending on, prior to, or after the Effective Date.

b.  Each of the Debtors and the GUC Trust Administrator shall cooperate fully with each other regarding the implementation of Section 6.11 of the Plan (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records, and documents relating to taxes governed by Section 6.11 of the Plan until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals, or litigation with respect to such taxes.  Without limiting the generality of the foregoing, the Debtors shall execute on or prior to the filing of a certificate of cancellation or dissolution for MLC a power of attorney authorizing the GUC Trust Administrator to correspond, sign, collect, negotiate, settle, and administer tax payments and Tax Returns for the taxable periods described in Section 6.11(a) of the Plan.

c.  The Debtors and the GUC Trust Administrator shall have the right to request an expedited determination of the tax liability of the Debtors, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the filing of a certificate of cancellation or dissolution for MLC.

d.  Following the filing of a certificate of cancellation or dissolution for MLC, subject to Section 6.16(a) and (d) of the MSPA, the GUC Trust Administrator shall have the sole right, at its expense, to control, conduct, compromise, and settle any tax contest, audit, or administrative or court proceeding relating to any liability for taxes of the Debtors and shall be authorized to respond to any tax inquiries relating to the Debtors (except with respect to any property and ad valorem taxes relating to the Environmental Response Trust Assets).

e.  Following the filing of a certificate of cancellation or dissolution for MLC, subject to the MSPA, the GUC Trust Administrative Fund shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of any Debtors, including for any taxable period ending on, prior to, or after the Effective Date (except with respect to any property and ad valorem tax refunds and credits relating to the Environmental Response Trust Assets).

f.  The Environmental Response Trust shall be responsible for the payment of any property and ad valorem taxes relating to the Environmental Response Trust Assets that become due after the Environmental Response Trust Transfer Date.

g.  Following the Environmental Response Trust Transfer Date, subject to Section 6.16(a) and (d) of the MSPA, the Environmental Response Trust Administrative Trustee shall have the sole right, at its expense, to control, conduct, compromise, and settle any tax contest, audit, or administrative or court proceeding relating to any liability for property and ad valorem taxes attributable to the Environmental Response Trust Assets and shall be authorized to respond to any such tax inquiries relating to the Environmental Response Trust Assets.

h.  Following the Environmental Response Trust Transfer Date, subject to the MSPA, the Environmental Response Trust Administrative Trustee shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any property and ad valorem taxes attributable to the Environmental Response Trust Assets, including for any taxable period ending on, prior to, or after the Effective Date.

i.  Each of the Debtors and the Environmental Response Trust Administrative Trustee shall cooperate fully with each other regarding the implementation of Section 6.11 of the Plan (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records, and documents relating to property and ad valorem taxes governed by Section 6.11 of the Plan until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals, or litigation with respect to such taxes.  Without limiting the generality of the foregoing, the Debtors shall execute on or prior to the Environmental Response Trust Transfer Date a power of attorney authorizing the Environmental Response Trust Administrative Trustee to correspond, sign, collect, negotiate, settle, and administer tax payments and Tax Returns for the taxes described in Section 6.11(f) of the Plan.

12.  Books and Records.  MLC shall comply with its obligations under the Environmental Response Trust Consent Decree and Settlement Agreement to provide documents, other records, and/or information to the Environmental Response Trust Administrative Trustee.  Upon the Effective Date, MLC shall transfer and assign to the GUC Trust full title to, and the GUC Trust shall be authorized to take possession of, all of the books and records of the Debtors, with the exception of those books and records that are necessary for the implementation of the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, as applicable, which books and records MLC shall transfer and assign to the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, respectively.  Upon the Effective Date, the Creditors’ Committee shall transfer and assign to the GUC Trust Monitor the books and records related to the administration of the GUC Trust and any relevant information prepared by the Creditors’ Committee during the Chapter 11 Cases.  Upon the Avoidance Action Trust Transfer Date, (i) MLC shall transfer and assign to the Avoidance Action Trust full title to, and the Avoidance Action Trust shall be authorized to take possession of, all of the books and records of the Debtors relating to the Avoidance Action Trust Assets and (ii) the Creditors’ Committee shall transfer and assign to the Avoidance Action Trust Monitor the books and records related to the administration of the Avoidance Action Trust and any relevant information prepared by the Creditors’ Committee during the Chapter 11 Cases.  Any such books and records transferred by either the Debtors or the Creditors’ Committee shall be protected by the attorney client privilege.  The GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, as applicable, shall have the responsibility of storing and maintaining the books and records transferred hereunder until one year after the date MLC is dissolved in accordance with Section 6.10 of the Plan, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order; provided, however, that any tax-related books and records transferred hereunder shall be stored and maintained until the expiration of the applicable statute of limitations.  The Debtors shall cooperate with the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, or the Avoidance Action Trust Administrator, as applicable, to facilitate the delivery and storage of their books and records in accordance herewith.  The Debtors (as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred in accordance with Section 6.12 of the Plan for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters.  For purposes of Section 6.12 of the Plan, books and records include computer-generated or computer-maintained books and records and computer data, as well as electronically-generated or maintained books and records or data, along with books and records of the Debtors maintained by or in possession of third parties and all the claims and rights of the Debtors in and to their books and records, wherever located.

13.  Corporate Action.  Upon the Effective Date, the Debtors shall perform each of the actions and effect each of the transfers required by the terms of the Plan, in the time period allocated therefor, and all matters provided for under the Plan that would otherwise require approval of the stockholders, partners, members, directors, or comparable governing bodies of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law (or other applicable governing law) of the states in which the Debtors are incorporated or organized, without any requirement of further action by the stockholders, members, or directors (or other governing body) of the Debtors.  Each of the Debtors shall be authorized and directed, following the completion of all disbursements, other transfers, and other actions required of the Debtors by the Plan, to file its certificate of cancellation or dissolution as contemplated by Section 6.10 of the Plan.  The filing of such certificates of cancellation or dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders, members, or directors (or other governing body) of the Debtors.

14.  Effectuating Documents and Further Transactions.  Each of the officers of each of the Debtors is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

H.  Procedures for Resolving and Treating Disputed Claims

1.  Objections to Claims and Resolution of Disputed Claims.

(a)           Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, on and after the Effective Date and through the dissolution of MLC, the Debtors shall have the right to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to object to Administrative Expenses, Priority Tax Claims, DIP Credit Agreement Claims, Priority Non-Tax Claims, and Secured Claims.

(b)           On and after the Effective Date, the GUC Trust Administrator shall have the exclusive right to object, and/or continue prosecution of objections, to General Unsecured Claims (other than the Asbestos Trust Claim).  If the Residual Wind-Down Assets are transferred to the GUC Trust upon the dissolution of MLC, after such transfer, the GUC Trust Administrator shall have the exclusive right to object to any remaining Administrative Expenses, Priority Tax Claims, DIP Credit Agreement Claims, Priority Non-Tax Claims, and Secured Claims.

(c)           The Debtors or the GUC Trust Administrator, as applicable, shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred eighty (180) days after (i) the Effective Date for all Claims (with the exception of Unliquidated Litigation Claims as set forth in Section 7.1 of the Plan, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the dates specified in clause (i) above.  The Bankruptcy Court shall have the authority on request of the Debtors or the GUC Trust Administrator, as applicable, to extend the foregoing dates ex parte.  On and after the Effective Date, the Debtors shall continue to have the power and authority to prosecute and resolve objections to Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed DIP Credit Agreement Claims, Disputed Priority Non-Tax Claims, and Disputed Secured Claims.  All objections shall be litigated to a Final Order except to the extent the Debtors or the GUC Trust Administrator, as applicable, elects to withdraw any such objection or the Debtors or the GUC Trust Administrator, as applicable, and the holder of a Claim elect to compromise, settle, or otherwise resolve any such objection, in which event they may compromise, settle, or otherwise resolve any Disputed Claim without approval of the Bankruptcy Court.

(d)           Notwithstanding the foregoing, holders of Unliquidated Litigation Claims (other than the United States, including its agencies and instrumentalities) shall be subject to the ADR Procedures and Unliquidated Litigation Claims shall be channeled to the GUC Trust and resolved in accordance with the ADR Procedures.  If the Debtors or the GUC Trust Administrator, as applicable, terminate the ADR Procedures with respect to an Unliquidated Litigation Claim, the Debtors or the GUC Trust Administrator, as applicable, shall have one hundred eighty (180) days from the date of termination of the ADR Procedures to file and serve an objection to such Unliquidated Litigation Claim.  If the Debtors or the GUC Trust Administrator terminate the ADR Procedures with respect to an Unliquidated Litigation Claim and such Unliquidated Litigation Claim is litigated in a court other than the Bankruptcy Court, the Debtors or the GUC Trust Administrator, as applicable, shall have ninety (90) days from the date of entry of a Final Order adjudicating such Claim to file and serve an objection to such Claim for purposes of determining the treatment of such Claim under the Plan.

(e)           The resolution of Asbestos Personal Injury Claims shall be dealt with by the Asbestos Trust in accordance with the Asbestos Trust Distribution Procedures.

2.  No Distribution Pending Allowance.  Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan to the holder thereof shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.  Until such time, with respect to General Unsecured Claims, the GUC Trust Administrator or the Avoidance Action Trust Administrator, as applicable, shall withhold from the property to be distributed to holders of beneficial interests in the GUC Trust or the Avoidance Action Trust, as applicable, the portion of such property allocable to Disputed General Unsecured Claims and Disputed Asbestos Personal Injury Claims and shall hold such property in the GUC Trust or the Avoidance Action Trust Claims Reserve, as applicable.  If any Disputed General Unsecured Claims are disallowed, the GUC Trust Assets held in the GUC Trust or the Avoidance Action Trust Assets held in the Avoidance Action Trust Claims Reserve, as applicable, shall be released as and to the extent the GUC Trust Administrator or the Avoidance Action Trust Administrator, as applicable, determines such property is no longer necessary to fund unresolved Disputed General Unsecured Claims, and such GUC Trust Assets or Avoidance Action Trust Assets, as applicable, shall be distributed in accordance with Sections 6.2 and 6.5 of the Plan, respectively.  All Unliquidated Litigation Claims shall be deemed Disputed Claims unless and until they are Allowed after resolution by settlement or Final Order.  This paragraph shall not apply to Property Environmental Claims.

3.  Estimation.  The Debtors or the GUC Trust Administrator, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the GUC Trust Administrator previously objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the GUC Trust Administrator, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.  All the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  On and after the Confirmation Date, Claims that have been estimated may be compromised, settled, withdrawn, or otherwise resolved subsequently, without further order of the Bankruptcy Court.  This paragraph shall not apply to Property Environmental Claims.

4.  Allowance of Disputed Claims.  If, on or after the Effective Date, any Disputed Claim becomes, in whole or in part, an Allowed Claim, the Debtors, the GUC Trust Administrator, or the Avoidance Action Trust Administrator, as applicable, shall, on the next applicable distribution date following when the Disputed Claim becomes an Allowed Claim, distribute to the holder thereof the distributions, if any, that such holder would have received had its Claim been Allowed on the Effective Date, except as otherwise provided herein.

5.  Dividends.  In the event that dividend distributions have been made with respect to the New GM Securities that are in the GUC Trust, such dividends shall be distributed to holders of Allowed Claims in the same manner and at the same time as the New GM Securities to which such dividends relate are distributed.

I.  Treatment of Executory Contracts and Unexpired Leases

1.  Executory Contracts and Unexpired Leases.  On the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected as of the Effective Date, except for an executory contract or unexpired lease that (i) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court entered prior to the Effective Date, (ii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date, or (iii) constitute Environmental Response Trust Assets.

2.  Approval of Rejection of Executory Contracts and Unexpired Leases.  Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected as of the Effective Date pursuant to the Plan.

3.  Claims Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.  In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator, or any property to be distributed under the Plan, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator on or before the date that is thirty (30) days after the Confirmation Date.

J.  Releases Granted Pursuant to the Plan

1.  Limited Releases.  As of the Effective Date, the Debtors release (i) all present and former directors and officers of the Debtors who were directors and/or officers, respectively, on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtors on or after the Commencement Date, (ii) all post-Commencement Date advisors, consultants, or professionals of or to the Debtors, the lenders under the DIP Credit Agreement, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and the Indenture Trustees, and (iii) all members (current and former) of the Creditors’ Committee and of the Asbestos Claimants’ Committee, in their capacity as members of such Committees, the Future Claimants’ Representative, and the Indenture Trustees from any and all Causes of Action held by, assertable on behalf of, or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan, and the ownership, management, and operation of the Debtors, except for willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the Debtors’ estates) or gross negligence; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer, or employee of the Debtors or any reimbursement obligation of any former director, officer, or employee with respect to a loan or advance made by the Debtors to such former director, officer, or employee.

The limited release described above is intended to release all claims of the Debtors based on any theory other than willful misconduct or gross negligence against these individuals.  The release is limited to claims that could be asserted by the Debtors and only applies to claims against such parties in their representative capacity.  The purpose of the release of the Debtors’ personnel is to prevent a collateral attack against those individuals based on derivative actions.  It is the intent of the Plan to bring finality to the Chapter 11 Cases.  The parties covered by the limited release have made enormous contributions to the restructuring efforts effected by the Chapter 11 Cases.  The Debtors are not aware of any pending or threatened actions, whether civil or criminal, against such parties.  Nevertheless, the Debtors desire to relieve such parties of the threat of derivative actions against them personally by parties in the Chapter 11 Cases that may be dissatisfied with the treatment provided in the Plan.

2.  Exculpation.  Neither the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the lenders under the DIP Credit Agreement, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and the Indenture Trustees, nor any of their respective members (current and former), officers, directors, employees, counsel, advisors, professionals, or agents, shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Indenture Trustees, and each of their respective members (current or former), officers, directors, employees, counsel, advisors, professionals, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

K.  Conditions Precedent to Effectiveness of Plan

1.  Condition Precedent to Confirmation of Plan.  The following is a condition precedent to the confirmation of the Plan:

a.  The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors.

2.  Conditions Precedent to Effective Date.  The following are conditions precedent to the Effective Date of the Plan:

a.  The Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect;

b.  The GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement shall have been executed;

c.  The GUC Trust Assets shall have been transferred to the GUC Trust;

d.  The Environmental Response Trust Consent Decree and Settlement Agreement shall have been approved by order of the Bankruptcy Court, such order shall be in full force and effect, and no stay thereof shall be in effect, and the Environmental Response Trust Assets shall have been transferred to the Environmental Response Trust; and

e.  The Debtors shall have sufficient Cash to pay the sum of (i) Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-

Tax Claims, and, if applicable, Allowed Secured Claims, and the professional fees of the Debtors, the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative that have not been paid, (ii) an amount that would be required to distribute to the holders of Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, and, if applicable, Disputed Secured Claims if all such Claims are subsequently Allowed, as set forth more fully in Article VII of the Plan, and (iii) the amounts required to fund the GUC Trust Administrative Fund, the Asbestos Trust, the Environmental Response Trust Administrative Funding Account, the Avoidance Action Trust, and the Indenture Trustee Reserve Cash.

3.  Satisfaction and Waiver of Conditions.  Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.  If the Debtors decide that any of the conditions precedent set forth in Section 9.2 of the Plan cannot be satisfied and the occurrence of such conditions is not waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court.  Notwithstanding the foregoing, the Debtors reserve, in their sole discretion, the right, with the written consent of the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, to waive the occurrence of any of the conditions precedent set forth in Section 9.2(b) or (c) of the Plan or to modify any of such conditions precedent.  Any such written waiver of such condition precedents may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

4.  Effect of Nonoccurrence of Conditions to Consummation.  If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is one hundred eighty (180) days after the Confirmation Date, or such later date as shall be agreed by the Debtors and the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and the U.S. Treasury, the Confirmation Order may be vacated by the Bankruptcy Court.  If the Confirmation Order is vacated pursuant to Section 9.4 of the Plan, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against any of the Debtors.

L.  Effects of Confirmation of Plan

1.  Vesting of Assets.  As of the Effective Date, the property of the Debtors’ estates shall vest in the Debtors and, in accordance with Article VI of the Plan and subject to the exceptions contained therein, (i) the GUC Trust Assets shall be transferred to the GUC Trust, (ii) the Asbestos Trust Assets shall be transferred to the Asbestos Trust, (iii) the Environmental Response Trust Assets shall be transferred to the Environmental Response Trust, and (iv) if the Term Loan Avoidance Action is still pending on the Avoidance Action Trust Transfer Date, the Avoidance Action Trust Assets shall be transferred to the Avoidance Action Trust.  From and after the Effective Date, (i) the GUC Trust Administrator may dispose of the GUC Trust Assts free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the GUC Trust Agreement, (ii) the Asbestos Trust Administrator(s) may dispose of the Asbestos Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Asbestos Trust Agreement, (iii) the Environmental Response Trust Administrative Trustee may dispose of the Environmental Response Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan, the Environmental Response Trust Agreement, and the Environmental Response Trust Consent Decree and Settlement Agreement, and (iv) if the Term Loan Avoidance Action is still pending on the Asbestos Trust Transfer Date, the Avoidance Action Trust Administrator may dispose of the Avoidance Action Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Avoidance Action Trust Agreement.  As of the Effective Date, all assets of the Debtors, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust shall be free and clear of all Claims and Encumbrances, except as provided in the Plan or the Confirmation Order.

2.  Release of Assets from Bankruptcy Court Jurisdiction.  Until the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Debtors and their assets and properties.  Thereafter, jurisdiction of the Bankruptcy Court shall be limited to the subject matters set forth in Article XI of the Plan.

3.  Binding Effect.  Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

4.  Term of Injunctions or Stays.  Unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.

5.  Term Loan Avoidance Action; Offsets.  If the Term Loan Avoidance Action is still pending on the Avoidance Action Trust Transfer Date, the Avoidance Action Trust Administrator may pursue, abandon, settle, or release the Term Loan Avoidance Action transferred to the Avoidance Action Trust as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court.  The Debtors, the GUC Trust Administrator, or the Avoidance Action Trust Administrator, as applicable, may, in their sole discretion, offset any claim held against a person against any payment due such person under the Plan; provided, however, that any claims of the Debtors arising before the Commencement Date shall first be offset against Claims against the Debtors arising before the Commencement Date.

6.  Injunction.  On and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively, or otherwise) on account of or respecting any claim, debt, right, or cause of action of the Debtors for which the Debtors or the GUC Trust Administrator retains sole and exclusive authority to pursue in accordance with the Plan.

7.  Injunction Against Interference with Plan.  Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

8.  Special Provisions for the United States.  Except as provided in the Environmental Response Trust Consent Decree and Settlement Agreement and the Priority Order Sites Consent Decrees and Settlement Agreements, as to the United States, the States of Delaware, Illinois, Kansas, Louisiana, Massachusetts, Michigan, Missouri, New Jersey, New York, Ohio, Pennsylvania, Virginia, Wisconsin, the Saint Regis Mohawk Tribe, Canada, and their respective agencies, departments, or agents (collectively for purposes of this paragraph, the “United States”), nothing in the Plan, including Sections 12.5 and 12.6 thereof, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtors, their Estates, any successors thereto, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, arising on or after the Confirmation Date, (ii) any liability that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code, (iii) any valid right of setoff or recoupment, (iv) any police or regulatory action, (v) any environmental liability that the Debtors, their Estates, any successors thereto, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, the Avoidance Action Trust, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (vi) any liability to the United States on the part of any Persons or Entities other than the Debtors, their Estates, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, the Avoidance Action Trust, the GUC Trust Administrator, the Asbestos Trust Administrator(s), the Environmental Response Trust Administrative Trustee, or the Avoidance Action Trust Administrator, except with respect to the parties as specifically provided for in Sections 12.5 and 12.6 of the Plan.

M.  Retention of Jurisdiction by Bankruptcy Court

The Bankruptcy Court shall retain jurisdiction of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.  To hear and determine motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

2.  To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the

Confirmation Date, including, without limitation, any proceeding with respect to a Cause of Action or Avoidance Action (including the Term Loan Avoidance Action);

3.  To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

4.  To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

5.  To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

6.  To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

7.  To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

8.  To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

9.  To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, the Avoidance Action Trust, the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, the Environmental Response Trust Consent Decree and Settlement Agreement, and the Avoidance Action Trust Agreement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, including to formulate and enforce alternative dispute resolution procedures with respect to the Environmental Response Trust Agreement or the Environmental Response Trust Consent Decree and Settlement Agreement;

10.  To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

11.  To recover all assets of the Debtors, property of the Debtors’ estates, the GUC Trust Assets, the Asbestos Trust Assets, and the Avoidance Action Trust Assets, wherever located;

12.  To hear and determine all objections to the termination of the Asbestos Trust;

13.  To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

14.  To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, matters with respect to any taxes payable by a trust or reserve established in furtherance of the Plan and the expedited determination of tax under section 505(b) of the Bankruptcy Code with respect to the Debtors or any trust or reserve established in furtherance of the Plan);

15.  To resolve all matters related to the 363 Sale Transaction;

16.  To enforce all orders previously entered by the Bankruptcy Court;

17.  To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

18.  To enter a final decree closing the Chapter 11 Cases.

To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the forgoing matters, the reference to the “Bankruptcy Court” in Article XI of the Plan shall be deemed to be replaced by the “District Court.”  Notwithstanding anything in Article XI of the Plan to the contrary, (i) the allowance of Asbestos Personal Injury Claims and the forum in which such allowance will be determined shall be governed by and in accordance with the Asbestos Trust Distribution Procedures and the Asbestos Trust Agreement and (ii) the Bankruptcy Court and/or the District Court shall have concurrent, rather than exclusive, jurisdiction with respect to disputes relating to (a) rights under insurance policies issued to the Debtors that are included in the Asbestos Insurance Assets, and (b) the Debtors’ rights to insurance with respect to workers’ compensation claims.

N.  Dissolution of Committees

Except in connection with the Term Loan Avoidance Action prior to the Avoidance Action Trust Transfer Date, on the Effective Date, the Creditors’ Committee shall dissolve; provided, however, that, following the Effective Date, the Creditors’ Committee shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which the Creditors’ Committee is a party, (iii) responding to creditor inquiries for one hundred twenty (120) days following the Effective Date, and (iv) the settlement or determination by Final Order of the Asbestos Trust Claim (including through any appeals).  On the Effective Date, the Asbestos Claimants’ Committee shall dissolve.  Upon the dissolution of the Creditors’ Committee and the

Asbestos Claimants’ Committee, the current and former members of the Creditors’ Committee, the members of the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s, the Asbestos Claimants’ Committee’s, and the Future Claimant’s Representative’s respective attorneys, accountants, and other agents shall terminate, except that the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.2 of the Plan.  The Creditors’ Committee shall continue to serve through the Avoidance Action Trust Transfer Date to prosecute the Term Loan Avoidance Action.  The Future Claimants’ Representative shall continue to serve through the termination of the Asbestos Trust in order to perform the functions required under the Asbestos Trust Agreement.  The fees and expenses of the Future Claimants’ Representative from and after the Effective Date relating to the role of the Future Claimants’ Representative in the Asbestos Trust, pursuant to the Asbestos Trust Agreement and the Asbestos Trust Distribution Procedures (including, without limitation, the fees and expenses of any professionals retained by the Future Claimants’ Representative), shall be the sole responsibility of the Asbestos Trust.

O.  Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan (including transfers of assets to and by the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust) shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use, or other similar tax.

IV.  ALTERNATIVES TO THE PLAN

The Plan reflects discussions held between the Debtors, the U.S. Treasury, EDC, the Governmental Authorities, the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative.  The Debtors have determined that the Plan is the most practical means of providing maximum recoveries to creditors.  Alternatives to the Plan which have been considered and evaluated by the Debtors during the course of the Chapter 11 Cases include (i) liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan.  The Debtors’ thorough consideration of these alternatives to the Plan has led them to conclude that the Plan, in comparison, provides a greater recovery to creditors on a more expeditious timetable and in a manner which minimizes inherent risks than any other course of action available to the Debtors.

A.  Liquidation Under Chapter 7 of the Bankruptcy Code

If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under section 1129(a) of the Bankruptcy Code, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which event a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code.  A chapter 7 trustee, who would lack the Debtors’ knowledge of their affairs, would be required to invest substantial time and resources to investigate the facts underlying the multitude of Claims filed against the Debtors’ estates.  If a trustee is appointed and the remaining assets of the Debtors are liquidated under chapter 7 of the Bankruptcy Code, all creditors holding Allowed Administrative Expenses, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims may receive distributions of a lesser value on account of their Allowed Claims and likely would have to wait a longer period of time to receive such distributions than they would under the Plan.  A liquidation under chapter 7 likely would result in smaller distributions made to creditors than that provided for in the Plan because of (i) additional administrative expenses involved in the appointment of a chapter 7 trustee and (ii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the chapter 7 liquidation.

B.  Alternative Chapter 11 Plan

If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors’ exclusive period in which to file a chapter 11 plan has expired) could attempt to formulate an alternative chapter 11 plan which might provide for the liquidation of the Debtors’ assets and the treatment of Claims other than as provided in the Plan.  Because the Debtors do not have any ongoing operations, the Debtors believe that any alternative chapter 11 plan will necessarily be substantially similar to the Plan.  Accordingly, the Debtors do not believe that a realistic alternative chapter 11 plan is likely or in the best interests of creditors.

C.  Certain Risk Factors

In the event that the Plan is not confirmed or the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, the Debtors believe that such action or inaction, as the case may be, will cause the Debtors to incur substantial expenses and otherwise serve only to prolong unnecessarily the Chapter 11 Cases and negatively affect creditors’ recoveries on their Claims.

V.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims who hold their Claims on the Effective Date.  The following summary does not address the U.S. federal income tax consequences to (i) creditors whose Claims are unimpaired or otherwise entitled to payment in full in Cash under the Plan (e.g., Secured

Claims and Priority Non-Tax Claims), (ii) holders of Property Environmental Claims, (iii) holders of DIP Credit Agreement Claims, (iv) holders of Equity Interests, or (v) purchasers of Claims following the Effective Date.

The following summary is based on the Tax Code, Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  MLC previously received a ruling from the IRS that the 363 Transaction with New GM together with the subsequent liquidation of MLC constitutes a reorganization under section 368(a)(1)(G) of the Tax Code (the ““G” Reorganization Ruling”).  The Debtors currently intend to seek additional rulings from the IRS with respect to certain, but not all, of the U.S. federal income tax consequences of the Plan to the Debtors and certain holders of Claims.  However, no assurance can be given that a favorable ruling will be obtained and, thus, as to the interpretation that the IRS will adopt.  In addition, this summary addresses neither the foreign, state, or local income or other tax consequences of the Plan, nor the U.S. federal income tax consequences of the Plan to special classes of taxpayers – such as foreign taxpayers (other than as expressly described below with respect to foreign holders of notes under “—Consequences to Non-U.S. Holders of Notes”), broker dealers, traders that mark-to-market their securities, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, U.S. taxpayers whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, expatriates and former long-term residents of the United States, persons holding Claims as part of a hedge, integrated constructive sale, conversion transaction or straddle, and investors that are, or hold Claims through, partnerships or other pass-through entities for U.S. federal income tax purposes.

The following discussion generally assumes, consistent with the “G” Reorganization Ruling, that the Plan implements the liquidation of the Debtors for U.S. federal income tax purposes and that all distributions to holders of Claims will be taxed accordingly (including, in the case of MLC, as distributions pursuant to MLC’s previously approved “plan of reorganization” for U.S. federal income tax purposes).

Additionally, this discussion assumes that (i) the various debt and other arrangements to which any of the Debtors is a party will be respected for U.S. federal income tax purposes in accordance with their form and (ii) except where otherwise indicated, the Claims and the New GM Securities are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.  Consequences to the Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations of which MLC is the common parent and file a single consolidated U.S. federal income tax return.  The Debtors expect to report a consolidated net operating loss (“NOL”) for U.S. federal income tax purposes of approximately $248 million as of December 31, 2009, attributable to periods following the 363 Transaction.  (All NOL carryforwards incurred as of the closing of the 363 Transaction carried over to New GM in accordance with the “G” Reorganization Ruling, subject to reduction with respect to any item of cancellation of debt (“COD”) incurred by MLC in connection with its Chapter 11 Case.)  The Debtors expect to incur an additional substantial NOL for the taxable year(s) in which the funding of the Asbestos Trust and the Environmental Response Trust occurs.  The amount of the NOL carryforwards of, and any other NOLs incurred by, the MLC group remain subject to audit by the IRS.

MLC expects to remain in existence following the Effective Date, but in no event beyond December 31, 2011; however, the sole purpose of its remaining in existence is the liquidation of any remaining assets and the winding-up of its affairs, in accordance with the MSPA and the “G” Reorganization Ruling.  Accordingly, the Debtors intend to treat the Plan as the implementation of the liquidation of MLC in furtherance of MLC’s previously approved “plan of reorganization” for U.S. federal income tax purposes.  All other Debtors will be merged into MLC or dissolved; however, the Debtors do not expect such dissolution or merger of such other Debtors to have any meaningful tax impact upon the Debtors.

Because of the lack of direct authoritative guidance as to the survival and utilization of NOL carryforwards and the timing of recognition of COD in the context of a bankruptcy liquidation, there is a risk that certain of the Debtors’ favorable tax attributes (including any NOL carryforwards incurred since the 363 Transaction and any

NOLs incurred through the end of the taxable year in which the Plan becomes effective) may be substantially reduced, eliminated, or subjected to significant limitations as the result of implementation of the Plan.  The Debtors believe that, notwithstanding the potential for attribute reduction, elimination, or limitation, implementation of the Plan should not cause them to incur a material amount of U.S. federal income tax.

1.  Treatment of the Asbestos Trust.  Pursuant to the Plan, the Asbestos Trust will be established on the Effective Date for the purpose of resolving and satisfying Allowed Asbestos Personal Injury Claims, whether Allowed on or after the Effective Date.  The Asbestos Trust is intended to be treated as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1 et seq.  MLC intends to request a ruling from the IRS confirming such treatment with respect to the Asbestos Trust.

Assuming the Asbestos Trust is respected as a qualified settlement fund, MLC generally will be entitled to a current U.S. federal income tax deduction for the amount of cash and the fair market value of stock or other property (other than notes) transferred to the Asbestos Trust to the same extent that it would have been entitled to a deduction had such amounts been paid directly to the holder of an Asbestos Personal Injury Claim.  MLC expects to transfer to the Asbestos Trust (i) the Cash in the amount of $[__] million to fund certain administrative costs of implementing the Asbestos Trust and (ii) the Asbestos Trust Claim (or, if fixed by Final Order or settlement prior to the Effective Date, the distribution to which such claim is entitled as an Allowed General Unsecured Claim).  Accordingly, MLC expects to obtain a tax deduction upon the funding of the Asbestos Trust and, consequently, to have an NOL for the taxable year in which the funding occurs (subject to reduction as a result of COD incurred).

As a general matter, a transferor would recognize gain or loss on the transfer of property to a qualified settlement fund in an amount equal to the difference between the fair market value of such property on the date of transfer and the transferor’s adjusted tax basis in such property.  However, in accordance with the reorganization provisions of the Tax Code and consistent with the “G” Reorganization Ruling, MLC believes that no gain or loss should be recognized in respect of any transfer of New GM Securities to the Asbestos Trust attributable to the Asbestos Trust Claim.  MLC intends to request a ruling from the IRS confirming such treatment.  In general, the adjusted tax basis of property received by the Asbestos Trust pursuant to the Plan will be its fair market value at the time of such receipt.

As a qualified settlement fund, the Asbestos Trust will be subject to a separate entity-level tax at the maximum rate applicable to trusts and estates (currently 35%).  In determining the taxable income of the Asbestos Trust, (i) any amounts transferred by MLC to the Asbestos Trust will be excluded from the Asbestos Trust’s income; (ii) any sale, exchange, or distribution of property by the Asbestos Trust generally will result in the recognition of gain or loss in an amount equal to the difference between the fair market value of the property on the date of disposition and the adjusted tax basis of the Asbestos Trust in such property; and (iii) administrative costs (including state and local taxes) incurred by the Asbestos Trust will be deductible.

All parties (including, without limitation, the Debtors, the Asbestos Trust Administrator(s), and the holders of Allowed Asbestos Personal Injury Claims) will be required to report for tax purposes consistently with the foregoing.

2.  Treatment of the GUC Trust.  Pursuant to the Plan, the GUC Trust will be established on or before the Effective Date for the benefit of holders of General Unsecured Claims, whether prior to or after the establishment of the GUC Trust.  The primary purpose of the GUC Trust is to resolve outstanding Disputed General Unsecured Claims, to hold any New GM Securities that would be distributable to the holders of General Unsecured Claims and to distribute such securities to holders of Allowed General Unsecured Claims in accordance with the Plan.  The GUC Trust is intended to be treated as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9.  MLC intends to request a ruling from the IRS confirming such treatment with respect to the GUC Trust.

A transferor generally would realize gain or loss on the transfer of property to a disputed ownership fund in an amount equal to the difference between the fair market value of such property on the date of transfer and the transferor’s adjusted tax basis in such property.  In addition, a disputed ownership fund generally would realize gain or loss on the distribution of property by it in an amount equal to the difference between the fair market value of such property on the date of distribution and the disputed ownership fund’s adjusted tax basis in such property.  However, in accordance with the reorganization provisions of the Tax Code and consistent with (although not explicitly addressed by) the “G” Reorganization Ruling, MLC believes that no gain or loss should be recognized upon the transfer of New GM Securities by MLC to the GUC Trust or upon the distribution of New GM Securities by the GUC Trust to its beneficiaries.  MLC intends to request a ruling from the IRS confirming such treatment.

A disputed ownership fund that holds only passive investment assets will be taxed as a qualified settlement fund.  See “—1.  Treatment of the Asbestos Trust,” above.  Accordingly, the GUC Trust will be subject to tax annually on a separate entity basis on any net income earned with respect to the GUC Trust Assets.

All parties (including, without limitation, the Debtors, the GUC Trust Administrator, and the holders of Allowed General Unsecured Claims) will be required to report for tax purposes consistently with the foregoing.

3.  Treatment of the Avoidance Action Trust.  On or before the Effective Date, pursuant to the Plan, the Avoidance Action Trust will be established for the benefit of the holders of the DIP Credit Agreement Claims and/or the holders of Allowed General Unsecured Claims; provided, however, that the Avoidance Action Trust Assets shall not be transferred to the Avoidance Action Trust until the Avoidance Action Trust Transfer Date.  The Avoidance Action Trust will be treated as a “liquidating trust,” a “disputed ownership fund,” or a “complex trust” for U.S. federal income tax purposes.  See “—B.  Consequences to Holders of General Unsecured Claims—7.  Tax Treatment of the Avoidance Action Trust and the Avoidance Action Trust Beneficiaries,” below.  The transfer of the Avoidance Action Trust Assets by the Debtors to the Avoidance

Action Trust (regardless of the treatment of the Avoidance Action Trust) will be treated as a taxable transfer, but no gain or loss should be recognized by the Debtors because of the nature of the Term Loan Avoidance Action and the Asbestos Insurance Assets.

4.  Treatment of the Environmental Response Trust.  Pursuant to the Plan, the Environmental Trust will be established on the Effective Date for the purpose of resolving and satisfying Allowed Property Environmental Claims (whether Allowed on or after the Effective Date), with any residual interest transferred by MLC to the holders of the DIP Credit Agreement Claims.  The Environmental Response Trust is intended to be treated as a “qualified settlement fund” within the meaning of Treasury Regulation section 1.468B-1 et seq.  MLC intends to request a ruling from the IRS confirming such treatment with respect to the Environmental Response Trust.

Assuming the Environmental Response Trust is respected as a qualified settlement fund, to the extent that the transfers to the Environmental Response Trust are made to resolve or satisfy claims described in Treasury Regulation section 1.468B-1(c)(2) (“qualified claims”), MLC generally will be entitled to a current U.S. federal income tax deduction for the amount of cash and the fair market value of property (other than notes) so transferred to the same extent that it would have been entitled to a deduction had such amounts been paid directly to the holder of a Property Environmental Claim.  However, any cash or property transferred with respect to claims other than “qualified claims” cannot be deducted by MLC at the time of such transfer; instead, the deduction would be deferred until cash or other property is actually paid by the Environmental Response Trust in resolution of such claims.  Additionally, MLC will recognize gain or loss on the transfer of non-Cash properties to the Environmental Response Trust in an amount equal to the difference between the fair market value of such properties (but in no event less than the DIP Credit Agreement Claims secured by such properties) on the date of transfer and the adjusted tax basis of MLC in such properties.

Pursuant to the Plan, MLC will transfer to the Environmental Response Trust (i) Cash of $___ million, (ii) the Properties, (iii) personal property, including equipment, related to certain of the Properties set forth on Attachment A to the Environmental Response Trust Consent Decree and Settlement Agreement, (iv) all leases of manufacturing facilities with New GM, and (v) all property management contracts and contracts related to the Environmental Actions relating to the Properties that the Debtors and the Environmental Response Trust Administrative Trustee agree should be assumed by the Environmental Response Trust.  Because of the tax deduction MLC expects to obtain upon the funding of the Environmental Response Trust, MLC expects to incur an NOL for the taxable year in which the funding occurs (subject to reduction as a result of COD incurred).

As a qualified settlement fund, the Environmental Response Trust will be taxable as a separate entity.  See “—1.  Treatment of the Asbestos Trust,” above.  All parties (including, without limitation, the Debtors, the Environmental Response Trust Administrative Trustee, the holders of the DIP Credit Agreement Claims, and the holders of Allowed Property Environmental Claims) will be required to report for tax purposes consistently with the foregoing.

B.  Consequences to Holders of General Unsecured Claims

Pursuant to the Plan, the holders of Allowed General Unsecured Claims will receive, in respect of their Claims, their Pro Rata Share of (i) the New GM Securities from the GUC Trust and (ii) to the extent it is determined pursuant to the Plan that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets, (A) an amount equal to the net proceeds (if any) of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets received prior to the Avoidance Action Trust Transfer Date from the Debtors and (B) on or after the Avoidance Action Trust Transfer Date, beneficial interests in the Avoidance Action Trust, collectively in satisfaction of their Claims (other than in respect of any Claims for accrued but unpaid interest).  The GUC Trust will make an initial distribution on the first Distribution Record Date or as soon thereafter as is practicable.  Additional distributions to such holders may be received over time from the GUC Trust and, if applicable, MLC and the Avoidance Action Trust as New GM Securities or any Cash or other property becomes available.  For U.S. federal income tax purposes, (i) distributions made from the GUC Trust to the holders of Allowed General Unsecured Claims should be treated as received by such holders in respect of such claims as if distributed by the Debtors (and the Debtors intend to seek a ruling confirming such treatment) and (ii) a holder’s receipt of a beneficial interest in the Avoidance Action Trust, if and when treated as a grantor trust for U.S. federal income tax purposes, will be treated as the receipt of a direct undivided interest in the underlying assets of the Avoidance Action Trust.  See “—7.  Tax Treatment of the Avoidance Action Trust and Holders of Beneficial Interests, below.

The U.S. federal income tax consequences to a holder of an Allowed General Unsecured Claim will depend, in part, on whether such holder’s Claim constitutes a “security” of MLC for U.S. federal income tax purposes.  This determination is made separately for each type of Claim and, if there are multiple series of notes in such type of Claim, for each series of notes.  If an Allowed General Unsecured Claim constitutes a security of MLC, then the receipt of New GM Securities and any other consideration in exchange therefor will be treated as part of a “reorganization” for U.S. federal income tax purposes, with the consequences described below in “—1.  Reorganization Treatment.”  If, on the other hand, an Allowed General Unsecured Claim does not constitute a security of MLC, then the receipt of New GM Securities and any other consideration will be treated as a fully taxable transaction, with the consequences described below in “—2.  Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Each holder of Allowed General Unsecured Claims is urged to consult its tax advisor regarding the characterization of its Claims as securities of MLC for U.S. federal income tax purposes and the consequences of such treatment.

1.  Reorganization Treatment.  The classification of an exchange as part of a reorganization for U.S. federal income tax purposes (as discussed above) generally serves to defer the recognition of any gain or loss realized by the holder.  However, a holder will recognize any gain to the extent of any cash and the fair market value of any property (other than New GM Securities) received, including any beneficial interests in the Avoidance Action Trust if and when treated as a grantor trust.  See “—2. Fully Taxable Exchange,” below, for a determination of gain or loss realized.  Such holder will also have interest income to the extent of any consideration allocable to accrued but unpaid interest.  See “—4.  Distributions With Respect to Accrued But Unpaid Interest,” below.  Because of the potential for a holder to receive multiple distributions over time, each holder of an Allowed General Unsecured Claim is urged to consult its tax advisor regarding the possible application of (or ability to elect out of) the “installment method” of reporting any gain realized.

In addition, a holder exchanging foreign currency-denominated Claims for New GM Securities is required to recognize ordinary gain or loss that is attributable to fluctuations in currency exchange rates.  If a holder did not previously claim a bad debt deduction or worthless securities deduction, gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the Claims exchanged translated at the spot rate of exchange on the date of the consummation of the exchange and (ii) the U.S. dollar value of the foreign currency principal amount of such Claims on the date the holder acquired such Claims.  For purposes of determining foreign currency gain or loss, a holder of foreign currency-denominated Claims generally will be treated as having a principal amount equal to the holder’s purchase price (in foreign currency).  Each holder of foreign currency-denominated Claims is urged to consult its tax advisor regarding the appropriate tax treatment of any such foreign currency gain or loss (or, if a bad debt deduction or worthless securities deduction was previously claimed, the determination of the amount of such foreign currency gain or loss).

In a reorganization exchange, a holder’s aggregate tax basis in the New GM Securities received will equal the holder’s aggregate adjusted tax basis in the Claims exchanged therefor, increased by any gain or interest income recognized by the holder with respect to the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest and any consideration received other than New GM Securities (i.e., any Cash and the fair market value of any other property received, whether on or after the Effective Date, including any beneficial interests in the Avoidance Action Trust if and when treated as a grantor trust).  Such aggregate tax basis generally should be allocated among the various types of New GM Securities received, including

New GM Securities received after the Effective Date as Disputed Claims are disallowed, in accordance with their relative fair market values.  In a reorganization exchange, a holder’s holding period in the New GM Securities received will include the holder’s holding period in the Claims exchanged therefor, except to the extent of any exchange consideration received in respect of a Claim for accrued but unpaid interest (which will commence a new holding period for the New GM Securities attributed thereto).

In general, upon the later of the Avoidance Action Trust Transfer Date and the date that the Avoidance Action Trust is treated as a grantor trust for U.S. federal income tax purposes, a holder’s tax basis in its undivided interests in the Avoidance Action Trust Assets should be equal to the fair market value of such interests upon such date and the holding period for such interests should begin on the day following such date.

2.  Fully Taxable Exchange.  If an Allowed General Unsecured Claim does not constitute a security of MLC for U.S. federal income tax purposes, the holder generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of any cash and the fair market value of the New GM Securities and any other property (including any beneficial interests in the Avoidance Action Trust if and when treated as a grantor trust) received by the holder in respect of such Claim (other than in respect of a Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Allowed General Unsecured Claim exchanged (other than any basis attributable to accrued but unpaid interest).  Such holder will also have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See “—4.  Distributions With Respect to Accrued But Unpaid Interest,” below.

In the event of a subsequent disallowance of a Disputed General Unsecured Claim or an unclaimed distribution, it is possible that a holder of a previously Allowed Claim may have income as such Disputed Claim becomes disallowed or the holder otherwise becomes entitled to an additional distribution.  In addition, it is possible that the recognition of any loss realized by a holder in satisfaction of an Allowed General Unsecured Claim may be deferred until all Disputed General Unsecured Claims are Allowed or disallowed and, with respect to certain claims, that the recognition of a portion of any gain realized may be deferred under the “installment method” of reporting.  Holders are urged to consult their tax advisors regarding the possibility of deferral and the ability to elect out of the installment method of reporting any gain realized in respect of their Claims.

Additionally, a holder exchanging foreign currency-denominated Claims will recognize ordinary gain or loss to the extent attributable to fluctuations in currency exchange rates.  See “—1.  Reorganization Treatment,” above.

A holder’s adjusted tax basis in its Claim will be equal to the cost of the Claim to such holder, increased by any original issue discount (“OID”) previously included in income.  If applicable, a holder’s tax basis in a Claim will also be (i) increased by any market discount previously included in income by such holder pursuant to an election to include market discount in gross income currently as it accrues and (ii) reduced by any cash payments received on the Claim other than payments of “qualified stated interest,” and by any amortizable bond premium that the holder has previously deducted.

In the case of a taxable exchange, a holder’s tax basis in the New GM Securities received will equal the fair market value of such New GM Securities on the date of the exchange.  The holder’s holding period in the New GM Securities should begin on the day following the exchange date.  Likewise, upon the later of the Avoidance Action Trust Transfer Date and the date that the Avoidance Action Trust is treated as a grantor trust for U.S. federal income tax purposes, a holder’s tax basis in its undivided interests in the Avoidance Action Trust Assets should be equal to the fair market value of such interests upon such date and the holding period for such interests should begin on the day following such date.

3.  Character of Gain or Loss.  Where gain or loss (other than any foreign currency gain or loss) is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

In addition, a holder that purchased its Claim from a prior holder at a “market discount” (relative to the principal amount of the Claim at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under the market discount rules, any gain recognized on the exchange of a Claim (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary interest income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

In the case of a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of a Claim in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued.  However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to the New GM Securities received in the exchange), such that any gain recognized by the holder upon a subsequent disposition of such exchange consideration would be treated as ordinary income to the extent of the accrued market discount allocable thereto not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

4.  Distributions with Respect to Accrued but Unpaid Interest.  In general, to the extent that any consideration received pursuant to the Plan by a holder of a Claim (whether in cash, New GM Securities, or other property, including any beneficial interests in the Avoidance Action Trust if and when treated as a grantor trust) is received in satisfaction of interest accrued but unpaid during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, subject to the next sentence in the case of a reorganization exchange, a holder generally recognizes a deductible loss to the extent that any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID, because such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes.  Accordingly, it is unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of such Claims, as determined for U.S. federal income tax purposes, and thereafter to any remaining portion of such Claim (including accrued but unpaid interest).  However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes.  Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration to, and the deductibility of a loss with respect to, accrued but unpaid interest for U.S. federal income tax purposes.

Holders of foreign currency-denominated Claims who are accrual basis taxpayers will recognize exchange gain or loss, treated as ordinary income or loss (that is not interest income or expense), with respect to any payments in respect of accrued but unpaid interest in foreign currency.  The amount of ordinary income or loss recognized will equal the difference between (i) the U.S. dollar value of the foreign currency payment received (determined at the spot rate of exchange on the date of the consummation of the exchange) and (ii) the U.S. dollar value of income that has accrued during such interest accrual period (generally determined at the average rate of exchange for the accrual period (or portion thereof in the applicable taxable year) or, if the holder elects, at the spot rate).  A holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.  The source of such foreign currency gain or loss will be determined by reference to the residence of the holder or the qualified business unit of the holder on whose books such foreign currency-denominated Claims are properly reflected.  A holder will have a tax basis in any foreign currency received equal to the U.S. dollar value of such foreign currency at the time of the consummation of the exchange.  Any gain or loss realized by a holder on a sale or other disposition of foreign currency will be ordinary income or loss.

5.  Ownership and Disposition of New GM Stock.

a.  Dividends.  Any distributions made on New GM Stock will constitute dividends for U.S. federal income tax purposes to the extent of New GM’s current or accumulated earnings and profits as determined under U.S. federal income tax principles.  To the extent that a holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed New GM’s current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s basis in its shares of New GM Stock.  Any such distributions in excess of the holder’s basis in its shares of New GM Stock (determined on a share-by-share basis) generally will be treated as capital gain.  Subject to certain exceptions, dividends received by non-corporate holders prior to 2011 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met.  Any dividends received after 2010, and any dividends received by corporate holders, will be taxed under current law at the rate applicable to ordinary income.

Dividends paid to holders that are corporations generally will be eligible for the dividends-received deduction so long as New GM has sufficient earnings and profits.  However, the dividends-received deduction is only available if certain holding period requirements are satisfied.  The length of time that a shareholder has held its stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions.  In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

The benefit of the dividends-received deduction to a corporate shareholder may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of section 1059 of the Tax Code, which may require the corporate recipient to reduce its adjusted tax basis in its shares by the amount excluded from income as a result of the dividends-received deduction.  The excess of the excluded amount over adjusted tax basis may be treated as gain.  A dividend may be treated as “extraordinary” if (i) it equals or exceeds 10% of the holder’s adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

In addition, any adjustment to the number of shares of New GM Stock for which the New Warrants or any other warrants of New GM may be exercised (or to the exercise price of the New Warrants or any other warrants of New GM) may, under certain circumstances, result in constructive distributions that could be taxable to the holders of New GM Stock.

b.  Sale, Redemption, or Repurchase.  Unless a non-recognition provision applies and subject to the discussion above relating to the carry over of accrued market discount in “—3.  Character of Gain or Loss,” a holder generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New GM Stock received in respect of its Claim or upon exercise of the New Warrants in an amount equal to the difference between (i) the holder’s adjusted tax basis in the New GM Stock and (ii) the sum of the cash plus the fair market value of any property received from such disposition.  A reduced tax rate on long-term capital gain may apply to non-corporate holders.  The deductibility of capital loss is subject to significant limitations.

Notwithstanding the above, any gain recognized by a holder upon a subsequent taxable disposition of New GM Stock (or any stock or property received for it in a later tax-free exchange) received in exchange for Allowed General Unsecured Claims will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deduction incurred upon exchange of the Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Claim, and (ii) with respect to a cash basis holder, in addition, any amount which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

6.  Ownership, Disposition, and Exercise of New Warrants.  A holder generally will not recognize gain or loss when the New Warrants are exercised to acquire the underlying New GM Stock, and the holder’s aggregate tax basis in the New GM Stock acquired generally will equal the holder’s aggregate tax basis in the exercised warrants increased by the exercise price.  A holder’s holding period in the New GM Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

Upon the lapse or disposition of a New Warrant, a holder generally will recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss will be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period is satisfied, and subject to the discussion above relating to the carryover of accrued market discount in “—3.  Character of Gain or Loss.”

In addition, any adjustment to the number of shares of New GM Stock for which the New Warrants may be exercised (or to the exercise price of New Warrants) may under certain circumstances result in constructive distributions that could be taxable to the holders of New Warrants.

7.  Tax Treatment of the Avoidance Action Trust and the Avoidance Action Trust Beneficiaries.

a.  Classification of the Avoidance Action Trust.  If the Avoidance Action Trust Beneficiaries have not been identified on or prior to the Avoidance Action Trust Transfer Date either by (x) mutual agreement between the U.S.

Treasury and the Creditors’ Committee or (y) Final Order, then the Avoidance Action Trust Administrator shall treat the Avoidance Action Trust as either (A) a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (including, if required, timely so electing) or (B) if permitted under applicable law and at the option of the Avoidance Action Trust Administrator, a “complex trust” for U.S. federal income tax purposes.  If the Avoidance Action Trust Beneficiaries have been identified on or prior to the Avoidance Action Trust Transfer Date, or upon identification of the Avoidance Action Trust Beneficiaries after the Avoidance Action Trust Transfer Date, the Avoidance Action Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes.  In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through entity).  However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes.  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  The Avoidance Action Trust will be structured with the intention of complying with such general criteria.  Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, upon identification of the Avoidance Action Trust Beneficiaries, all parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) will be required to treat, for U.S. federal income tax purposes, the Avoidance Action Trust (except in respect of any Avoidance Action Trust Assets allocable to, or retained on account of, Disputed Claims (the “Avoidance Action Trust Claims Reserve”)) as a grantor trust of which the Avoidance Action Trust Beneficiaries are the owners and grantors.  The discussion herein assumes that, upon identification of the Avoidance Action Trust Beneficiaries, the Avoidance Action Trust will be so respected for U.S. federal income tax purposes.  MLC currently intends to seek a ruling confirming such treatment.  If the IRS were to challenge successfully the classification of the Avoidance Action Trust as a liquidating trust, the U.S. federal income tax consequences to the Avoidance Action Trust, the Avoidance Action Trust Beneficiaries, and the Debtors could vary from those discussed herein applicable to such period (including the potential for an entity-level tax on any income of the Avoidance Action Trust).

b.  General Tax Reporting by the Avoidance Action Trust and the Avoidance Action Trust Beneficiaries.  For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) must treat the transfer of the Avoidance Action Trust Assets to the Avoidance Action Trust in accordance with the terms of the Plan.

During any period in which the Avoidance Action Trust is treated as a disputed ownership fund, the Avoidance Action Trust will be subject to tax annually on a separate entity basis on any net income earned, and all distributions from the Avoidance Action Trust (which distributions will be net of the expenses of the Avoidance Action Trust) will be treated as received by holders in respect of their Claims as if distributed by the Debtors.

During any period in which the Avoidance Action Trust properly is treated as a complex trust, it generally should be treated as a discrete trust for U.S. federal income tax purposes, consisting of separate and independent shares to be established in respect of each DIP Credit Agreement Claim, Allowed General Unsecured Claim, and Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq. of the Tax Code).  Any amount earned by this complex trust and distributed to a holder during the same taxable year should be includible in such holder’s gross income.

Pursuant to the Plan, from and after the date on which the Avoidance Action Trust Beneficiaries have been identified, the Avoidance Action Trust Assets (other than any assets allocated to the Avoidance Action Trust Claims Reserve, discussed below) are treated, for U.S. federal income tax purposes, as having been transferred directly to the holders of Claims that constitute Avoidance Action Trust Beneficiaries in partial satisfaction of their Claims (with each Avoidance Action Trust Beneficiary receiving an undivided interest in such assets in accord with their economic interests in such assets), followed by the transfer by the Avoidance Action Trust Beneficiaries to the Avoidance Action Trust of such assets in exchange for the beneficial interests in the Avoidance Action Trust.  Accordingly, from and after the date on which the Avoidance Action Trust Beneficiaries have been identified, all parties must treat the Avoidance Action Trust as a grantor trust, of which the Avoidance Action Trust Beneficiaries are the owners and grantors, and treat the Avoidance Action Trust Beneficiaries as the direct owners of an undivided interest in Avoidance Action Trust Assets (other than any assets allocated to the Avoidance Action Trust Claims Reserve), consistent with their economic interests therein, for all U.S. federal income tax purposes.

Pursuant to the Plan, as soon as possible after the Avoidance Action Trust Transfer Date and, if applicable, at any later date when the Avoidance Action Trust Beneficiaries have been identified, the Avoidance Action Trust Administrator will make a good faith valuation of the Avoidance Action Trust Assets.  All parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) must consistently use such valuation for all U.S. federal income tax purposes.

During any period in which the Avoidance Action Trust is treated as a grantor trust, allocations of the Avoidance Action Trust’s taxable income among the Avoidance Action Trust Beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Avoidance Action Trust had distributed all of its other assets (valued at their tax book value and other than assets attributable to the Avoidance Action Trust Claims Reserve) to the Avoidance Action Trust Beneficiaries, in each case up to the tax book value of the assets treated as contributed by such Avoidance Action Trust Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Avoidance Action Trust.  Similarly, taxable loss of the Avoidance Action Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Avoidance Action Trust Assets.  The tax book value of the Avoidance Action Trust Assets for this purpose shall equal their fair market value on the later of the Avoidance Action Trust Transfer Date and the date that the Avoidance Action Trust is treated as a grantor trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, applicable Treasury regulations, and other applicable administrative and judicial authorities and pronouncements.

Taxable income or loss allocated to an Avoidance Action Trust Beneficiary (if and when the Avoidance Action Trust is treated as a grantor trust) will be treated as income or loss with respect to such beneficiary’s undivided interest in the Avoidance Action Trust Assets, and not as income or loss with respect to its prior Allowed General Unsecured Claim.  The character of any income and the character and ability to use any loss will depend on the particular situation of the Avoidance Action Trust Beneficiary.

The U.S. federal income tax obligations of an Avoidance Action Trust Beneficiary are not dependent on the Avoidance Action Trust distributing any Cash or other proceeds if and when the Avoidance Action Trust is treated as a grantor trust.  Therefore, an Avoidance Action Trust Beneficiary may incur a U.S. federal income tax liability with respect to its allocable share of Avoidance Action Trust income even if the Avoidance Action Trust does not make a concurrent distribution to the Avoidance Action Trust Beneficiary.  In general, other than in respect of Avoidance Action Trust Assets allocable to Disputed Claims, an Avoidance Action Trust Beneficiary should not be separately taxable on a distribution from the Avoidance Action Trust since the Avoidance Action Trust Beneficiary already is regarded for federal income tax purposes as owning the underlying assets (and was taxed at the time the Cash was earned or received by the Avoidance Action Trust).

The Avoidance Action Trust Administrator will comply with all applicable governmental withholding requirements (see Section 5.4 of the Plan).  Thus, in the case of any Avoidance Action Trust Beneficiaries that are not U.S. persons, the Avoidance Action Trust Administrator may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).  As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally include the consequences to Avoidance Action Trust Beneficiaries that are not “United States persons” within the meaning of the Tax Code; accordingly, such beneficiaries should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including becoming an Avoidance Action Trust Beneficiary.

From and after the date on which the Avoidance Action Trust Beneficiaries have been identified, the Avoidance Action Trust Administrator will file with the IRS returns for the Avoidance Action Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).  The Avoidance Action Trust Administrator also shall annually send to each Avoidance Action Trust Beneficiary a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all Avoidance Action Trust Beneficiaries to report such items on their U.S.

federal income tax returns or to forward the appropriate information to such beneficiary’s underlying beneficial holders with instructions to report such items on their U.S. federal income tax returns.

c.  Tax Reporting for Avoidance Action Trust Assets Allocable to Disputed Claims.  If the Avoidance Action Trust previously was treated as a disputed ownership fund within the meaning of Treasury Regulation section 1.468B-9 or a complex trust for U.S. federal income tax purposes, the Avoidance Action Trust Administrator shall continue to treat the Avoidance Action Trust Claims Reserve in the same manner.  If the Avoidance Action Trust Beneficiaries have been identified on or prior to the Avoidance Action Trust Transfer Date either by (i) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (ii) Final Order, then the Avoidance Action Trust Administrator shall (x) treat the Avoidance Action Trust Claims Reserve as either (A) a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 by timely making an election or (B) a “complex trust” for U.S. federal income tax purposes, and (y) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

If the Avoidance Action Trust Claims Reserve is treated as a disputed ownership fund, the Avoidance Action Trust Claims Reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the Avoidance Action Trust Assets allocable to the Avoidance Action Trust Claims Reserve, and all distributions from such reserve (which distributions will be net of the related expenses of the reserve) will be treated as received by holders in respect of their Claims as if distributed by the Debtors.  All parties (including, without limitation, the Debtors, the Avoidance Action Trust Administrator, the holders of the DIP Credit Agreement Claims, and the holders of Allowed General Unsecured Claims) will be required to report for tax purposes consistently with the foregoing.

If the Avoidance Action Trust Claims Reserve is treated as a complex trust, such reserve generally will be treated as a discrete trust for U.S. federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq. of the Tax Code).  Any amount earned by this complex trust and distributed to a holder during the same taxable year will be includible in such holder’s gross income.  Holders of Allowed General Unsecured Claims should consult their tax advisors with respect to the U.S. federal income tax consequences of becoming an Avoidance Action Trust Beneficiary.

C.  Consequences to Holders of Asbestos Personal Injury Claims

Each Allowed Asbestos Personal Injury Claim will be satisfied in cash solely from the Asbestos Trust, in accordance with the Asbestos Trust Distribution Procedures.  For U.S. federal income tax purposes, distributions made from the Asbestos Trust to the holders of Allowed Asbestos Personal Injury Claims will be treated as received by such holders in respect of such claims as if distributed by the Debtors.  The U.S. federal income tax treatment of a receipt of payments by a holder of an Asbestos

Personal Injury Claim generally will depend upon the nature of the Claim.  Amounts received by a holder of a personal injury claim generally should not be taxable to such holder.  Because the tax treatment of any amounts received by a holder under the Plan will depend on facts peculiar to each holder, all holders of Asbestos Personal Injury Claims are urged to consult their own tax advisors as to the proper tax treatment of such receipts in relation to their particular facts and circumstances.

D.  Information Reporting and Withholding

All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding).  Under the Tax Code, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%).  Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holder’s tax returns.

As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally include the consequences to non-U.S. holders (see discussion below for certain consequences); accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in the GUC Trust, the Asbestos Trust, and/or the Avoidance Action Trust.

E.  Consequences to Non-U.S. Holders of Notes

The U.S. federal income tax consequences to non-U.S. persons are not generally addressed in this summary, except as discussed below with respect to certain holders that are not “United States persons” within the meaning of the Tax Code (“Non-U.S. Holders”) and who hold Allowed General Unsecured Claims that constitute notes issued by MLC.

Pursuant to the Plan, Non-U.S. Holders of notes, as other holders of Allowed General Unsecured Claims, will receive, in respect of their Claims, a Pro Rata Share of (i) the New GM Securities from the GUC Trust and (ii) to the extent it is determined pursuant to the Plan that the holders of Allowed General Unsecured Claims are entitled to any proceeds of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets, (A) an amount equal to the net proceeds (if any) of the Term Loan Avoidance Action and/or the Asbestos Insurance Assets received prior to the Avoidance Action Trust Transfer Date from the Debtors and (B) on or after the Avoidance Action Trust Transfer Date, beneficial interests in the Avoidance Action Trust, collectively, in satisfaction of their Claims (other than in respect of any Claims for accrued but unpaid interest).  See “—B. Consequences to Holders of General Unsecured Claims,” above.

1.  Distributions Under the Plan.  Subject to the discussion below with respect to accrued interest, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of notes for New GM Securities and any Cash or other property (including any beneficial interests in the Avoidance Action Trust if and when treated as a grantor trust) pursuant to the Plan, unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year, such holder has a “tax home” in the United States, and certain other conditions are met; (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (iii) in the case of convertible notes, such notes constitute United States real property interests (“USRPIs”).  If the first exception applies, to the extent that any gain is taxable (i.e., not deferred under the rules applicable to reorganizations), the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange.  If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).  With respect to the third exception, MLC believes, and the following discussion assumes, that a convertible note is not a USRPI and that its exchange for New GM Securities is not a disposition of a USRPI.  Under the Plan, any note that was convertible into equity of General Motors Corporation ceased to be convertible (since no MLC equity can be issued under the Plan) and instead was converted into a right to receive certain consideration, specifically the New GM Securities, received by MLC in the 363 Transaction.  Accordingly, the convertible note became an interest solely as a creditor and, for this reason, should be excluded from the definition of a USRPI.  Moreover, in connection with the 363 Transaction, MLC is a party to a tax-free “G” reorganization and, as part of that “G” reorganization, is required to liquidate.  MLC believes that it was not a United States real property holding corporation (“USRPHC”) prior to the 363 Transaction and “G” reorganization and that it should not be tested separately as a USRPHC following the first step of such reorganization.  Thus, the convertible notes should not be treated as USRPIs even in the event such notes were treated as interests other than solely as a creditor in MLC.  However, there can be no assurance that the IRS would agree with this position.  Each holder of a convertible note is urged to consult its tax advisor regarding the U.S. federal income tax treatment of the exchange of convertible debt for New GM Securities.

a.  Accrued Interest.  Payments to a Non-U.S. Holder that are attributable to accrued interest (including OID) generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that the Non-U.S. Holder is not a U.S. person, unless:

(i)           the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of MLC’s stock that are entitled to vote,

(ii)           the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to MLC (each, within the meaning of the Tax Code), or

(iii)           such interest or OID is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest or OID at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest or OID that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued interest (including OID).  For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

b.  Treaty Benefits.  To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.

c.  Foreign Government Exemption.  Foreign government-related entities should furnish an IRS Form W-8EXP (or successor form) in order to establish an exemption from withholding under section 892 of the Tax Code.

2.  Ownership and Disposition of New GM Securities.

a.  Dividends.  Any distributions made on New GM Securities (including any constructive distributions thereon) will constitute dividends for U.S. federal income tax purposes to the extent of New GM’s current or accumulated earnings and profits as determined under U.S. federal income tax principles.  Except as described below, dividends paid on New GM Securities held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable).  A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8EXP (or, in either case, a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments.  Dividends paid on New GM Securities held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

b.  Sale, Redemption, or Repurchase.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of New GM Securities received pursuant to the Plan unless (i) such holder is an individual who was present in the United States for 183 days or more during the taxable year, has a “tax home” in the United States, and certain other conditions are met, (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) New GM is or has been a USRPHC at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the New GM Securities.  If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S.

trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

MLC believes that New GM has never been a USRPHC for U.S. federal income tax purposes.  MLC considers it unlikely, based on New GM’s current business plans and operations, that New GM will become a USRPHC in the future.  If New GM has been or were to become a USRPHC, a Non-U.S. Holder might be subject to U.S. federal income tax (but not the branch profits tax) with respect to gain realized on the disposition of New GM Securities.  However, such gain would not be subject to U.S. federal income or withholding tax if (i) New GM’s common stock is regularly traded on an established securities market and (ii) the Non-U.S. Holder disposing of New GM Securities did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the applicable class of New GM Securities.

3.  Information Reporting and Backup Withholding.  A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest (including OID) or dividends and any other reportable payments, including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement, or other disposition of the New GM Securities, as long as (i) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person and (ii) the holder has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8EXP (or, in either case, a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis.  Non-U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

In addition to the foregoing, MLC, the GUC Trust, the Avoidance Action Trust, and New GM, as applicable, generally must report to a Non-U.S. Holder and to the IRS the amount of interest (including OID) and dividends paid to each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments.  Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

Additionally, under recently enacted U.S. legislation, certain payments of U.S. source income, including dividends, made after December 31, 2012 (including payments attributable to dispositions of property which produced (or could produce) certain U.S. source income) made to certain non-U.S. entities will be subject to a 30% withholding tax unless (i) in the case of a non-U.S. financial institution, it enters into an agreement with the Secretary of the Treasury to provide information concerning its direct and certain indirect U.S. account holders, among other things, or (ii) in the case of a non-

U.S. non-financial entity, such entity provides to the withholding agent similar information concerning its substantial U.S. owners, among other things.  These rules will not apply with respect to payments on or with respect to debt obligations that are outstanding on March 18, 2012.  Each Non-U.S. Holder should consult its own tax advisors regarding the treatment of U.S. withholding taxes in general and the application of the recently enacted legislation to its particular circumstances.

The foregoing summary has been provided for informational purposes only.  All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the U.S. federal, state, local, and foreign tax consequences applicable under the Plan.

VI.  VOTING PROCEDURES AND REQUIREMENTS

A.  Ballots and Voting Deadline

IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASSES 3 AND 5 TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE CHAPTER 11 PLAN.  All known holders of Claims entitled to vote on the Plan have been sent a ballot together with this Disclosure Statement.  Such holders should read the ballot carefully and follow the instructions contained therein.  Please use only the ballot that accompanies this Disclosure Statement.

The Debtors have engaged The Garden City Group, Inc. as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF _:00 P.M. (EASTERN TIME), ON ____________2010.

IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO ITS AGENT, YOU MUST RETURN YOUR BALLOT TO SUCH PARTY IN SUFFICIENT TIME FOR SUCH PARTY TO PROCESS YOUR BALLOT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW.  ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE CHAPTER 11 PLAN SHALL NOT BE COUNTED AS EITHER AN ACCEPTANCE OR REJECTION OF THE CHAPTER 11 PLAN.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

If by overnight or hand delivery: The Garden City Group, Inc. 5151 Blazer Parkway, Suite A Dulbin, OH 43017 Attn: Motors Liquidation Company Balloting Center 703-286-6401	If by standard mailing: The Garden City Group, Inc. P.O. Box 9386 Dublin, OH 43017-4286 Attn: Motors Liquidation Company Balloting Center 703-286-6401

B.  Holders of Claims Entitled to Vote

Classes 3 and 5 are the only Classes of Claims under the Plan that are impaired and entitled to vote to accept or reject the Plan.  Each holder of a Claim in Class 3 or 5 as of the Record Date established by the Debtors for purposes of this solicitation may vote to accept or reject the Plan (other than holders of Claims subject to an objection filed by the Debtors).

C.  Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a chapter 11 plan by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the chapter 11 plan vote to accept the plan.  Thus, acceptance of the Plan by Class 3, for example, will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Class 3 Claims that cast their ballots vote in favor of acceptance.  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.  Voting Procedures

1.  Holders of Claims in Classes 3 and 5.  All holders of Claims in Classes 3 or 5 that are entitled to vote on the Plan should complete the enclosed Ballot and return it to the Voting Agent (or bank, broker, or other nominee) so that it is received by the Voting Agent before the Voting Deadline.

2.  Withdrawal of Ballot or Master Ballot.  Any voter that has delivered a valid ballot or master ballot may withdraw its vote, subject to Bankruptcy Rule 3018, by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline, which notice of withdrawal, to be valid, must be (i) signed by the party who signed the ballot or master ballot to be revoked and (ii) received by the Voting Agent before the Voting Deadline.  The Debtors may contest the validity of any withdrawals.

Any holder that has delivered a valid ballot or master ballot may change its vote, subject to Bankruptcy Rule 3018, by delivering to the Voting Agent a properly completed subsequent ballot or master ballot so as to be received before the Voting Deadline.  In the case where more than one timely, properly completed ballot or master ballot is received, only the ballot or master ballot that bears the earliest date will be counted unless the holder of the Claim receives Bankruptcy Court approval to have the ballot or master ballot that bears the latest date counted.

VII.  CONFIRMATION OF THE PLAN

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation are that the Plan is (i) accepted by all impaired classes of Claims entitled to vote or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class and as to the impaired Classes of Claims and Equity Interests that are deemed to reject the Plan, (ii) feasible, and (iii) in the “best interests” of the holders of Claims and Equity Interests impaired under the Plan.

A.  Acceptance of the Plan

The Bankruptcy Code defines acceptance of a chapter 11 plan by a class of creditors as acceptance by creditors holding two-thirds (2/3) in dollar amount and a majority in number of the claims in such class (other than any such creditor designated under section 1126(e) of the Bankruptcy Code), but for that purpose counts only those creditors that actually cast ballots.  Holders of claims that fail to vote are not counted as either accepting or rejecting a plan.

B.  Confirmation of the Plan If a Class Does Not Accept the Plan/No Unfair Discrimination/Fair and Equitable Test

In the event that any impaired Class of Claims does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code.  Because the holders of Equity Interests in Class 6 will not receive any recovery under the Plan and are, therefore, deemed to have rejected the Plan, the Court may only confirm the Plan if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class.

The “unfair discrimination” test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or equity interests receives more than it legally is entitled to receive for its claims or equity interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

•
Secured Creditors.  Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale (or if sold, on the proceeds thereof), or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•
Unsecured Creditors.  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•
Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

These requirements are in addition to other requirements established by case law interpreting the statutory requirement.

The Debtors believe the Plan will satisfy the “fair and equitable” requirement notwithstanding that Class 6 (Equity Interests) is deemed to reject the Plan because (i) no Class that is junior to such Class will receive or retain any property under the Plan, (ii) no Class of equal rank to Class 6 is being afforded better treatment than Class 6, and (iii) the Equity Interests in Class 6 are valueless.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

C.  Best Interests Test

The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case.  The gross amount of cash that would be available for satisfaction of claims and equity interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.  Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage.  Other liquidation costs include the expenses incurred during the Chapter 11 Cases allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committees appointed in the Chapter 11 Cases, and costs and expenses of members of such committees, as well as other compensation claims.  In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.

The foregoing types of claims, costs, expenses, fees, and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims.

The Debtors submit that each impaired Class will receive under the Plan a recovery at least equal in value to the recovery such Class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Plan is a plan of liquidation without the additional costs and expenses attendant to a liquidation under chapter 7.  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee and (ii) the substantial increases in claims that would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time.  In the event litigation was necessary to resolve claims asserted in a chapter 7 case, the delay could be prolonged and administrative expenses increased.

D.  Feasibility

Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the Court finds that such plan is feasible.  A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor.  Since the Plan provides for the liquidation of the Debtors, the Court should find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet their post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases.  The Debtors believe that the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code.

E.  Classification of Claims and Equity Interests Under the Plan

The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code which requires that a chapter 11 plan place each claim or equity interest into a class with other claims or equity interests that are “substantially similar.”  The Plan establishes Classes of Claims and Equity Interests as required by the Bankruptcy Code and summarized above.  Administrative Expenses, Priority Tax Claims, and DIP Credit Agreement Claims are not classified.

F.  Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold the Confirmation Hearing.  The Confirmation Hearing is scheduled for __________, 2010 at _:__ _.m. (Eastern Time), or as soon thereafter as counsel may be heard, before the Honorable Robert E. Gerber, United States Bankruptcy Judge, in Room ___ of the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Customs House, One Bowling Green, New York, New York.  The Confirmation Hearing may be adjourned from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, must set forth the name of the objector and the nature and amount of claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court electronically in accordance with General Order M-242 (General Order M-242 and the User’s Manual for the Electronic Case Filing System can be found at http://www.nysb.ucourts.gov, the official website for the Bankruptcy Court), by registered users of the Bankruptcy Court’s case filing system and, by all other parties in interest, on a 3.5 inch disk, preferably in Portable Document Format (PDF), Wordperfect, or any other Windows-based word processing format (with a hard-copy delivered directly to Chambers), and shall be served in accordance with General Order M-182 (which can be found at http://www.nysb.uscourts.gov), upon (i) Weil, Gotshal & Manges LLP, attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153 (Attn:  Harvey R. Miller, Esq., Stephen Karotkin, Esq., and Joseph H. Smolinsky, Esq.), (ii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn:  Tracy Hope Davis, Esq.), (iii) Kramer Levin Naftalis & Frankel LLP, attorneys for the Creditors’ Committee, 1177 Avenue of the Americas, New York, New York  10036 (Attn:  Thomas Moers Mayer, Esq., Robert Schmidt, Esq., Lauren Macksoud, Esq., and Jennifer Sharret, Esq.), (iv) Caplin & Drysdale, Chartered, attorneys for the Asbestos Claimants’ Committee, 375 Park Avenue, 35th Floor, New York, New York 10152-3500 (Attn:  Elihu Inselbuch, Esq. and Rita C. Tobin, Esq.) and One Thomas Circle, N.W., Suite 1100, Washington, DC 20005 (Attn:  Trevor W. Swett III, Esq. and Kevin C. Maclay, Esq.), (v) Stutzman, Bromberg, Esserman & Plifka, attorneys for the Future Claimants’ Representative, 2323 Bryan Street, Suite 2200, Dallas, Texas 75201 (Attn:  Sander L. Esserman, Esq. and Robert T. Brousseau, Esq.), (vi) Cadwalader, Wickersham & Taft LLP, attorneys for the U.S. Treasury, One World Financial Center, New York, New York  10281 (Attn:  John J. Rapisardi, Esq.), and (viii) Vedder Price, P.C., attorneys for EDC, 1633 Broadway, 47th Floor, New York, New York  10019 (Attn:  Michael J. Edelman, Esq.) so as to be ACTUALLY RECEIVED no later than ____________2010, at 4:00 p.m. (Eastern Time).

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

At the Confirmation Hearing, the Bankruptcy Court must determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied and, upon demonstration of such compliance, the Bankruptcy Court will enter the Confirmation Order.

VIII. CONCLUSION

The Debtors believe the Plan is in the best interests of all creditors and urge the holders of impaired Claims in Class 3 (General Unsecured Claims) and Class 5 (Asbestos Personal Injury Claims) to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received not later than ________, 2010.

Dated:    New York, New York
  August 31, 2010

Respectfully submitted,

Motors Liquidation Company

By:	/s/ Ted Stenger
	Name:	Ted Stenger
	Title:	Executive Vice President

MLC of Harlem, Inc. MLCS, LLC MLCS Distribution Corporation Remediation and Liability Management Company, Inc. Environmental Corporate Remediation Company, Inc.

By: Motors Liquidation Company, as agent for each of the foregoing entities

By:	/s/ Ted Stenger
	Name:	Ted Stenger
	Title:	Executive Vice President

Counsel:

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for the Debtors
and Debtors in Possession

EXHIBIT A

Page

I.	INTRODUCTION	1

A.	Definitions and Exhibits	1

1.	Definitions	1

2.	Exhibits	1

B.	Notice to Creditors	1

1.	Scope of Plan	1

2.	Purpose of Disclosure Statement	2

C.	Disclosure Statement Enclosures	3

1.	Disclosure Statement Approval Order	3

2.	Notice of Confirmation Hearing	3

3.	Ballots	3

D.	Inquiries	3

E.	Summary Table of Classification and Treatment of Claims and Equity Interests Under the Plan	4

II.	OVERVIEW OF DEBTORS’ OPERATIONS AND CHAPTER 11 CASES	8

A.	Debtors’ Prepetition Business Operations	8

B.	Significant Events Leading to the Commencement of the Chapter 11 Cases	10

C.	The Restructuring of GM	16

D.	Debtors’ Prepetition Capital Structure	20

E.	The REALM/ENCORE Debtors	25

F.	The Chapter 11 Cases	26

1.	Commencement of the Chapter 11 Cases	26

2.	Appointment of the Creditors’ Committee	26

3.	Appointment of the Asbestos Claimants’ Committee and Future Claimants’ Representative	27

4.	DIP Financing	28

5.	363 Transaction	29

6.	Avoidance Action	31

i

(continued)

Page
7.	The Wind-Down Process	32

8.	Executory Contracts and Unexpired Leases/Dealerships	32

9.	Claims Process	33

10.	Reclamation Claims and 503(b)(9) Claims	34

11.	Assessment of Environmental Liabilities	35

12.	De Minimis Asset Sales	39

13.	Non-De Minimis Asset Sales	39

III.	OVERVIEW OF THE PLAN	40

A.	General	40

B.	Assets for Distribution Under the Plan	41

C.	Description and Summary Table of Classification and Treatment of Claims and Equity Interests Under the Plan	42

D.	Reservation of “Cram Down” Rights	52

E.	Administrative Expenses for the Debtors	52

F.	Provisions Governing Distributions Under the Plan	53

1.	Distribution Record Date	53

2.	Payments and Transfers on the Effective Date	53

3.	Repayment of Excess Cash to the U.S. Treasury and EDC	53

4.	Payment of Cash or Certain Assets to Charitable Organizations	54

5.	Distributions of Cash	55

6.	Sale of New Warrants About to Expire	55

7.	Delivery of Distributions and Undeliverable Distributions	55

8.	Withholding and Reporting Requirements	56

9.	Time Bar to Cash Payments	56

10.	Minimum Distributions and Fractional Shares	57

11.	Setoffs	57

12.	Transactions on Business Days	57

13.	Allocation of Plan Distributions Between Principal and Interest	57

(continued)

Page
G.	Means for Implementation and Execution of the Plan	58

1.	Substantive Consolidation	58

2.	The GUC Trust	59

a.	Execution of GUC Trust Agreement	59

b.	Purpose of GUC Trust	59

c.	GUC Trust Assets	59

d.	Governance of GUC Trust	59

e.	The GUC Trust Administrator and the GUC Trust Monitor	59

f.	Role of the GUC Trust Administrator	60

g.	Role of the GUC Trust Monitor	60

h.	Transferability of GUC Trust Interests	60

i.	Cash	61

j.	Costs and Expenses of the GUC Trust Administrator	61

k.	Compensation of the GUC Trust Administrator	61

l.	Distribution of GUC Trust Assets	61

m.	Retention of Professionals by the GUC Trust Administrator and the GUC Trust Monitor	61

n.	U.S. Federal Income Tax Treatment of GUC Trust	61

o.	Dissolution	62

p.	Indemnification of the GUC Trust Administrator and the GUC Trust Monitor	62

q.	Closing of Chapter 11 Cases	63

3.	The Asbestos Trust	63

a.	Execution of Asbestos Trust Agreement	63

b.	Purpose of Asbestos Trust	63

c.	Assumption of Certain Liabilities by Asbestos Trust	63

d.	Asbestos Trust Assets	64

e.	Governance of Asbestos Trust	64

(continued)

Page
f.	The Asbestos Trust Administrator(s)	64

g.	Role of the Asbestos Trust Administrator	64

h.	Nontransferability of Asbestos Trust Interests	64

i.	Cash	64

j.	Costs and Expenses of the Asbestos Trust Administrator(s)	64

k.	Allowance of Asbestos Personal Injury Claims	65

l.	Distribution of Asbestos Trust Assets	65

m.	Retention of Professionals by the Asbestos Trust Administrator(s)	65

n.	U.S. Federal Income Tax Treatment of Asbestos Trust	65

o.	Dissolution	65

p.	Indemnification of the Asbestos Trust Administrator(s)	66

4.	The Environmental Response Trust	66

a.	Environmental Response Trust Agreement and Environmental Response Trust Consent Decree and Settlement Agreement	66

b.	Purpose of Environmental Response Trust	67

c.	Environmental Response Trust Assets	67

d.	Governance of Environmental Response Trust	67

e.	Role of Environmental Response Trust Administrative Trustee	68

f.	Nontransferability of Environmental Response Trust Interests	68

g.	Cash	68

h.	Indemnification of Environmental Response Trust Administrative Trustee	68

i.	U.S. Federal Income Tax Treatment of Environmental Response Trust	68

5.	The Avoidance Action Trust	69

(continued)

Page
a.	Execution of Avoidance Action Trust Agreement	69

b.	Purpose of Avoidance Action Trust	70

c.	Avoidance Action Trust Assets	70

d.	Governance of Avoidance Action Trust	70

e.	The Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor	70

f.	Role of the Avoidance Action Trust Administrator	70

g.	Role of the Avoidance Action Trust Monitor	71

h.	Nontransferability of Avoidance Action Trust Interests	71

i.	Cash	71

j.	Distribution of Avoidance Action Trust Assets	71

k.	Costs and Expenses of Avoidance Action Trust	72

l.	Compensation of the Avoidance Action Trust Administrator	72

m.	Retention of Professionals by the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor	72

n.	U.S. Federal Income Tax Treatment of Avoidance Action Trust	72

o.	Dissolution	75

p.	Indemnification of the Avoidance Action Trust Administrator and the Avoidance Action Trust Monitor	76

q.	Cooperation Regarding Insurance Matters	76

6.	Securities Law Matters	77

7.	Cancellation of Existing Securities and Agreements	78

8.	Equity Interests in MLC Subsidiaries Held by the Debtors	78

9.	Administration of Taxes	78

10.	Dissolution of the Debtors	79

11.	Determination of Tax Filings and Taxes	79

12.	Books and Records	80

v

(continued)

Page
13.	Corporate Action	81

14.	Effectuating Documents and Further Transactions	82

H.	Procedures for Resolving and Treating Disputed Claims	82

1.	Objections to Claims and Resolution of Disputed Claims	82

2.	No Distribution Pending Allowance	83

3.	Estimation	83

4.	Allowance of Disputed Claims	84

5.	Dividends	84

I.	Treatment of Executory Contracts and Unexpired Leases	84

1.	Executory Contracts and Unexpired Leases	84

2.	Approval of Rejection of Executory Contracts and Unexpired Leases	84

3.	Claims Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan	84

J.	Releases Granted Pursuant to the Plan	85

1.	Limited Releases	85

2.	Exculpation	86

K.	Conditions Precedent to Effectiveness of Plan	86

1.	Condition Precedent to Confirmation of Plan	86

2.	Conditions Precedent to Effective Date	86

3.	Satisfaction and Waiver of Conditions	87

4.	Effect of Nonoccurrence of Conditions to Consummation	87

L.	Effects of Confirmation of Plan	87

1.	Vesting of Assets	87

2.	Release of Assets from Bankruptcy Court Jurisdiction	88

3.	Binding Effect	88

4.	Term of Injunction or Stays	88

5.	Term Loan Avoidance Action; Offsets	88

6.	Injunction	88

7.	Injunction Against Interference with Plan	89

(continued)

Page
8.	Special Provisions for the United States	89

M.	Retention of Jurisdiction by Bankruptcy Court	89

N.	Dissolution of Committees	91

O.	Exemption from Transfer Taxes	92

IV.	ALTERNATIVES TO THE PLAN	92

A.	Liquidation Under Chapter 7 of the Bankruptcy Code	93

B.	Alternative Chapter 11 Plan	93

C.	Certain Risk Factors	93

V.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	93

A.	Consequences to the Debtors	95

1.	Treatment of the Asbestos Trust	96

2.	Treatment of the GUC Trust	97

3.	Treatment of the Avoidance Action Trust	97

4.	Treatment of the Environmental Response Trust	98

B.	Consequences to Holders of General Unsecured Claims	99

1.	Reorganization Treatment	100

2.	Fully Taxable Exchange	101

3.	Character of Gain or Loss	102

4.	Distribution with Respect to Accrued but Unpaid Interest	103

5.	Ownership and Disposition of New GM Stock	104

a.	Dividends	104

b.	Sale, Redemption, or Repurpose	105

6.	Ownership, Disposition, and Exercise of New Warrants	105

7.	Tax Treatment of the Avoidance Action Trust and the Avoidance Action Trust Beneficiaries	105

a.	Classification of the Avoidance Action Trust	105

b.	General Tax Reporting by the Avoidance Action Trust and the Avoidance Action Trust Beneficiaries	106

(continued)

Page
c.	Tax Reporting for Avoidance Action Trust Assets Allocable to Disputed Claims	109

C.	Consequences to Holders of Asbestos Personal Injury Claims	109

D.	Information Reporting and Withholding	110

E.	Consequences to Non-U.S. Holders of Notes	110

1.	Distributions Under the Plan	111

a.	Accrued Interest	112

b.	Treaty Benefits	112

c.	Foreign Government Exemption	112

2.	Ownership and Disposition of New GM Securities	113

a.	Dividends	113

b.	Sale, Redemption, or Repurchase	113

c.	Information Reporting and Backup Withholding	114

VI.	VOTING PROCEDURES AND REQUIREMENTS	115

A.	Ballots and Voting Deadline	115

B.	Holders of Claims Entitled to Vote	116

C.	Votes Required for Acceptance by a Class	116

D.	Voting Procedures	116

1.	Holders of Claims in Classes 3 and 5	116

2.	Withdrawal of Ballot or Master Ballot	116

VII.	CONFIRMATION OF THE PLAN	117

A.	Acceptance of the Plan	117

B.	Confirmation of the Plan If a Class Does Not Accept the Plan/No Unfair Discrimination/Fair and Equitable Test	117

C.	Best Interests Test	118

D.	Feasibility	120

E.	Classification of Claims and Equity Interests Under the Plan	120

F.	Confirmation Hearing	120

VIII.	CONCLUSION	122